Filed Pursuant to Rule 424(b)(5)
Registration No. 333-170923

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell, and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2013

PROSPECTUS SUPPLEMENT

to Prospectus dated February 17, 2011

HUNGARY

US$

    % Notes due

The US$                     % Notes due                      (the “Notes”) bear interest at the rate of                     % per year, accruing from                     , 2013. Interest on the Notes is payable on                      and                      of each year, beginning on                     , 2013. The Notes will mature on                     . The Notes are not redeemable prior to maturity. The Notes will constitute direct, unconditional, unsecured and general obligations of Hungary (“Hungary” or “we”). The Notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of Hungary. The full faith and credit of Hungary will be pledged for the due and punctual payment of all principal and interest on the Notes.

The Notes contain “collective action clauses” that permit Hungary, with the consent of the holders of 75% of the principal amount of the Notes, to amend the terms of the Notes (including the principal amount, currency of payment, maturity and all other terms) or to exchange them for other securities.

We are offering the Notes globally for sale in the United States and elsewhere where such offer and sale is permitted. Application will be made to list and trade the Notes on the London Stock Exchange in accordance with its rules.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus Supplement and the accompanying Prospectus do not comprise prospectuses for the purposes of Directive 2003/71/EC, as amended (the “Prospectus Directive”). Hungary is exempt from the obligation to comply with the Prospectus Directive as it is a sovereign member state of the European Union.

	Per Note		Total
Public Offering Price(1)		%	$
Underwriting Discount		%	$
Proceeds, before expenses, to Hungary		%	$

(1)	Interest on the Notes will accrue from , 2013 to the delivery date.

The underwriters expect to deliver the Notes to purchasers on or about                     , 2013, only in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its direct and indirect participants, including, Euroclear Bank S.A./N.V. (“Euroclear”) and/or Clearstream Banking, S.A. (“Clearstream”).

Joint Book-Running Managers

BNP PARIBAS	Citigroup	Deutsche Bank Securities	Goldman Sachs International

The date of this Prospectus Supplement is                     , 2013.

Prospectus Supplement

Prospectus

INTRODUCTION

This Prospectus Supplement supplements the accompanying Prospectus relating to the debt securities of Hungary. You should read this Prospectus Supplement along with the accompanying Prospectus. Both documents contain information you should consider when making your investment decision. Certain other documents are incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. If the information in this Prospectus Supplement differs from the information contained in the accompanying Prospectus or any document that is incorporated by reference, you should rely on the information in this Prospectus Supplement.

Official economic data in this Prospectus Supplement, the accompanying Prospectus and any documents incorporated by reference may not be directly comparable with data produced by other sources. Although a range of government ministries, including the Ministry for National Economy, Magyar Nemzeti Bank (the “National Bank of Hungary” or “NBH”) and the Central Statistical Office, produce statistics on Hungary and its economy, there can be no assurance that these statistics are comparable with those compiled by other bodies, or in other countries, which may use different methodologies. Prospective investors in the Notes should be aware that figures relating to Hungary’s Gross Domestic Product (“GDP”) and many other aggregate figures cited in this Prospectus Supplement, the accompanying Prospectus and documents incorporated by reference have been prepared in accordance with European Union standards and may differ from figures prepared by international bodies, such as the International Monetary Fund, which use a different methodology. The existence of an unofficial or unobserved economy may affect the accuracy and reliability of statistical information. Prospective investors should be aware that none of the statistical information in this Prospectus Supplement, the accompanying Prospectus and documents incorporated by reference has been independently verified.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Hungary or the underwriters. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to buy or a solicitation of an offer to sell any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any exchange, purchase or sale made hereunder shall, under any circumstances, create any implication that the information in this Prospectus Supplement and the accompanying Prospectus is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of Hungary since such date.

Hungary accepts responsibility for the information it has provided in this Prospectus Supplement and the accompanying Prospectus and, after having taken all reasonable care and to the best of its knowledge, confirms that:

•	the information contained in this Prospectus Supplement and the accompanying Prospectus is true and correct in all material respects and is not misleading, and

•	it has not omitted other facts the omission of which makes this Prospectus Supplement and the accompanying Prospectus as a whole misleading.

The Notes are debt securities of Hungary, which are being offered globally for sale in the United States and elsewhere where such offer and sale is permitted. Offers and sales of the Notes in the United States are being made pursuant to a registration statement on Schedule B that we filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended. This Prospectus Supplement and the accompanying Prospectus are part of the registration statement. The accompanying Prospectus provides you with a general description of the securities that Hungary may offer, and this Prospectus Supplement contains specific information about the terms of the Notes. This document also adds, updates or

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changes information provided or incorporated by reference in the accompanying Prospectus. Consequently, before you decide to participate in the offering, you should read this Prospectus Supplement together with the accompanying Prospectus as well as the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

A decision to participate or not participate in the offering will involve certain risks. It is important that you read “Risk Factors” beginning on page S-7 of this Prospectus Supplement.

None of this Prospectus Supplement, the accompanying Prospectus nor any document incorporated herein or therein by reference is intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by any of Hungary or the underwriters that any recipient of this Prospectus Supplement, the accompanying Prospectus or any document incorporated by reference should purchase Notes.

You must comply with all laws that apply to you in any place in which you possess this Prospectus Supplement and the accompanying Prospectus. You must also obtain any consents or approvals that you need in order to purchase Notes. Neither Hungary nor the underwriters are responsible for your compliance with these legal requirements. It is important that you read “Underwriting—Notice to Investors” beginning on page S-64 of this Prospectus Supplement.

Hungary has prepared this Prospectus Supplement and the accompanying Prospectus and is responsible for their contents. You are responsible for making your own examination of Hungary and your own assessment of the merits and risks of purchasing Notes pursuant to the offering. By purchasing Notes, you will be deemed to have acknowledged that:

•	you have reviewed the offering;

•	you have had an opportunity to request and review any additional information that you may need; and

•	the underwriters are not responsible for, and are not making any representation to you concerning, the accuracy or completeness of the offering.

Data and descriptions in this Prospectus Supplement relating to legal, business, tax or other issues are for informational purposes only and thus Hungary and the underwriters are not providing you with any legal, business, tax or other advice in the offering. You should consult with your own advisors as needed to assist you in making your investment decision and to advise you whether you are legally permitted to purchase Notes. We cannot guarantee that the application to the London Stock Exchange for listing of the Notes will be approved, and settlement of the Notes is not conditioned on obtaining this listing.

As used in this Prospectus Supplement, “business day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or London.

In this Prospectus Supplement, all amounts are expressed in Hungarian forints (“HUF”), Euros (“€” or “Euro”), Special Drawing Rights (“SDR”) or U.S. dollars (“USD”, “US$”, “$”), except as otherwise specified.

Hungary is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Hungary. Hungary will irrevocably submit to the jurisdiction of the Federal and State courts in The City of New York, and will irrevocably waive immunity from the jurisdiction (including sovereign immunity but not any immunity from execution or attachment or process in the nature thereof) of such courts and any objection to venue, in connection with any action arising out of or based upon the Notes brought by any holder of Notes. In the event investors attempt to enforce a judgment against Hungary by attempting to attach assets located outside Hungary, such assets may be immune from attachment notwithstanding Hungary’s waiver of sovereign immunity. Furthermore, Hungary will not agree to

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waive its right to sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 (the “Immunities Act”) with regard to actions brought against it under United States federal securities laws or any state securities laws, or against present or future “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed in 1961, “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963, any other property or assets used solely or mainly for official state purposes in Hungary or elsewhere and/or military property or military assets or property or assets of Hungary related thereto, and any non-transferable national assets and national assets with priority importance as defined in or in accordance with applicable Hungarian laws. In the absence of a waiver of immunity by Hungary with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against Hungary unless a court were to determine that Hungary is not entitled under the Immunities Act to sovereign immunity with respect to such action. See also “Enforcement of Judgments” and “Description of the Debt Securities—Governing Law” in the accompanying Prospectus.

In connection with the issue of the Notes, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the underwriters or any person acting for the underwriters may over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However there is no assurance that the underwriters (or any person acting on behalf of the underwriters) will undertake such stabilizing action. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end at no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of allotment of the Notes.

The distribution of this Prospectus Supplement and the accompanying Prospectus and the offering of the Notes in certain jurisdictions is restricted by law. Persons who acquire this Prospectus Supplement and the accompanying Prospectus are required by Hungary and the underwriters to inform themselves about, and to observe, any such restrictions. See “Underwriting—Notice to Investors” in this Prospectus Supplement.

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FORWARD-LOOKING STATEMENTS

This Prospectus Supplement and the accompanying Prospectus and the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus include or may include forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended. All statements other than statements of historical facts included in this Prospectus Supplement, the accompanying Prospectus and any document incorporated by reference in this Prospectus Supplement and the accompanying Prospectus regarding (among other things) Hungary’s economy, fiscal condition, politics, debt or prospects, may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” “could,” “should,” “would” or similar terminology. Such statements include, but are not limited to, statements in this Prospectus Supplement, the accompanying Prospectus and documents incorporated by reference which refer to:

•	expected budget amounts for any future fiscal year of Hungary;

•	estimated future budget results;

•	estimated future macroeconomic indicators;

•	expected expenditure cuts for 2013 and 2014;

•	the 2013 financing plan;

•	future privatizations and revenue from them;

•	future development of the current account, inflation and exchange rates;

•	future GDP growth or contraction, as applicable;

•	the financial sector;

•	future development and sustainability of health care and pension systems;

•	foreign direct investment (“FDI”) in 2013 and 2014;

•	the Convergence Programme, future participation of Hungary in the European exchange rate mechanics (ERM II), and the future introduction of the Euro as the official Hungarian currency;

•	the Structural Reform Plan;

•	deficit reduction plans;

•	any future IMF or World Bank stand-by or other credit facility;

•	any economic or financing plans, revenue, reverse exchange rates, inflation or other economic or macroeconomic data since the most recent applicable period set out herein; and

•	expected future payments on public debt.

By their nature, forward-looking statements involve risk and uncertainty, and other factors described in the context of such forward-looking statements could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although Hungary believes that expectations reflected in its forward-looking statements are reasonable at this time, there can be no assurance that such expectations will prove to have been correct.

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DOCUMENTS INCORPORATED BY REFERENCE

Hungary files Annual Reports on Form 18-K with the Commission on a voluntary basis. Hungary’s Annual Report on Form 18-K for the fiscal year ended December 31, 2011, as amended by an amendment filed with the Commission on January 30, 2013 on Form 18-K/A and as further amended from time to time (the “Annual Report”), is hereby incorporated by reference into this Prospectus Supplement. Any statement or financial data in the Annual Report will be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement or financial data contained in this Prospectus Supplement modifies or supersedes such statement or financial data in the Annual Report.

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SUMMARY

This summary should be read as an introduction to this Prospectus Supplement and the accompanying Prospectus. Any decision to invest in the Notes by an investor should be based on consideration of this Prospectus Supplement and the accompanying Prospectus as a whole.

The Issuer

Overview

Hungary lies in Central Europe and covers an area of approximately 93,000 square kilometers. Hungary is bordered by seven countries: Slovakia and Ukraine to the north, Romania to the east, Serbia and Croatia to the south, and Slovenia and Austria to the west. The Danube River crosses Hungary, connecting the country with ports on the Black Sea. Hungary has historically been a nexus of social and cultural life and a trade link between Eastern and Western Europe. Hungary’s capital is Budapest.

Currently, the population of Hungary is approximately 9.9 million. Approximately 66% of the population lives in urban areas and approximately 1.7 million live in Budapest, which is the political, administrative, cultural and commercial center of Hungary. While approximately 97% of the population is Magyar, there are minorities of Armenian, Bulgarian, Croat, Greek, German, Polish, Roma, Romanian, Ruthenian, Serb, Slovak, Slovenian and Ukrainian ethnicity.

Government

Hungary is a republic with a representative form of government. In 1989, the previous Constitution was adopted, instituting a multi-party democratic government, making Hungary one of the first formerly communist countries in Central and Eastern Europe to undertake democratic reform. On April 18, 2011, the Parliament adopted the Fundamental Law of Hungary as the new constitution of Hungary, which was promulgated on April 25, 2011 and went into effect on January 1, 2012 (the “Fundamental Law”). Until December 31, 2011, the country was known as “The Republic of Hungary”. Pursuant to the Fundamental Law, the country changed its name and is now known as “Hungary.”

The President of Hungary is the head of the state, elected by Parliament for a term of five years. The President may, but need not, be elected from the members of Parliament (but cannot be both President and a member of Parliament at the same time). The President may only be re-elected once. The President’s authority is limited. Most of the actions taken by the President require the countersignature of the Prime Minister or the appropriate minister.

The government of Hungary (the “Government”) consists of the Prime Minister and other ministers forming the Cabinet (currently 10 ministers). The Government is charged with the executive function of Hungary and with proposing legislation to Parliament. The Prime Minister and the Government’s program are approved by a simple majority vote of Parliament. The Prime Minister is nominated by the President of Hungary and elected by Parliament to serve for four years. If the Prime Minister loses his/her office for any reason, such as resignation, death or removal through a no-confidence vote, and, therefore, the Government loses its mandate, a new Prime Minister will be elected by the Parliament with a mandate that expires after the next general election. The other ministers are nominated by the Prime Minister and appointed and removed by the President. There are two substitute prime ministers, nominated by the Prime Minister, who shall replace the Prime Minister until the election of the new Prime Minister, if he/she loses his/her office by reason of death, loss of his/her voting right or conflict of interest.

The single-chamber Hungarian Parliament is the country’s supreme legislative body. The Parliament elects the President, the Prime Minister, the members of the Constitutional Court, the President and Vice-Presidents of

the State Audit Office, the President of the Supreme Court and the Attorney General. Members of Parliament are elected by popular vote for four-year terms. Elections were held using a combination of individual constituency voting (the candidate receiving the most votes in a particular district being elected from that district) and proportional voting (parties receiving at least 5% of the popular vote proportionally dividing a set number of seats). On December 23, 2011, the Parliament adopted the Act on the Elections of Members of Parliament of Hungary, which stipulates that the 199 Members of the Parliament shall be elected by universal, equal, secret and direct ballot. The system is a mixed and one-round election system. This new law will first apply at the next general elections.

On November 28, 2011, the Parliament adopted the Act on Organisation and Administration of Courts and a separate Act on Legal Status and Remuneration of Judges. In accordance with these Acts, the Hungarian judiciary became a four-level court system, consisting of the Supreme Court (under its new name—‘Curia’), the Courts of Appeal, the County Courts (including the Metropolitan Court of Budapest), the Local Courts and—replacing the previous labour courts operating along side certain local courts—new special courts (‘Public Administration and Labour Tribunals’) established for labour and public administration cases.

The Constitutional Court is separate from the regular Hungarian judiciary. It decides on the constitutionality of legislation and other actions as set forth in the Fundamental Law. The Constitutional Court may annul any law or legal measure that it determines (within its jurisdiction) to be unconstitutional. Justices of the Constitutional Court serve for twelve-year terms.

The Fundamental Law provides, among other things, that, subject to certain exceptions, no budget may be adopted which would increase the debt of Hungary above 50% of its GDP (and during such periods that Hungary’s debt is higher than 50% of its GDP, as is currently the case, no budget may be adopted that would increase the debt), a tightened scope of revisionary power by the constitutional court and the consolidation of two-third majority votes required in respect of the amendment or promulgation of substantial acts of Parliament.

The latest Parliamentary elections were held in April 2010. The Fidesz-Hungarian Civic Union and the Christian Democrats People’s Party formed an alliance before the elections and obtained a majority of the Parliamentary seats in the 2010 elections. Mr. Viktor Orbán was proposed by the then current President of Hungary and was elected by Parliament to serve as the new Prime Minister. On April 16, 2012, the Parliament adopted the Act on Parliament, which changed the operation of the Parliament, the rules of Parliamentary Members’ remuneration and the rules regarding conflicts of interest. Principal provisions of this Act on Parliament include the rules of formation and operation of Parliament, the legal status and duties of the parliamentary officials and rules of their election, the functions and operational rules of standing and ad hoc parliamentary committees.

Selected Hungarian Economic Indicators

The following table sets out certain macroeconomic statistics regarding Hungary for the periods indicated:

Selected Macroeconomic Statistics

	As of and for the year ended December 31,
	2007	2008	2009	2010	2011	2012(1)
Economic Data(2)
Nominal GDP (HUF billion)	24,989.9	26,543.3	25,626.5	26,607.3	27,886.4	20,500.3	(7)
Real GDP (growth in %)	0.1	0.9	(6.8)	1.3	1.6	(1.3	)(7)
Real exports (growth in %)	15.0	5.7	(10.2)	14.2	6.3	2.7	(7)
Real imports (growth in %)	12.8	5.5	(14.8)	12.7	5.0	0.2	(7)
Rate of unemployment (%)	7.4	7.8	10.0	10.2	10.9	10.9
Consumer prices (growth in %)	8.0	6.1	4.2	4.9	3.9	5.7
Producer prices (growth in %)	0.2	5.0	4.9	4.5	4.2	4.3

State Budget; Public and External Debt(3)
State budget surplus (HUF billion)	(1,361.4)	(918.4)	(528.7)	(1,128.5)	1,600.7	607.5	(4)
as a % of GDP	(5.5)	(3.5)	(4.0)	(4.2)	(5.7)	(2.1	)(4),(8)
Total revenue (HUF billion)	11,636.9	12,548.1	12,911.0	12,410.5	12,937.0	14,395.4	(4)
as a % of GDP	46.6	47.3	50.4	46.6	46.4	49.6	(4),(8)
Public debt (HUF billion), unconsolidated	15,585.5	18,103.9	18,964.9	20,041.0	20,955.5	20,720.1
as a % of GDP	62.4	68.2	74.0	75.3	75.1	71.3	(8)
External public debt (HUF billion)	4,472.6	6,774.8	8,468.5	8,842.8	10,170.4	8,326.6
as a % of GDP	17.9	25.5	33.0	33.2	36.5	28.7	(8)

Balance of Payments Data(5)
Current account (€ billion)	(7.2)	(7.8)	(0.2)	1.0	0.9	1.2	(7)
as a % of GDP	(7.3)	(7.3)	(0.2)	1.1	0.9	1.7	(7)
Exports (€ billion)(6)	80.4	85.9	70.7	83.6	90.8	69.0	(7)
Imports (€ billion)(6)	79.7	85.6	66.3	77.5	84.2	63.0	(7)
NBH’s foreign exchange reserves (€ billion)	16.4	24.0	30.7	33.7	37.8	33.9

Sources:	Hungarian Central Statistical Office (“CSO”), National Bank of Hungary (“NBH”), and Ministry for National Economy (“MNE”) and Government Debt Management Agency Pte. Ltd. (“GDMA”)

Notes:—

(1)	Preliminary data.
(2)	Derived from data published by the CSO, and GDP growth rates are unadjusted for calendar day effect.
(3)	Derived from the government budget as published by the MNE.
(4)	Non-consolidated data excluding local governments.
(5)	Derived from data published by the NBH.
(6)	Including goods and services.
(7)	Data for the first three quarters of 2012.
(8)	Based on projected GDP of HUF 29,041 billion for the year 2012.

THE NOTES AND THE OFFERING

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus.

Issuer:	Hungary

Securities Offered:	US$ % Notes due .

Maturity Date:	.

Issue Price of the Notes:	% of the principal amount of the Notes, plus accrued and unpaid interest from and including , 2013 but excluding the delivery date.

Issue Date:	The Notes are expected to be issued on or about , 2013.

Interest Rate:	% per annum.

Calculations:	Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest Payment Dates:	and of each year, commencing , 2013.

Redemption:	The Notes are not subject to redemption prior to maturity. At maturity, the Notes will be redeemed at par.

Ranking:	The Notes constitute direct, unconditional, general and unsecured obligations of Hungary and will rank at least equally, without any preference among themselves, in right of payment with all present and future unsecured and unsubordinated general obligations of Hungary on or after the date the Notes are issued, except for such obligations as may be preferred by mandatory provisions of applicable law. The full faith and credit of Hungary will be pledged for the due and punctual payment of all principal and interest on the Notes.

Markets:	The Notes are offered for sale in those jurisdictions where it is legal to make such offers. See “Underwriting—Notice to Investors.”

Listing and Admission to Trading:	Application will be made to list and trade the Notes on the London Stock Exchange.

Risk Factors:	Risks Relating to the Notes

•	The trading market for the Notes may be volatile and may be adversely impacted by many factors.

•	There may be no active trading market for the Notes.

•

Certain economic risks are inherent in any investment denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities.

•	The Notes may not be a suitable investment for all investors.

•	The Notes are unsecured.

•	The Notes will contain provisions that permit Hungary to amend the payment terms without the consent of all holders.

•	Legal investment considerations may restrict certain investments.

Risk Factors Relating to Hungary

•	Hungary is a foreign sovereign state and accordingly it may be difficult for you to obtain or enforce judgments against it in U.S. courts.

•	Hungary’s economy and economic growth are vulnerable to adverse external factors, including future economic difficulties of its major trading partners.

•	There can be no assurance that Hungary’s credit rating will not change.

Form:	The Notes will be book-entry securities in fully registered form, without coupons, registered in the name of Cede & Co., as nominee of DTC, in minimum denominations of US$2,000 and integral multiples thereof.

Clearance and Settlement:	Beneficial interests in the Notes will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the Notes will be issued in definitive form. Investors may elect to hold interests in the Notes through DTC or indirectly through organizations that are participants in such systems, including Euroclear or Clearstream. See “Description of Notes—Global Clearance and Settlement.”

Paying Agent:	Citibank, N.A.

Payment of Principal and Interest:	Principal and interest on the Notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the Notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of the DTC. See “Description of the Notes—Payments” and “—Global Clearance and Settlement.”

Fiscal Agency Agreement:	The Notes will be issued pursuant to the Fiscal Agency Agreement, dated as of January 29, 2010, among Hungary, the Fiscal Agent and the Paying Agent.

Fiscal Agent:	Citibank, N.A.

Default:	The Notes will contain events of default, the occurrence of which may result in the acceleration of Hungary’s obligations under the Notes prior to maturity. See “Description of the Debt Securities—Events of Default and Acceleration; Collective Action Securities—Event of Default; Event of Acceleration” in the accompanying Prospectus.

Collective Action Securities:	The Notes will be collective action securities under the Fiscal Agency Agreement. The Notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by Hungary and described in the accompanying Prospectus. The provisions described in this Prospectus Supplement will govern the Notes. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Hungary may amend certain key terms of the Notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding Notes. Additionally, if an event of default has occurred and is continuing, the Notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding Notes. These provisions are described in the sections entitled “Description of the Debt Securities—Events of Default and Acceleration; Collective Action Securities—Event of Default; Event of Acceleration” and “—Meeting of Holders of Debt Securities; Modification” in the accompanying Prospectus.

Sinking Fund:	None.

Taxation:	For a discussion of United States and Hungarian tax consequences associated with the Notes, see “Taxation” in this Prospectus Supplement. Investors should consult their tax advisors in determining the non-U.S., U.S. federal, state, and local, and any other tax consequences to them of the purchase, ownership and disposition of the Notes.

Principal of and interest on the Notes are payable by Hungary without withholding or deduction for Hungarian withholding taxes to the extent set forth herein. See “Taxation—Hungarian Taxation.”

Governing Law:	The Notes will be governed by the laws of the State of New York, without regard to the conflicts of law principles of the State of New York, except for Hungary’s authorization and execution procedures and any other matters that must be governed by the laws of Hungary.

ISIN:

CUSIP:

Common Code:

RISK FACTORS

You should read this entire Prospectus Supplement and the accompanying Prospectus carefully. Words and expressions defined elsewhere in this Prospectus Supplement and the accompanying Prospectus have the same meanings in this section. Investing in the Notes involves certain risks. In addition, the purchase of the Notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the Notes. You should make your own inquiries as you deem necessary without relying on Hungary or any underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the Notes. You should consider, among other things, the following:

Risks Relating to the Notes

The trading market for the Notes may be volatile and may be adversely impacted by many factors.

The market for the Notes issued by Hungary is influenced by economic and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and European and other industrialized countries. There can be no assurance that events in the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the Notes or that economic and market conditions will not have any other adverse effect.

There may be no active trading market for the Notes.

The Notes are a new issue of securities with no established trading market. There can be no assurance that an active trading market for the Notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the Notes does not develop or is not maintained, the market or trading price and liquidity of the Notes may be adversely affected. If the Notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of Hungary. Although an application will be made to list and trade the Notes on the London Stock Exchange, there is no assurance that such application will be accepted or that an active trading market will develop or will be maintained.

Certain economic risks are inherent in any investment denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities.

An investment in a security denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the U.S. dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the U.S. dollar and the home currency. Such risks generally depend on events over which Hungary has no control, such as economic and political events and the supply of and demand for the U.S. dollar and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the U.S. dollar against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.

The Notes may not be a suitable investment for all investors.

You must determine the suitability of investment in the Notes in the light of your own circumstances. In particular, you should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of the Notes and the merits and risks of investing in the Notes;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact the Notes will have on your overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes, including where the currency for principal or interest payments is different from your currency;

(iv)	understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

The Notes are unsecured.

The Notes constitute unsecured obligations of Hungary.

The Notes will contain provisions that permit Hungary to amend the payment terms without the consent of all holders.

The Notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the Notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding global bonds. See “Description of the Debt Securities—Events of Default and Acceleration; Collective Action Securities—Event of Default; Event of Acceleration” and “—Meeting of Holders of Debt Securities; Modifications” in the accompanying Prospectus.

Legal investment considerations may restrict certain investments.

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisers to determine whether and to what extent (1) the Notes are legal investments for you, (2) the Notes can be used as collateral for various types of borrowing and (3) other restrictions apply to your purchase or pledge of any Notes. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of Notes under any applicable risk-based capital or similar rules.

Risk Factors Relating to Hungary

Hungary is a foreign sovereign state and accordingly it may be difficult for you to obtain or enforce judgments against it in U.S. courts.

Hungary is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against Hungary. See “Introduction” in this Prospectus Supplement and “Enforcement of Judgments” and “Description of the Debt Securities—Governing Law” in the accompanying Prospectus.

Hungary will irrevocably submit to the jurisdiction of the Federal and State courts in The City of New York, and will irrevocably waive immunity from the jurisdiction (including sovereign immunity but not any immunity from execution or attachment or process in the nature thereof) of such courts and any objection to venue, in connection with any action arising out of or based upon the Notes brought by any holder of Notes.

In the event you attempt to enforce a judgment against Hungary by attempting to attach assets located outside Hungary, such assets may be immune from attachment notwithstanding Hungary’s waiver of sovereign immunity. Furthermore, Hungary will not agree to waive its right to sovereign immunity under the Immunities Act with regard to actions brought against it under United States federal securities laws or any state securities laws, or against present or future “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed in 1961, “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963, any other property or assets used solely or mainly for official state purposes in Hungary or elsewhere and/or military property or military assets or property or assets of Hungary related thereto and any non-transferable national assets and national assets with priority importance as defined in or in accordance with applicable Hungarian laws. In the absence of a waiver of immunity by Hungary with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against Hungary unless a court were to determine that Hungary is not entitled under the Immunities Act to sovereign immunity with respect to such action.

Hungary’s economy and economic growth are vulnerable to adverse external factors, including future economic difficulties of its major trading partners.

Hungary’s economy and macroeconomic goals are susceptible to adverse external factors, including the ongoing instability in the international financial markets and the recent turmoil in the European banking system and the sovereign debt market of certain members of the European Monetary System. If economic recovery from the global recession is slow or stalls and Hungary’s primary trading partners continue to experience economic difficulties or euro area members experience difficulties issuing securities in the sovereign debt market or servicing existing debt, it could result in fewer exports by Hungary, which relies on the export market. The European Union, particularly Germany, is Hungary’s largest export market. A decline in demand for imports from Hungary’s major trading partners, such as the European Union, from whatever source, could have a material adverse impact on Hungary’s balance of trade and adversely affect Hungary’s economic growth.

There can be no assurance that Hungary’s credit rating will not change.

Long-term foreign currency and local currency debt of Hungary is currently rated BB by Standard & Poor’s, with a stable outlook, and Ba1 by Moody’s, with a negative outlook. Hungary’s foreign currency and local currency sovereign credit rating issued by Fitch Ratings are currently BB+ and BBB-, respectively, with a stable outlook. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in Hungary’s credit rating could adversely affect the trading price of the Notes.

HUNGARY

The information included in this section supplements the information about Hungary contained in Hungary’s Annual Report. To the extent the information in this section is inconsistent with the information contained in the Annual Report, the information in this section supersedes and replaces such information. Initially capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report.

Background

The Hungarian economy has undergone a radical transformation since the fall of communism in 1989. As with other post-communist countries in the region, the Hungarian economy during the last 20 years can be characterized by economic dislocation at the beginning of the 1990s, with gradual improvement as reforms were implemented. The highlights of these economic reforms and trends include:

(i)	FDI (the total amount of capital invested in Hungary from abroad) has generally increased since 1995, reaching €91.7 billion as of the end of the third quarter of 2012. During the first three quarters of 2012, the balance of net direct investment amounted to €786 million inflow, compared to a €1,093 million outflow during the same period of 2011. See “—Balance of Payments—Foreign Direct Investment”; and

(ii)	between 2002 and 2005, the general government deficit according to the European System of Accounts 95 (“ESA”) methodology as a percentage of GDP generally decreased, reaching 7.9% of GDP in 2005, but increased to 9.5% in 2006. The government deficit as a percentage of GDP decreased in 2007 and 2008, reaching 5.1% and 3.7%, respectively, increased to 4.5% in 2009, reached the same level of 4.5% in 2010, became a surplus of 4.3% in 2011 and returned to a deficit of 1.8% in the first three quarters of 2012. Under the Stability and Growth Pact, EU Member States such as Hungary agree to maintain a deficit-to-GDP ratio of 3%. If a Member State exceeds this deficit limit, an excessive deficit procedure is triggered, which is a series of steps designed to encourage the Member State to comply with the deficit ceiling. In the view of the European Council, the surplus in 2011 was attributable to one-off measures such as the transfer of pension assets from private pension schemes to the government and without such measures the deficit would have exceeded 3% of GDP. Accordingly, Hungary is subject to an excessive deficit procedure (the “Excessive Deficit Procedure”).

Recent Developments

Political Developments

On June 8, 2012, the European Commission brought an action against Hungary before the European Court of Justice, arguing that Hungary failed to fulfill its obligations under Directive 95/46/EC of the European Parliament and the European Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data by removing the data protection parliamentary commissioner from office before the expiration of the current term. As of January 8, 2013, the European Court allowed the European Data Commissioner to intervene in such procedure as an intervening party in support of the petition of the European Commission.

On November 6, 2012 the European Court of Justice in its judgment upon an action of the European Commission declared that, by adopting a national scheme requiring the compulsory retirement of judges, prosecutors and notaries on reaching the age of 62 (which in the court’s view gives rise to a difference in treatment on grounds of age which is not appropriate or necessary with respect to the objectives pursued) Hungary has failed to fulfill its obligations of establishing a general framework for equal treatment in employment and occupation.

On November 9, 2012, the Parliament amended the Transitional Provisions of the Fundamental Law in accordance with the Bill on Election Procedure to add a constitutional ground requiring prior registration online or in person as a precondition to the right to vote and to incorporate the compulsory retirement age of judges and prosecutors. Although the foregoing Bill on Election Procedure passed on November 26, 2012, the President of Hungary refused to sign it and referred several provisions for preliminary review before the Constitutional Court. On December 28, 2012, the Constitutional Court declared that the Parliament exceeded its legislative authority when it enacted inter alia the pre-registration requirement and the compulsory retirement age of judges and prosecutors into the “Transitional Provisions of the Fundamental Law”.

On January 4, 2013, the Constitutional Court—based on the petition of the President of Hungary—declared that certain provisions of the Bill on Election Procedure are contrary to the Fundamental Law of Hungary. According to the Constitutional Court, the fact that all voters are obliged to register unjustifiably restricts the right to vote. Certain provisions of the electoral campaign rules included in the Bill on Election Procedure were also found contrary to the Fundamental Law.

On February 8, 2013, all the members of the governing party signed and submitted a bill on the fourth amendment to the Fundamental Law (“Proposed Fourth Amendment”) to the Parliament as a reaction to several decisions of the Constitutional Court.

One purpose of the Proposed Fourth Amendment is the implementation of several provisions of the Transitional Provisions of the Fundamental Law that were annulled by the Constitutional Court, such as the competence of the Parliament to acknowledge religious groups as churches and the limitation of political advertising in connection with national and European parliamentary elections solely to the public media; however, the Proposed Fourth Amendment does not include the pre-registration requirement regarding parliamentary elections.

Furthermore, the Proposed Fourth Amendment would narrow the competence of the Constitutional Court by providing that the Constitutional Court would only undertake a review of the constitutionality of provisions of law brought before it and would not be entitled to extend its review to other provisions not challenged, unless the respective provisions of the legal rule have a close and substantial connection with the provision of law under review.

In accordance with the Proposed Fourth Amendment, decisions and reasoning of the Constitutional Court that predate the date the Fundamental Law went into effect would be required to be disregarded in construing the Fundamental Law is in the future.

Gross Domestic Product

The following table sets out the nominal GDP at current market prices, as well as real GDP growth rates, per capita GDP and USD equivalents for the periods indicated:

	For the year ended December 31,					First quarter of 2012(4)	Second quarter of 2012(4)	Third quarter of 2012(4)
	2007	2008	2009	2010	2011
Nominal GDP (HUF billion)	24,989.9	26,543.3	25,626.5	26,607.3	27,886.4	6,307.6	6,916.9	7,275.7
Annual real GDP growth rate (%)(1)	0.1	0.7	(6.7)	1.3	1.6	(1.3)	(1.5)	(1.43)
Per capita GDP (in HUF)(2)	2,482,567.5	2,642,334.0	2,554,734.7	2,656,928.1	2,792,627.4	633,440.6	695,380.1	731,887.2

Nominal GDP (USD billion)	135.9	154.5	126.7	127.8	138.8	30.3	34.4	32.2
Per capita GDP (USD)(2),(3)	13,504.6	15,380.4	12,631.0	12,764.6	13,897.5	2,800.4	3,030.1	3,235.2

Source: CSO

Notes:—

(1)	Data adjusted for calendar-day effect.
(2)	Calculated according to population as of the beginning of the corresponding period.
(3)	Calculated according to the average HUF/USD exchange rate of the corresponding period calculated by the NBH.
(4)	Preliminary data.

In 2007 and 2008, GDP growth dropped to 0.1% and 0.7%, respectively, according to data adjusted for calendar-day effect, partly as a result of tight fiscal policy. In 2009 GDP decreased by 6.7% mainly as a result of deteriorating global economic activity. In 2010 and 2011 GDP increased by 1.3% and 1.6%, respectively; the slow global economic growth rate played a significant role in the relatively low economic growth rate of Hungary. In the first three quarters of 2012 GDP decreased by 1.4%, partly due to economic difficulties across Europe as well as a decrease in household consumption resulting in part from the depreciation of the HUF against the Swiss franc (“CHF”) and Euro, which raised the HUF cost of debt service for households on CHF and Euro denominated mortgages.

Sector Composition of GDP

The following table sets out the sector composition of GDP for the periods indicated:

	For the year ended December 31,					First quarter of 2012	Second quarter of 2012	Third quarter of 2012
	2007	2008	2009	2010	2011
	(percentage of contribution)
Agriculture, forestry and fishing	3.6	3.4	3.0	3.0	3.8	2.3	2.9	4.4
Mining and quarrying; manufacturing; electricity, gas, steam and air conditioning supply; water supply; sewerage, waste management and remediation activities	22.4	21.8	20.9	22.4	23.0	24.2	23.2	22.7
Of which: Manufacturing	18.9	18.4	17.0	18.6	19.4	20.5	20.1	19.4
Construction	4.1	4.2	4.1	3.6	3.4	1.9	2.7	3.6
Services, total	55.4	55.9	56.5	55.6	54.7	55.5	55.0	53.2
Of which
Wholesale and retail trade; repair of motor vehicles and motorcycles; accommodation and food service activities	10.7	11.1	10.0	9.6	10.0	8.7	10.1	9.8
Transportation and storage	5.2	4.9	4.9	5.2	5.3	5.1	5.0	5.2
Information and communication	4.4	4.4	4.7	4.5	4.3	4.2	4.1	4.3
Financial and insurance activities	3.8	3.5	4.1	4.0	3.8	4.3	3.8	3.6
Real estate activities	7.0	7.1	7.7	7.5	7.4	7.6	7.2	6.8
Professional, scientific and technical activities; administrative and support service activities	6.6	7.0	7.1	7.2	7.2	7.9	7.5	7.1
Public administration and defence; compulsory social security; education; human health and social work activities	15.2	15.3	15.6	15.0	14.4	15.4	14.6	14.1
Arts, entertainment and recreation, repair of household goods and other services	2.5	2.6	2.5	2.5	2.4	2.4	2.6	2.4
Taxes less subsidies on products	14.4	14.7	15.5	15.5	15.1	16.1	16.1	16.1
Gross domestic product, total (at purchaser’s prices)	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Source: CSO

Value added by the agricultural industry fell 16.8% during the first three quarters of 2012, largely as a result of worse weather conditions, compared to the same period of the previous year. Due to weak external demand, value added by the industry sector (i.e., manufacturing, mining and quarrying and electricity) decreased by 0.4%

during the first three quarters of 2012 compared to the same period of the previous year. Construction contracted by 5.6% during the first three quarters of 2012 as compared to the same period of the previous year as home construction continued to struggle due to continuing credit constraints. The value added by the service sector decreased slightly by 0.4% during the first three quarters of 2012 compared to the same period of the previous year. The unemployment rate and consumer sentiment did not improve significantly, and, as a result, domestic demand was weak.

Industry

In the first ten months of 2012, industrial gross production decreased by 0.9%, and total sales fell by 1.0% compared to the same period of the previous year. In the last five years, industrial export sales amounted to approximately half of the total sales of the sector. In the first ten months of 2012, export sales increased by 0.3% and domestic sales fell by 2.7% compared to the same period of the previous year. In the first ten months of 2012, more than 90% of the total industrial production was attributable to manufacturing. The value of production in mining and quarrying amounted to 0.4% of the total industry’s production, and the value of production of electricity, gas, steam and air conditioning supply amounted to 6.6% of the total industrial production.

Manufacturing

In the first ten months of 2012, gross production in the manufacturing sector decreased by 0.8% compared to the same period of the previous year and total sales stagnated compared to the corresponding period of the previous year. In the first ten months of 2012, export sales in manufacturing increased by 0.9%, while domestic sales dropped by 2.1% compared to the same period of the previous year. In the first ten months of 2012, 36% of the manufacturing production was attributable to the subsector of the manufacture of computer, electronic and optical products and the subsector of the manufacture of transport equipment.

Manufacture of computer, electronic and optical products

Gross production in this subsector decreased by 15.7% and total sales fell by 15.0% in the first ten months of 2012 compared to the same period of the previous year. In the first ten months of 2012, export sales in this subsector decreased by 14.4%, while domestic sales fell significantly by 23.9% compared to the same period of the previous year.

Manufacture of transport equipment

Gross production in this subsector grew by 8.1% as compared to the same period during the prior year and total sales increased by 9.1% in the first ten months of 2012 as compared to the same period during the prior year. In the first ten months of 2012, export sales in this subsector grew by 10.4%, while domestic sales decreased by 5.5% as compared to the same period during the prior year.

Energy

Energy imports decreased by 8.2% in 2011 compared to 2010. The two most important energy products are oil and gas.

Oil and gas

The value of imports of natural and manufactured gas in the first ten months of 2012 increased significantly compared to the corresponding period of 2011. The value of gas imports amounted to €2,264.9 million in the first ten months of 2012, which was an increase of 10.4% compared to the corresponding period of 2011. The value of imports of petroleum, petroleum products and related materials in the first ten months of 2012 grew slightly compared to the corresponding period of 2011. The value of oil imports amounted to €4,223.1 million in the first ten months of 2012, which was an increase of 1.5% compared to the corresponding period of 2011.

The value of exports of gas in the first ten months of 2012 increased significantly compared to the corresponding period of 2011. The value of gas exports amounted to €256.2 million in the first ten months of 2012, which was an increase of 84.8% compared to the corresponding period of 2011. The value of exports of petroleum, petroleum products and related materials in the first ten months of 2012 grew significantly compared to the corresponding period of 2011. The value of oil exports amounted to €1,675.4 million in the first ten months of 2012, which was an increase of 13.5% compared to the corresponding period of 2011.

Energy, gas and water supply

In 2011, the total energy consumption amounted to 1,072 petajoule, which was 1.4% less than in 2010. Domestic energy production covered 39% of the total consumption, and imports covered 61%. The volume of domestic production decreased by 1.2% in 2011 compared to 2010. In 2011, 39.2% of Hungary’s total energy demand was supplied by domestic energy sources; 10.6% of the total energy consumed was produced from coal; and approximately 64.6% of energy consumption consisted of hydrocarbon which was imported primarily from Russia.

In the first ten months of 2012, the total energy consumption amounted to 963 petajoule, which was 1.0% more than in the corresponding period of 2011.

Composition of Consumption of Energy Resources

The following table sets out the composition of the consumption of energy resources in Hungary for the periods indicated:

	Year ended December 31,
	2007	2008	2009	2010	2011
	(per cent.)
Coal	12.6	12.1	9.4	10.2	10.6
Hydrocarbon	67.5	67.2	68.1	67.2	64.6
Of which:
Crude oil and petroleum products	27.5	27.3	31.5	32.2	33.4
Natural gas	40.0	39.9	35.8	34.4	31.2
Other resources	19.9	20.7	22.5	22.6	24.8

Total	100.0	100.0	100.0	100.0	100.0

Of which:
Domestic	37.8	38.5	38.5	37.4	39.2
Imports	62.2	61.5	61.5	62.6	60.8

Source: Hungarian Energy Office

Construction

In the first eleven months of 2012, the output of the construction sector decreased by 5.1% compared to the same period of 2011, mainly as a result of a decline in the construction of buildings, but civil engineering works increased slightly. Compared to the same period of 2011, the construction of buildings fell by 8.7%, while civil engineering works grew by 1.3% in the first eleven months of 2012.

Service Industries

Gross value added by services decreased by 0.4% in the first three quarters of 2012 compared to the same period of the previous year, primarily as the result of weakening domestic demand. The subsectors of (i) wholesale and retail trade, repair of motor vehicles and motorcycles, accommodation and food service activities, (ii) transportation and storage, (iii) financial and insurance activities, (iv) real estate activities, (v) professional, scientific and technical activities; administrative and support service activities; and (vi) arts, entertainment and recreation, repair of household goods and other services decreased by 0.8%, 1.7%, 3.0%, 1.7%, 0.2% and 0.6%, respectively in the first three quarters of 2012 as compared to the same period of 2011. The declines in these subsectors were partly offset by the increases in the subsectors of (i) information and communication; and (ii) public administration and defense, compulsory social security, education, human health and social work activities by 3.9%, and 0.3%, respectively in the first three quarters of 2012 as compared to the same period of 2011.

The following table sets out the final use of GDP at current prices for the periods indicated:

	First quarter of 2012	Second quarter of 2012	Third quarter of 2012
	(HUF billion)
Household final consumption expenditure	3,512	3,625	3,759
Social transfers in kind from government	701	735	728
Social transfers in kind from non-profit institutions serving households	106	108	103
Actual final consumption of households	4,319	4,468	4,590
Actual final consumption of government	686	733	723
Actual consumption, total	5,005	5,201	5,313
Gross fixed capital formation	859	1,121	1,237
Changes in inventories	(37)	(56)	97
Gross capital formation total	822	1,065	1,334
Domestic use total	5,827	6,266	6,646
Exports	6,646	6,846	6,635
Imports	6,166	6,195	6,006
External trade balance of goods and services	480	651	629
Gross domestic product, total	6,308	6,917	7,276

Source: CSO, European Commission, Economic Forecast 2012 autumn

Domestic use of GDP diminished by 3.9% and consumption contracted by 1.8% in the first three quarters of 2012 as compared to the same period of the previous year. Gross fixed capital formation contracted by 4.7% during the first three quarters of 2012 as compared to the same period of the previous year as a result of continued unfavorable investor sentiment. Gross capital formation decreased by 12.2% during the first three quarters of 2012 as compared to the same period of the previous year. The growth in net exports mitigated the contraction of domestic use to a 1.3% decline in total GDP during the first three quarters of 2012 as compared to the same period of the previous year, from a 3.9% decline in domestic use during the first three quarters of 2012 as compared to the same period of the previous year. Exports grew by 2.7% during the first three quarters of 2012 as compared to the same period of the previous year, mainly as a result of a slight improvement in the Western European economy. Imports increased slightly by 0.2% during the first three quarters of 2012 as compared to the same period of the previous year due to weak investment sentiment and stagnating consumption. Import demand from investment and consumption continued to falter.

The following table compares the yearly average real GDP growth rate of Hungary with that of the European Union for the years indicated:

	2007	2008	2009	2010	2011	2012(1)	2013(1)	2014(1)
	(per cent.)
Hungary	0.1	0.9	(6.8)	1.3	1.6	(1.2)	0.3	1.3
EU	3.2	0.3	(4.3)	2.1	1.5	(0.3)	0.4	1.6

Source: CSO, European Commission, Economic Forecast 2012 autumn

Note:—

(1)	Forecast of the European Commission.

In the first three quarters of 2012, GDP decreased by 1.3% compared to the corresponding period of the year 2011. The decline in real GDP is partly due to economic difficulties across Europe as well as a decrease in household consumption resulting in part from the depreciation of the HUF against the CHF and the Euro, which raised the HUF cost of debt service by household on CHF and Euro denominated mortgages.

Inflation

The following table sets out the year-on-year change and the yearly average change in the Consumer Price Index (the “CPI”) and the Producer Price Index (the “PPI”) for each of the periods indicated:

	Year ended December 31,
	2007	2008	2009	2010	2011	2012
	(per cent.)
CPI (yearly average)	8.0	6.1	4.2	4.9	3.9	5.7
CPI (year-on-year)	7.4	3.5	5.6	4.7	4.1	5.0
PPI (yearly average)	0.2	5.0	4.9	4.5	4.2	4.3
PPI (year-on-year)	1.6	5.6	1.2	8.1	7.5	(1.9)

Source: CSO

The yearly average inflation (CPI) for the year 2012 was 5.7%.

Wages

The following table sets out year-on-year changes in nominal and real wages for the periods indicated:

	Year ended December 31,					First eleven months of 2012(1)
	2007	2008	2009	2010	2011
	(per cent.)
Nominal net wage index	3.0	7.0	1.8	6.8	6.4	2.0
Real net wage index	(4.6)	0.8	(2.3)	1.8	2.4	(3.5)

Source: CSO

Note:—

(1)	The real net wage index is calculated as follows: (1 + normal wage index)/(1 + year-on-year inflation rate for the first eleven months of 2012) – 1.

In the first eleven months of 2012, net real wages decreased by 3.5%, partly as a result of accelerating inflation.

The following table sets out the change of real unit labor costs and per capita compensation of employees as calculated by the European Commission for the periods indicated:

	Year ended December 31,
	2007	2008	2009	2010	2011	2012(1)
	(per cent. change compared to the previous year)
Real Unit Labour Costs	0.7	(0.9)	(0.7)	(3.3)	(1.3)	2.2
Compensation of Employees Per Head	5.5	7.2	(1.7)	(0.3)	3.0	4.5

Source: European Commission, Economic Forecast, 2012 autumn

Note:—

(1)	Projection of the European Commission.

Employment

	Year ended December 31,
	2007	2008	2009	2010	2011	2012
	(period average, per cent.)
Employed	50.9	50.3	49.2	49.2	49.7	50.6
Unemployed	4.0	4.3	5.5	6.2	6.1	6.2
Unemployment rate(1)	7.4	7.8	10.0	11.2	10.9	10.9

Source: CSO

Note:—

(1)	Based on the international sampling methodology pursuant to the guidelines of the International Labour Organization.

The average unemployment rate for the eleven months ended November 30, 2012 was 10.9%.

The following table sets out the change in the number of employees in Hungary for the periods indicated:

	Year ended December 31,					First eleven months of 2012
	2007	2008	2009	2010	2011
	(corresponding period of the previous year = 100)
Number of Employees, Total	98.9	100.0	96.3	101.5	99.6	99.3
Number of Employees, Private Sector	99.9	101.0	93.3	100.3	101.3	98.0
Number of Employees, Public Sector	95.0	96.4	103.6	103.3	95.1	102.2

Source: CSO

Balance of Payments

The following table sets out the balance of payments of Hungary for the periods indicated:

Balance of Payments(1)

	December 31,					First Quarter of 2012	Second Quarter of 2012	Third Quarter of 2012

	2007	2008	2009	2010	2011
	(€ million)
I. Current account, credit	87,667.2	92,267.9	77,442.7	90,239.9	98,142.8	24,012.4	24,887.3	25,272.5
debit	94,890.4	100,019.6	77,645.2	89,206.9	97,233.2	24,028.4	24,409.1	24,492.9
net	(7,223.2)	(7,751.7)	(202.5)	1,033.0	909.6	(16.0)	478.2	779.6
1. Goods, net	(690.2)	(1,208.1)	2,341.4	3,214.7	3,360.2	994.7	1,308.0	1,187.3
1.1. Exports	67,819.6	72,096.2	57,358.0	68,977.8	75,232.7	18,968.7	19,342.9	19,162.8
1.2. Imports	68,509.8	73,304.3	55,016.6	65,763.1	71,872.6	17,974.1	18,034.9	17,975.5
2. Services total, credit	12,575.0	13,818.8	13,309.4	14,641.8	15,587.0	3,371.5	3,836.4	4,306.0
debit	11,232.9	12,301.9	11,322.9	11,709.5	12,362.5	2,785.6	2,979.1	3,212.2
net	1,342.1	1,516.9	1,986.5	2,932.3	3,224.5	585.9	857.3	1,093.9
3. Income, credit	4,314.3	4,550.6	4,315.2	4,188.2	4,616.5	1,096.4	1,105.0	1,130.6
debit	11,686.1	12,031.8	9,250.1	9,647.6	10,771.8	2,507.3	2,825.0	2,702.4
net	(7,371.7)	(7,481.2)	(4,934.9)	(5,459.4)	(6,155.3)	(1,410.9)	(1,720.1)	(1,571.8)
4. Current transfers, credit	2,958.3	1,802.4	2,460.1	2,432.2	2,706.5	575.7	602.9	673.0
debit	3,461.7	2,381.7	2,055.7	2,086.7	2,226.2	761.4	570.0	602.8
net	(503.4)	(579.3)	404.5	345.4	480.3	(185.7)	33.0	70.3
II. Capital account, credit	1,031.8	1,049.3	1,723.9	2,248.2	2,474.3	442.3	501.8	587.6
debit	323.6	33.2	652.6	557.2	126.1	56.5	19.8	31.4
net	708.2	1,016.1	1,071.3	1,691.0	2,348.2	385.8	482.1	556.3
5. Capital transfers, credit	877.1	928.1	1,716.1	2,229.3	2,458.7	389.3	500.6	586.5
debit	88.2	9.6	47.1	256.5	15.3	2.7	4.4	9.6
net	788.9	918.5	1,669.0	1,972.7	2,443.4	386.5	496.1	576.9
6. Acquisition/disposal of non-produced, non-financial assets, credit	154.7	121.2	7.8	18.9	15.6	53.0	1.2	1.1
debit	235.3	23.5	605.6	300.6	110.8	53.7	15.3	21.7
net	(80.6)	97.6	(597.8)	(281.7)	(95.2)	(0.7)	(14.1)	(20.6)
III. Financial account(2)	6,662.7	16,694.6	4,942.6	1,842.2	2,196.3	(2,440.7)	(1,445.7)	(2,548.1)
7. Direct investment, net	209.3	2,676.6	128.2	725.4	118.5	468.9	(530.2)	847.3
7.1. Abroad	(2,642.8)	(1,514.1)	(1,347.9)	(956.9)	(3,173.3)	(3,388.0)	(1,676.3)	(294.2)
7.1.1. Equity capital and reinvested earnings, net	(2,513.3)	(1,530.2)	(863.3)	(1,026.3)	(309.7)	(6,330.1)	(182.6)	(689.0)
7.1.1.1. Equity capital, net	(1,877.7)	(2,235.7)	(765.7)	(935.9)	(351.1)	(6,266.1)	(90.0)	(479.9)
7.1.1.2. Reinvested earnings, net	(635.6)	705.5	(97.7)	(90.4)	41.4	(64.0)	(92.6)	(209.1)
7.1.2. Other capital, net	(129.5)	16.1	(484.5)	69.3	(2,863.6)	2,942.1	(1,493.7)	394.8
7.1.2.1. Assets, net	(114.5)	(149.6)	(763.9)	128.4	(2,774.9)	3,055.0	(1,399.8)	(33.2)
7.1.2.2. Liabilities, net	(15.0)	165.7	279.4	(59.1)	(88.7)	(113.0)	(93.9)	428.0
7.2. In Hungary	2,852.1	4,190.7	1,476.1	1,682.4	3,291.8	3,856.9	1,146.1	1,141.5
7.2.1. Equity capital and reinvested earnings, net	3,118.5	4,166.8	(1,810.1)	2,967.6	3,938.3	1,159.5	(509.1)	1,107.1
7.2.1.1. Equity capital, net	844.0	3,271.7	(1,618.3)	3,130.5	2,709.5	947.9	848.6	0.9
7.2.1.2. Reinvested earnings, net	2,274.5	895.1	(191.8)	(162.9)	1,228.8	211.6	(1,357.7)	1,106.2
7.2.2. Other capital, net	(266.4)	23.9	3,286.2	(1,285.2)	(646.6)	2,697.4	1,655.2	34.4
7.2.2.1. Assets, net	(3,744.0)	(2,270.4)	(4,074.3)	304.9	(226.0)	2,080.2	1,430.6	2,858.6
7.2.2.2. Liabilities, net	3,477.6	2,294.3	7,360.5	(1,590.1)	(420.5)	617.3	224.5	(2,824.2)
8. Portfolio investment	(1,626.8)	(2,530.8)	(3,592.0)	(138.0)	6,578.5	398.2	(676.0)	1,962.2
8.1. Assets, net	(2,125.0)	(2,516.8)	(737.8)	(376.4)	1,623.6	137.9	214.3	276.9
8.1.1. Equity securities, net	(1,884.6)	(2,191.4)	(799.6)	(505.7)	1,623.8	185.7	259.3	209.0
8.1.2. Bonds and notes, net	(233.3)	(319.8)	81.3	117.4	10.5	(53.7)	(41.4)	67.7
8.1.3. Money market instruments, net	(7.1)	(5.6)	(19.5)	11.8	(10.7)	5.9	(3.6)	0.2
8.2. Liabilities, net	498.2	(14.0)	(2,854.2)	238.4	4,954.9	260.3	(890.4)	1,685.3
8.2.1. Equity securities, net	(3,634.9)	(260.2)	504.2	(145.7)	226.0	306.0	281.2	257.4
8.2.2. Bonds and notes, net	4,054.1	252.1	(3,505.8)	(268.6)	3,167.5	(115.4)	(307.7)	1,118.2
8.2.3. Money market instruments, net	79.0	(5.9)	147.3	652.7	1,561.4	69.7	(863.8)	309.8
9. Financial derivatives	838.3	(671.4)	641.1	624.9	(792.8)	(232.8)	(117.0)	158.2
9.1. Assets, net	4,616.1	7,888.4	5,627.3	4,919.1	5,009.6	1,325.9	1,193.1	1,181.3
9.2. Liabilities, net	(3,777.9)	(8,559.7)	(4,986.2)	(4,294.2)	(5,802.4)	(1,558.7)	(1,310.0)	(1,023.1)
10. Other investment, net	7,242.0	17,220.1	7,765.3	630.0	(3,707.9)	(3,075.0)	(122.5)	(5,515.8)
10.1. Assets, net	(3,911.3)	(2,175.3)	(423.6)	141.3	1,740.8	789.4	1,838.7	(950.8)
10.1.1. Short-term, net	(1,221.6)	981.7	(983.9)	(1,175.8)	629.8	724.1	1,385.5	(1,091.0)
10.1.2. Long-term, net	(2,689.7)	(3,157.0)	560.3	1,317.2	1,111.0	65.2	453.2	140.2
10.2. Liabilities, net	11,153.3	19,395.4	8,188.9	488.6	(5,448.7)	(3,864.4)	(1,961.2)	(4,565.0)
10.2.1. Short-term, net	5,863.8	2,737.6	(108.7)	3,807.6	(744.1)	(2,088.6)	(980.2)	(1,839.2)
10.2.2. Long-term, net	5,289.4	16,657.8	8,297.6	(3,319.0)	(4,704.6)	(1,775.8)	(981.0)	(2,725.8)
IV. Net errors and omissions	(13.5)	(2,282.9)	(325.4)	(1,548.3)	(1,580.5)	(736.6)	975.2	322.5
V. Overall balance	134.2	7,676.1	5,485.9	3,017.9	3,873.6	(2,807.6)	489.8	(889.6)
VI. International reserves	(134.2)	(7,676.1)	(5,485.9)	(3,017.9)	(3,873.6)	2,807.6	(489.8)	889.6

Source: NBH

Notes:—

(1)	In 2008 and 2010, there were methodological changes in the calculation of the balance of payments statistics, as discussed in further detail in the Annual Report.
(2)	Excluding international reserves.

The current account surplus of €1,033 million in 2010 decreased to €910 million in 2011, largely due to an increase in the net outflow of income. During 2011, net direct investment was positive, and the net inflow was €119 million.

In the first three quarters of 2012, the current account showed a surplus of €1,242 million compared to a surplus of €882 million in the first three quarters of 2011. For a discussion of the surplus in 2012, see “—Foreign Direct Investment.”

Short-term debt

The following table sets out the total outstanding short-term external debt of Hungary as of the dates indicated:

	As of December 31,
	2007	2008	2009	2010	2011
	(€ million)
Short-term external debt	22,530.6	19,653.3	19,558.5	24,514.0	24,405.6

Source: NBH

Foreign Direct Investment

The following table sets out historical records of FDI in Hungary and Hungarian direct investments abroad during the periods indicated:

Foreign Direct Investment

	For the year ended December 31,					For the first nine months of 2012

	2007	2008	2009	2010	2011
	(€ million)
Direct investment
Abroad	(2,642.8)	(1,514.1)	(1,347.9)	(956.9)	(3,173.3)	(5,358.5)
Equity capital and reinvested earnings, net	(2,513.3)	(1,530.2)	(863.3)	(1,026.3)	(309.7)	(7,201.7)
Other capital, net	(129.5)	16.1	(484.5)	69.3	(2,863.6)	1,843.2
In Hungary	2,852.1	4,190.7	1,476.1	1,682.4	3,291.8	6,144.5
Equity capital and reinvested earnings, net	3,118.5	4,166.8	(1,810.1)	2,967.6	3,938.3	1,757.5
Other capital, net	(266.4)	23.9	3,286.2	(1,285.2)	(646.6)	4,387.0
Net direct investment	209.3	2,676.6	128.2	725.4	118.5	786.0

Source: NBH

In 2007, the net FDI inflow was significantly lower than in previous years, partly as a result of a less favorable global investment environment. In 2008, the volume of net FDI increased to pre-2007 levels. In 2009, the volume of net FDI was close to zero, and the net inflow was €128 million. The contraction in 2009 was primarily the result of credit constraints and deteriorating investor confidence and economic performance in Hungary as a result of the global financial crisis. In 2010, the volume of net FDI inflow was positive although modest compared to the volume in the years preceding 2006. In 2011, the volume of net FDI was close to zero, and the net inflow was €119 million.

As of December 31, 2011, FDI stood at €86.8 billion, which constituted 87% of the GDP in 2011. Net foreign direct investment was positive for the first three quarters of 2012.

The following table sets out certain information regarding FDI in Hungary and Hungarian direct investments abroad during the nine-month period ended September 30, 2012 as compared to the same period in 2011:

Foreign Direct Investment

	For the nine months ended September 30,
	2011	2012
	(€ million)
Direct investment, net	(1,093)	786
Abroad, net	(339)	(5,358)
Equity capital and reinvested earnings, net	(448)	(7,202)
Equity capital, net	(595)	(6,836)
Reinvested earnings, net	147	(366)
Other capital, net	109	1,843
Assets, net	178	1,622
Liabilities, net	(68)	221
In Hungary, net	(754)	6,145
Equity capital and reinvested earnings net	(742)	1,758
Equity capital, net	(874)	1,797
Reinvested earnings, net	132	(40)
Other capital, net	(12)	4,387
Assets, net	2	6,369
Liabilities, net	(14)	(1,982)

Source: NBH

During the nine-month period ended September 30, 2012, the balance of net direct investment showed an inflow of €786 million compared to the €1,093 million net outflow during the same period of 2011.

Direct investment abroad in the first nine months of 2012 generated a net capital outflow of €5,358 million, while in the same period in 2011 direct investment abroad generated a net capital outflow of €339 million. The increase of the outflow was primarily a result of the €6,836 million net capital outflow with respect to net equity capital abroad in the first nine months of 2012, while net equity capital abroad in the same period of 2011 generated €595 million capital outflow. With respect to net other capital abroad, there was a net capital inflow of €1,843 million in the first nine months of 2012, while during the same period of 2011 the net capital inflow with respect to net other capital abroad amounted to €109 million. In the first nine months of 2012, there was a net capital outflow of €366 million with respect to reinvested earnings abroad, while during the same period in 2011 there was a net capital inflow of €147 million with respect to reinvested earnings abroad.

Direct investment in Hungary in the first nine months of 2012 generated a net capital inflow of €6,145 million, while in the same period in 2011 direct investment in Hungary generated a net capital outflow of €754 million. The turning of the outflow into an inflow was primarily a result of a net capital inflow with respect to net other capital in Hungary of €4,387 million in the first nine months of 2012, while during the same period in 2011, the net capital outflow with respect to net other capital in Hungary was close to zero and amounted to

€12 million. The €1,797 million net capital inflow with respect to net equity capital movements in Hungary in the first nine months of 2012 was higher than the net equity capital movements in Hungary in the same period of 2011, generating €874 million capital outflow. In the first nine months of 2012, there was a net capital outflow of €40 million with respect to reinvested earnings in Hungary, while during the same period in 2011 there was a capital inflow of €132 million with respect to reinvested earnings in Hungary.

Net Foreign Direct Investment by Industry

The following tables set out the composition of net FDI flows in Hungary and abroad by sector for the periods indicated. For the years 2008-2012 the NBH uses a different sector composition than for 2007:

FDI flows (equity capital) for the year ended December 31, 2007 broken down by economic activity,

net (excluding SPEs)(1)

	FDI flows abroad	FDI flows in Hungary
	(€ million)
Agriculture, hunting and Forestry	(0.3)	18.6
Fishing	0.0	0.0
Mining and Quarrying	15.5	81.3
Manufacturing	875.3	1,286.1
Of which
Food products; beverages and tobacco	(4.2)	(44.9)
Textiles and Textile Products	(0.7)	(10.2)
Leather and Leather Products	0.1	(1.2)
Wood and Wood Products	(0.1)	25.6
Paper and Paper Products; Publishing and Printing	10.0	94.6
Coke, Refined Petroleum Products and Nuclear Fuel	898.0	1,388.8
Chemicals and Chemical Products	176.1	192.4
Rubber and Plastic Products	(9.4)	196.1
Other Non-Metallic Mineral Products	17.7	115.9
Basic Metals and Fabricated Metal Products	4.7	436.1
Machinery and Equipment	(14.0)	(141.4)
Electrical and Optical Equipment	(203.6)	(186.6)
Transport Equipment	0.8	(781.3)
Manufacturing not elsewhere classified	(0.2)	2.3
Electricity, Gas and Water Supply	57.5	328.8
Construction	(8.3)	124.2
Services	1,988.9	496.1
Wholesale and Retail Trade; Repair of Vehicles	239.1	(527.1)
Hotels and Restaurants	(0.6)	18.0
Transport, Storage Postal Services and Communication	91.2	(191.2)
Financial Intermediation	449.3	943.0
Of which: Monetary Intermediation	437.9	675.8
Other financial Intermediation	(1.6)	158.0
Insurance Companies, Pension Funds	8.1	79.2
Real estate Activities and Business Activities	1,207.4	183.9
Of Which: Real Estate	75.7	476.5
Computer Activities	3.5	112.7
Other Business Activities	1,127.6	(420.9)
Of Which: Manage. Holding Companies	1,067.5	(1,601.4)
Other Services	2.5	69.6
Not Allocated Economic Activity	(353.1)	231.9
Purchase and Sale Of Real Estate, Direct investment Of Households Abroad	67.3	285.1
Total	2,642.8	2,852.1

Source: NBH

Note:—

(1)	Reinvested profits are not included.

FDI flows (equity capital) abroad broken down by economic activity, net

(excluding SPEs)

	For the year ended December 31,				For the first nine months of 2012
	2008	2009	2010	2011
	(€ million)
Agriculture, hunting and forestry	4.6	0.5	0.0	(0.2)	(0.6)
Mining and quarrying	(0.2)	(0.4)	0.5	0.4	0.7
Manufacturing	743.8	1,076.7	(126.9)	918.0	(124.9)
Food products; beverages and tobacco	1.0	(0.3)	(1.1)	4.4	(7.9)
Textiles, wearing apparel and leather products	1.5	2.0	2.7	2.9	0.2
Wood, paper, printing and reproduction	5.3	(0.9)	5.4	(2.8)	(4.6)
Coke and refined petroleum products	1,050.6	471.4	364.6	481.9	(246.4)
Chemicals and chemical products	(5.9)	(8.3)	13.0	27.4	(20.8)
Basic pharmaceutical products	(14.3)	532.2	17.8	285.4	104.6
Rubber and plastic products	13.8	4.7	31.7	28.5	1.5
Other non-metallic mineral products	(24.8)	49.3	(66.7)	(1.4)	(10.6)
Basic metals and fabricated metal products	15.8	(1.3)	1.7	1.8	(1.2)
Computer, electronic and optical products	31.2	201.9	15.2	77.4	(5.9)
Electrical equipment	(356.4)	(40.7)	(2.2)	0.0	1.3
Machinery and equipment not elsewhere classified.	30.6	(137.3)	(422.9)	6.4	64.9
Total vehicles and other transport equipment	(0.7)	0.1	(87.6)	5.7	(0.5)
Manufacturing not elsewhere classified	(3.6)	4.0	1.5	0.2	0.6
Electricity, gas, steam and air conditioning supply	23.8	34.9	(227.9)	41.4	(50.4)
Water supply, sewerage, waste management and remediation activities	2.7	0.0	(0.3)	2.9	(0.4)
Construction	14.2	(0.8)	2.5	(1.1)	(4.4)
Services	724.3	237.3	1,308.9	2,313.6	5,031.9
Wholesale and retail trade; repair of vehicles	281.5	(0.7)	125.4	(21.0)	(16.6)
Transportation and storage	1.1	7.0	14.3	24.7	24.6
Accommodation and food services	(0.6)	(0.4)	(0.2)	(1.0)	0.1
Information and communication	36.5	(10.7)	(247.9)	(138.7)	(85.8)
Telecommunication	(27.5)	(38.9)	(191.4)	9.7	(72.3)
Computer programming, consultancy and related activities	(3.0)	2.2	(8.1)	0.8	(2.4)
Information services activities	(0.1)	0.0	0.0	0.0	0.0
Financial and insurance activities	498.4	(22.2)	131.2	(107.6)	117.4
Financial intermediation, excluding insurance and pension funding	606.4	(22.3)	130.9	(111.1)	113.6
Other monetary intermediation	199.5	(24.0)	96.6	(49.0)	44.1
Insurance, reinsurance, and pension funding	(110.4)	0.2	0.7	2.4	3.8
Real estate activities	40.1	(32.7)	7.1	1.8	25.6
Professional, scientific and technical activities	(150.2)	258.9	1,024.3	2,593.9	4,926.2
Legal and accounting activities	(34.7)	(5.0)	5.6	(4.2)	2.2
Activities of head offices; management consultancy activities	(121.2)	270.9	1,012.6	2,635.4	4,942.8
Scientific research and development	0.4	0.0	0.0	0.0	0.0
Other services	17.5	38.1	254.8	(38.4)	40.5
Other business support services not elsewhere classified	18.0	1.2	(142.7)	5.7	55.8
Private purchase and sales of real estate	0.8	(0.3)	0.1	(101.8)	(110.5)
Not allocated economic activity	0.0	0.0	0.0	0.0	0.0
Total	1,514.1	1,347.9	956.9	3,173.3	5,358.5

Source: NBH

FDI flows (equity capital) in Hungary broken down by economic activity, net

(excluding SPEs)

	For the year ended December 31,				For the first nine months of 2012

	2008	2009	2010	2011
	(€ million)
Agriculture, hunting and forestry	30.1	11.8	40.7	10.8	(25.7)
Mining and quarrying	34.7	45.1	(9.1)	21.0	(30.4)
Extraction of crude petroleum, gas, and mining support services activities	18.9	66.9	2.2	13.7	(27.6)
Manufacturing	507.0	(1,292.9)	143.3	(9,239.5)	2,876.2
Food products; beverages and tobacco	(105.1)	(35.1)	(89.9)	211.9	(252.7)
Textiles, wearing apparel and leather products	(27.3)	(4.6)	(0.4)	42.7	(34.5)
Wood, paper, printing and reproduction	7.5	11.6	(36.7)	(58.5)	(57.8)
Coke and refined petroleum products	(214.7)	150.1	151.2	(1,895.8)	4.9
Chemicals and chemical products	32.2	93.8	(68.6)	79.2	(36.6)
Basic pharmaceutical products	(225.8)	161.1	188.9	307.7	135.0
Rubber and plastic products	(153.9)	76.6	180.5	116.4	(72.0)
Other non-metallic mineral products	153.6	99.1	(9.5)	(49.2)	66.8
Basic metals and fabricated metal products	229.5	(265.3)	45.5	140.2	(17.2)
Computer, electronic and optical products	187.9	(69.3)	6.8	461.8	(292.1)
Electrical equipment	197.3	629.0	87.1	106.1	(209.1)
Machinery and equipment not elsewhere classified	155.3	(1,562.7)	(113.7)	(897.9)	351.4
Total vehicles and other transport equipment	201.1	(552.2)	(224.7)	(7,861.5)	3,279.1
Manufacturing not elsewhere classified	69.6	(25.1)	26.9	57.4	10.9
Electricity, gas, steam and air conditioning supply	313.3	419.3	561.4	(126.1)	103.7
Water supply, sewerage, waste management and remediation activities	17.4	3.3	1.6	13.4	(13.0)
Construction	(35.7)	90.8	(120.6)	(90.0)	4.8
Services	3,243.3	2,151.8	890.8	12,656.9	(10.2)
Wholesale and retail trade; repair of vehicles	392.0	345.5	225.7	155.1	(437.9)
Transportation and storage	590.1	(126.6)	(78.0)	80.1	(84.3)
Accommodation and food services	(41.8)	(74.6)	22.1	16.8	(11.6)
Information and communication	402.7	(18.4)	(198.2)	(544.3)	(289.6)
Telecommunication	252.9	(302.6)	(153.4)	(341.8)	95.8
Computer programming, consultancy and related activities	41.7	31.8	20.6	26.8	(81.3)
Information services activities	(2.6)	(28.0)	64.2	(46.6)	(68.5)
Financial and insurance activities	1,291.4	863.1	791.6	1,050.2	920.7
Financial intermediation, excluding insurance and pension funding	598.5	756.3	979.8	995.4	1,025.2
Other monetary intermediation	411.1	689.5	861.3	989.8	886.3
Insurance, reinsurance, and pension funding	679.6	104.2	(203.9)	53.8	(71.8)
Real estate activities	202.1	(130.4)	(443.8)	(517.1)	(94.4)
Professional, scientific and technical activities	331.7	657.1	804.7	12,503.4	833.2
Legal and accounting activities	8.1	18.1	(12.1)	(37.0)	(55.3)
Activities of head offices; management consultancy activities	327.0	716.6	682.5	12,513.4	930.3
Scientific research and development	(13.5)	(43.1)	6.5	0.6	(2.6)
Other services	75.1	635.9	(233.5)	(87.1)	(846.2)
Other business support services not elsewhere classified	11.3	532.2	(372.9)	73.3	(792.7)
Private purchase and sales of real estate	260.1	47.0	47.6	45.3	37.8
Not allocated economic activity	0.0	0.0	0.0	0.0	0.0
Total	4,190.7	1,476.1	1,682.4	3,291.8	6,144.5

Source: NBH

Foreign Direct Investment by Country

The following tables set out the composition of net FDI flows abroad and in Hungary by country for the periods indicated:

FDI flows (equity capital) abroad by the investments’ country, net

(excluding SPEs)

	For the year ended December 31,					For the first nine months of 2012

	2007	2008	2009	2010	2011
	(€ million)
Europe	2,514.3	674.9	659.5	(463.8)	895.0	3,542.3
Albania	0.1	0.0	0.0	0.0	(0.1)	(0.1)
Austria	48.5	(4.5)	(22.3)	9.3	42.4	(19.5)
Belgium	20.3	2.8	(5.1)	(0.3)	0.8	3,004.4
Belarus	0.0	(0.1)	0.1	(0.1)	0.0	0.2
Bulgaria	169.1	76.8	172.7	80.3	(88.1)	(156.9)
Cyprus	41.4	(96.0)	(52.6)	28.7	10.7	224.4
Czech Republic	29.5	66.6	1.7	57.6	(23.5)	(2.5)
Denmark	0.2	0.1	0.6	4.6	1.2	(4.1)
United Kingdom	899.4	(915.9)	(5.6)	16.2	(8.0)	3.5
Estonia	0.1	0.2	(0.8)	0.7	0.0	0.0
Finland	0.4	(1.0)	0.3	(0.1)	(0.1)	0.0
France	(1.7)	(23.4)	1.1	(4.1)	(2.1)	(4.4)
Greece	0.3	(0.1)	0.0	0.0	4.3	0.7
Netherlands	(183.1)	(730.0)	87.3	(371.3)	97.0	(87.9)
Croatia	179.9	878.0	269.5	114.7	218.5	29.8
Iceland	0.0	0.0	0.0	0.0	0.0	0.0
Ireland	(1.0)	0.2	(1.7)	1.3	9.7	(0.6)
Poland	26.7	(23.7)	23.6	50.1	35.8	(0.8)
Latvia	0.0	0.3	(0.9)	0.9	(0.2)	0.1
Liechtenstein	5.4	0.0	0.0	0.0	0.0	0.0
Lithuania	0.0	0.2	10.0	(5.8)	0.0	5.6
Luxemburg	152.4	748.2	(64.0)	(635.8)	(16.1)	(399.6)
Macedonia	72.1	(4.4)	(19.1)	(41.6)	(2.8)	(8.2)
Malta	(1.1)	(0.3)	0.2	0.0	0.0	0.0
Montenegro	26.2	20.8	(4.3)	(35.6)	(4.9)	131.1
Germany	19.5	0.3	20.2	(44.1)	10.0	(18.6)
Norway	(0.4)	0.0	0.0	0.0	0.2	(0.1)
Italy	508.6	(6.5)	(36.9)	14.7	262.1	(3.0)
Russia	114.3	239.1	(113.5)	60.8	129.3	(53.5)
Portugal	0.0	0.4	26.6	18.2	(0.9)	2.4
Romania	39.8	14.6	(2.9)	68.5	(8.9)	401.6
Spain	(0.5)	6.4	(12.7)	(7.5)	6.2	(4.4)
Switzerland	70.9	27.1	533.2	(68.0)	184.5	332.4
Sweden	(0.2)	0.9	(0.9)	0.0	0.7	0.6
Serbia	30.8	31.6	(22.4)	(20.9)	(4.7)	91.7
Slovakia	121.5	(64.9)	(57.5)	135.8	57.6	123.9
Slovenia	4.8	163.1	11.9	25.2	35.5	9.1
Turkey	12.8	4.5	9.1	5.7	(13.6)	23.6
Ukraine	85.7	236.1	(90.1)	59.0	(37.1)	(58.0)

	For the year ended December 31,					For the first nine months of 2012
	2007	2008	2009	2010	2011
	(€ million)
Americas	27.9	763.0	295.9	1,078.6	2,239.0	1,820.6
North America	34.6	(210.3)	(29.4)	150.6	(397.5)	(80.2)
United States	34.3	(217.3)	(28.7)	232.1	(382.9)	(96.4)
Canada	0.3	7.0	(0.7)	(81.5)	(14.6)	16.2
Central America	1.5	910.3	240.6	858.4	2,703.3	1,904.5
Mexico	0.0	0.5	3.1	1.3	2.8	2.0
South America	(8.2)	63.0	84.6	69.6	(66.9)	(3.7)
Argentina	0.1	5.2	(0.3)	1.7	0.4	1.5
Brazil	(8.3)	57.2	85.8	68.1	(67.8)	(5.0)
Chile	0.0	0.7	(0.6)	(0.1)	0.4	(0.1)
Columbia	0.0	0.0	0.0	0.0	0.0	0.0
Uruguay	0.0	0.0	(0.2)	(0.1)	0.1	(0.1)
Venezuela	0.0	0.0	0.0	0.0	0.0	0.0
Asia	92.4	64.5	389.0	332.9	134.9	74.0
Near and Middle East	48.4	34.1	294.0	127.6	93.7	8.1
Iran, Islamic Republic of	0.0	0.0	0.0	0.0	0.0	0.0
Israel	47.5	32.9	37.5	118.2	97.9	16.4
Other Asian Countries	44.0	30.4	95.0	205.3	41.3	65.8
South Korea	54.2	22.3	44.9	28.0	32.2	49.9
Philippines	0.0	0.0	0.0	0.0	0.0	0.0
Hong Kong	(4.8)	0.0	0.1	0.0	1.3	(0.1)
India	3.7	0.3	0.5	(1.0)	1.8	6.7
Indonesia	0.0	0.0	0.0	0.0	0.0	0.0
Japan	6.5	4.8	1.4	7.6	(3.6)	(0.4)
China	(17.5)	4.5	2.9	11.3	2.8	1.9
Malaysia	0.0	0.0	18.9	7.9	0.0	0.4
Singapore	0.0	(0.8)	24.9	151.0	2.3	4.7
Taiwan	(0.1)	0.0	0.0	0.3	(0.2)	0.6
Thailand	0.0	0.0	0.0	0.0	0.2	(0.2)
Africa	3.5	1.0	0.4	2.1	(0.3)	2.0
North Africa	0.0	(0.2)	(1.5)	0.0	0.0	0.0
Egypt	0.0	0.0	(1.5)	0.0	0.0	0.0
Morocco	0.0	(0.2)	0.0	0.0	0.0	0.0
Other African Countries	3.5	1.2	1.9	2.1	(0.3)	2.0
South Africa	0.1	0.2	0.0	0.0	0.0	0.3
Oceania & Polar Regions	(1.2)	(1.8)	0.0	0.5	1.6	(1.9)
Australia	(1.3)	(1.8)	0.0	0.5	1.6	(1.9)
New Zealand	0.1	0.0	0.0	0.0	0.0	0.0
International Organizations	0.0	0.0	0.0	0.0	0.0	0.0
Not allocated	6.0	12.6	3.0	6.6	(96.9)	(78.4)
Total	2,642.8	1,514.1	1,347.9	956.9	3,173.3	5,358.5

Source: NBH

FDI flows (equity capital) in Hungary by the investors’ country, net

(excluding SPEs)

						For the
						first nine
	For the year ended December 31,					months of
	2007	2008	2009	2010	2011	2012
	(€ million)
Europe	2,030.7	3,954.6	(1,868.8)	1,426.2	1,592.8	5,204.4
Albania	0.0	0.1	(1.7)	2.0	0.4	0.8
Austria	2,254.5	1,551.7	(482.3)	191.4	926.7	559.8
Belgium	2,050.2	(254.0)	421.9	97.8	(1.7)	2.5
Belarus	0.4	(1.1)	(1.3)	0.1	1.5	0.1
Bulgaria	0.2	(2.3)	21.2	1.9	(10.1)	(5.2)
Cyprus	(91.1)	(33.1)	(266.7)	(143.0)	(218.1)	(41.6)
Czech Republic	40.7	(10.6)	138.8	16.3	(16.5)	19.8
Denmark	24.2	158.1	(35.8)	(73.9)	(31.2)	1.8
United Kingdom	(1,617.2)	(667.8)	963.6	396.2	46.6	272.5
Estonia	(1.5)	0.1	(0.8)	(0.4)	0.1	0.7
Finland	83.1	206.2	306.7	85.6	(722.9)	54.9
France	863.7	753.7	(205.1)	72.9	295.3	25.7
Greece	1.1	1.2	3.6	2.4	(0.9)	0.8
Netherlands	244.6	647.7	(747.3)	(1,368.5)	1,816.0	1,791.7
Croatia	44.9	(175.4)	(84.1)	(46.0)	(16.2)	(44.8)
Iceland	2.5	1.3	(1.7)	(1.5)	(1.2)	(1.1)
Ireland	86.2	197.9	301.3	(2,129.7)	(525.1)	(176.8)
Poland	(5.0)	(5.2)	36.6	55.9	5.6	3.2
Latvia	1.9	(1.1)	(1.7)	2.6	(0.1)	0.2
Liechtenstein	(5.8)	12.7	31.3	21.2	2.2	(58.7)
Lithuania	0.4	(0.7)	2.9	(1.6)	(1.2)	(2.1)
Luxemburg	925.0	346.9	(1,495.0)	(1,139.2)	(772.2)	(1,314.1)
Macedonia	1.1	9.3	(1.3)	(0.7)	0.4	(1.2)
Malta	11.8	54.0	17.9	16.2	(28.8)	36.2
Montenegro	(0.6)	0.8	0.1	(0.2)	0.3	0.0
Germany	(581.1)	986.3	796.1	2,343.9	2,648.1	113.1
Norway	(24.1)	30.2	(96.1)	(64.8)	84.3	(2.4)
Italy	(2,317.6)	155.6	(3,657.7)	2,318.1	30.0	3,661.1
Russia	(74.9)	(747.3)	901.3	268.4	(1,805.1)	65.4
Portugal	95.7	11.7	25.4	101.0	(63.0)	39.7
Romania	18.6	(117.5)	129.5	35.0	24.8	(50.2)
Spain	214.1	17.2	490.6	3.7	(216.5)	(36.7)
Switzerland	(299.4)	697.1	922.4	401.4	93.7	225.7
Sweden	64.2	91.3	(78.1)	(35.9)	27.2	23.1
Serbia	(7.8)	11.9	15.8	(7.2)	0.3	(1.4)
Slovakia	(25.3)	(35.4)	17.4	6.0	10.1	(2.3)
Slovenia	(2.6)	0.9	(2.3)	(13.9)	13.6	2.2
Turkey	3.4	3.6	(10.7)	3.7	16.6	3.0
Ukraine	0.5	24.0	(103.5)	(10.9)	7.0	1.4
Americas	27.8	955.6	3,739.3	586.9	2,010.3	1,511.6
North America	131.8	(211.9)	757.1	457.1	(595.0)	183.4
United States	113.8	(191.7)	675.2	368.6	(725.3)	165.3
Canada	18.0	(20.2)	81.9	88.5	130.3	18.1
Central America	(97.4)	1,177.6	2,965.6	125.4	2,628.3	1,346.0
Mexico	0.0	(2.4)	2.1	(0.4)	(4.0)	(6.3)
South America	(6.7)	(10.1)	16.6	4.5	(22.9)	(17.7)
Argentina	0.1	(0.7)	2.3	(1.0)	(1.5)	1.7
Brazil	(7.1)	(13.7)	13.8	(0.6)	(12.7)	(17.1)
Chile	0.0	0.8	(0.2)	0.2	(1.3)	0.0
Columbia	0.0	2.0	0.8	7.9	(3.0)	2.2
Uruguay	0.2	0.0	0.0	0.0	(0.1)	0.1
Venezuela	0.1	0.4	(0.1)	0.5	(2.1)	(2.4)

						For the
						first nine
	For the year ended December 31,					months of
	2007	2008	2009	2010	2011	2012
	(€ million)
Asia	107.6	(228.3)	(1.1)	(18.2)	314.5	(176.7)
Near and Middle East	13.0	(54.4)	(141.2)	(95.5)	79.5	(96.4)
Iran, Islamic Republic of	1.5	0.0	(0.3)	0.1	0.1	7.9
Israel	(1.0)	(59.5)	(145.3)	(96.7)	87.9	(109.8)
Other Asian Countries	94.6	(173.9)	140.1	77.4	235.0	(80.3)
South Korea	(17.7)	11.6	133.5	(74.4)	140.3	30.5
Philippines	0.0	(0.6)	2.8	1.3	(1.4)	0.3
Hong Kong	35.3	(112.2)	(123.2)	41.1	82.2	(216.4)
India	(2.0)	(6.3)	(0.4)	(8.9)	0.8	(9.2)
Indonesia	0.1	(2.5)	(1.1)	(0.2)	2.0	(1.0)
Japan	72.0	91.4	(76.4)	13.1	59.0	(10.3)
China	12.3	(73.0)	(18.8)	101.0	(132.4)	70.7
Malaysia	2.4	54.1	(17.7)	4.2	(3.9)	12.7
Singapore	11.5	(16.6)	161.3	30.5	137.7	4.6
Taiwan	(19.0)	(113.5)	80.8	(25.6)	(36.4)	46.1
Thailand	0.0	(6.4)	3.2	0.1	(1.6)	(3.3)
Africa	3.1	26.2	30.9	8.0	(40.5)	(0.3)
North Africa	0.0	(1.5)	5.8	(1.8)	(5.4)	3.8
Egypt	0.0	(0.5)	2.5	(0.1)	0.8	(0.5)
Morocco	0.0	(0.6)	2.9	(1.5)	(6.1)	6.8
Other African Countries	3.1	27.7	25.1	9.9	(35.1)	(4.1)
South Africa	0.0	8.2	25.7	15.1	(23.8)	(1.5)
Oceania & Polar Regions	2.2	4.0	3.5	9.1	(21.8)	(25.0)
Australia	2.2	2.7	1.4	11.5	(23.1)	(22.1)
New Zealand	(0.1)	3.1	1.6	(2.1)	1.5	(2.7)
International Organizations	0.4	0.9	(1.0)	(5.6)	(1.7)	(1.1)
Not allocated	680.2	(522.3)	(426.6)	(324.2)	(561.9)	(368.4)
Total	2,852.1	4,190.7	1,476.1	1,682.4	3,291.8	6,144.5

Source: NBH

Foreign Exchange Reserves

The following table sets out the level of Hungary’s gold and foreign exchange reserves as of the dates indicated:

Gold and Foreign Exchange Reserves

	As of December 31,
	2007	2008	2009	2010	2011	2012
	(€ million)
International net gold reserves(1)	55.8	61.0	75.9	104.3	119.4	124.5
Foreign exchange(2)	16,329.7	23,979.1	30,600.5	33,570.2	37,655.1	33,756.8

Total	16,385.5	24,040.1	30,676.4	33,674.5	37,774.5	33,881.3

Source: NBH

Notes:—

(1)	Gold valued at London rates fixed on the relevant date.
(2)	Consists of foreign currencies, including the counterparts of swapped gold, converted at exchange rates at the dates shown.

External Trade

The following tables set out the exports of Hungary for the periods indicated:

First nine months of 2012
(€ million)
Food, beverages & tobacco	4,886.5
Crude materials	2,005.9
Fuels & electric energy	2,360.7
Manufactured goods	18,722.3
Machinery & transport equipment	32,062.0

Source: CSO

For the year ended December 31, 2011
(HUF billion)
Austria	1,260.1
Czech Republic	831.7
France	1,041.7
Germany	5,529.9
Italy	1,113.8
Netherlands	555.3
Poland	856.8
Romania	1,361.7
Russia	717.4
Slovakia	1,312.3
Spain	587.1
Ukraine	456.0
United Arab Emirates	393.6
United Kingdom	1,023.0
United States	457.0
Other	4,845.0

Source: CSO

Monetary Policy

The following table sets out indicative interest rates of the NBH as of the dates indicated:

Selected Interest Rates

	December 31,
	2007	2008	2009	2010	2011	2012
	(per cent.)
NBH base rate(1)	7.50	10.00	6.25	5.75	7.00	5.75
Real rate(2)	0.1	6.3	0.6	1.5	2.8	0.7

Sources: Central Statistical Office, NBH

Notes:—

(1)	Two-week rate.
(2)	The real rate is calculated as follows: (1 + central bank base rate)/(1 + year-on-year inflation rate as of year-end) – 1, where interest rates are expressed as decimal numbers.

On each of September 26, 2012, October 31, 2012, November 28, 2012 and December 19, 2012 and January 30, 2013, the Monetary Council decreased the central bank base rate by 25 basis points, resulting in a base rate of 6.50%, 6.25%, 6.00%, 5.75% and 5.50%, respectively.

The Government and NBH set an inflation target of 3% plus or minus 1% for 2007 and thereafter. The annual average inflation rate for 2012 was 5.7%, but, according to the latest Quarterly Report on Inflation, published on December 20, 2012, the inflation rate will be close to the inflation target during the year 2013. In the Report on Inflation, the NBH estimated that the average annual inflation for 2013 and 2014 would be 3.5%, and 3.2%, respectively, which is higher than the 3% long-term inflation target rate.

On December 6, 2012, the NBH announced that the central bank will introduce a new euro liquidity instrument providing Euro/HUF FX swap facility again to assist domestic credit institutions in managing foreign currency liquidity at the end of the year. Another aim of NBH is to avoid a large diversion of prices in the Euro/HUF FX swap market from realistic levels and to ensure that forint interest rates remain close to the Bank’s key policy rate in all sub-markets of the domestic money market. According to the statement, NBH decided to organise two Euro/HUF FX-swap tenders with variable rate.

The following table sets out information about the composition of the monetary supply as of the dates indicated:

Monetary Supply

	As of December 31,
	2007	2008	2009	2010	2011	2012(4)
	(HUF billion)
M1(1)	6,348	6,162	6,122	6,635	7,343	7,035
Deposits with fixed terms of up to two years	6,589	7,935	8,233	7,716	8,026	7,859
M2(2)	12,937	14,097	14,354	14,351	15,369	14,893
Repos, money market funds and debt securities with maturities of up to two years	1,259	1,195	1,610	2,090	2,049	1,654
M3(3)	14,196	15,292	15,964	16,441	17,418	16,548

Source: NBH

Notes:—

(1)	Consists of currency in circulation outside monetary financial institutions plus overnight deposits.
(2)	Consists of M1 plus deposits with fixed terms of up to two years.
(3)	Consists of M2 plus repos, money market funds and debt securities with maturities of up to two years.
(4)	As of November 30, 2012.

The following table sets out certain trends in the Hungarian banking system for the periods indicated:

Banking System—Selected Indicators

	As of December 31,					As of November 30, 2012
	2007	2008	2009	2010	2011
	Banking survey (% change, year on year)
Domestic credit	15.1	23.3	(10.0)	4.1	(0.1)	(14.8)
Credits to enterprises	13.6	14.8	(10.1)	(0.8)	1.9	(12.4)
Credits to households	27.8	35.1	(5.6)	9.3	(0.9)	(17.3)
Broad money (M3)	10.8	10.3	1.8	3.0	5.9	(4.5)

Source: NBH

The total assets of the credit institutions amounted to HUF 26,040.0 billion as of October 31, 2012. As of October 31, 2012, Hungarian cooperative institutions held aggregate total assets of HUF 1,705.7 billion according to data compiled by the Hungarian Financial Supervision Authority.

On November 5, 2012, the NBH published its latest Report on Financial Stability. According to the latest stress-test conducted by the NBH, under all scenarios, including the simultaneous occurrence of financial market turbulence, deposit withdrawals and an exchange rate shock, banks’ liquidity reserves remain adequate. The total capital need of the banking sector under the extreme stress scenario is estimated at HUF 28 billion and only one major bank would need additional capital over the two-year time horizon.

The following table sets out certain information regarding the Hungarian banking sector, as of or for the periods indicated:

	As of or for the year ended December 31,					As of or for the quarter ended
	2007	2008	2009	2010	2011	March 31, 2012	June 30, 2012	September 30, 2012
	(per cent.)
Capital Adequacy Ratio	9.9	11.2	13.1	13.0	13.0	14.3	14.8	14.7
Tier 1 Capital Adequacy Ratio	6.5	9.3	11.0	11.3	11.2	12.2	12.8	n/a
Liquid Assets to Total Assets	19	19	24	22	24	25	27	n/a
Non-performing Loans to Total Loans
Households	2.9	3.5	7.7	9.5	13.1	14.9	16.2	n/a
Corporates	3.2	4.7	10.2	12.8	17.4	17.7	20.9	n/a
Loans to Deposit Ratio	140.1	152.0	134.6	140.4	129.9	126.1	124.0	118.3

Sources: NBH and HFSA

The following tables set out the return on equity (“ROE”) ratio of the Hungarian banking sector for the periods indicated:

	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009
ROE	28.5	27.2	25.9	22.2	19.1	19.2	23.9	14.2	15.5	13.9	7.3

Source: NBH

	Q4 2009	Q1 2010	Q2 2010	Q3 2010	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012
ROE (cont.)	12.5	12.8	10.0	4.5	2.8	0.2	2.9	1.6	(8.1)	(9.5)	(14.3)

Source: NBH

The following table sets out the total outstanding value of loans provided by the Hungarian banking sector to households, denominated in local currency and in foreign currency, as at the dates indicated:

	As of December 31,					As of March 31, 2012	As of June 30, 2012	As of September 30, 2012
	2007	2008	2009	2010	2011
	(HUF billion)
Local Currency	2,659.9	2,571.4	2,649.0	2,813.8	3,000.1	3,205.7	3,202.2	3,244.1
Foreign Currency	3,254.3	5,150.1	5,195.7	5,765.1	5,500.0	4,482.5	4,300.7	4,045.2

Source: NBH

The following tables set out the net credit flow provided by the Hungarian banking sector to households for the periods indicated:

	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008
	(HUF billion)
Foreign Currency	225.2	327.0	357.1	377.6	299.9	339.6	344.1	218.2
Local Currency	(7.6)	5.9	(0.5)	(43.9)	(33.3)	(3.1)	(1.7)	(35.4)
Total	217.6	332.8	356.6	333.6	266.7	336.5	345.8	182.8

Source: NBH

	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Q1 2010	Q2 2010	Q3 2010	Q4 2010
	(HUF billion)
Foreign Currency	22.0	(23.1)	(23.2)	(24.6)	(62.0)	(87.7)	(123.0)	(130.6)
Local Currency	7.3	53.8	56.6	(10.0)	25.7	56.0	91.7	45.4
Total	29.3	30.7	33.4	(34.5)	(36.4)	(31.7)	(31.3)	(85.2)

Source: NBH

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Oct.-Nov. 2012
	(HUF billion)
Foreign Currency	(119.8)	(117.4)	(116.6)	(692.1)	(773.8)	(83.7)	(152.4)	(58.0)
Local Currency	39.0	62.0	35.8	92.9	217.7	11.8	59.5	(22.3)
Total	(80.8)	(55.4)	(80.8)	(599.1)	(556.1)	(71.9)	(92.9)	(80.3)

Source: NBH

Exchange Rate Policy

In 2012 the forint strengthened significantly, partly as a result of favorable global investor sentiment. As of January 15, 2013, the HUF/Euro exchange rate was HUF 293.75/Euro.

The following table sets out the average exchange rates of the HUF versus the Euro and USD and the real effective exchange rate as calculated by NBH as of the dates indicated:

	Year ended December 31,					As of March 31, 2012	As of June 30, 2012	As of September 30, 2012	As of December 31, 2012
	2007	2008	2009	2010	2011
HUF/EUR(1)	253.15	264.15	273.08	277.47	304.32	292.18	293.71	284.07	285.03
HUF/USD(1)	173.86	196.78	186.76	209.67	230.88	220.96	234.39	221.01	217.53
Real effective exchange rate(2)	72.3	73.4	72.3	73.2	79.0	74.0	74.4	72.4	72.5

Source: NBH

Notes:—

(1)	Average foreign exchange rate for the last month of the period indicated.
(2)	CPI-based real effective exchange rate for the last month of the period indicated; calculated according to the relative weights of the foreign trade partner countries based on foreign trade data of 2007-2009.

Budget Trends

The following table sets out the main fiscal trends in Hungary for the years indicated:

	General government balance, consolidated For the year ended December 31,
	2007	2008	2009	2010	2011	2012 Preliminary	2013 Planned
	(HUF billion)
GFS method
Revenue	11,612.9	12,572.7	12,915.5	12,417.5	12,939.6	13,673.8	14,647.6
Privatisation receipts	24.0	24.7	4.1	7.0	2.6	2.6	2.7
Revenue (excluding privatisation receipts)	11,588.9	12,548.1	12,911.0	12,410.5	12,937.0	13,671.2	14,644.9
Expenditure	12,974.3	13,466.4	13,439.7	13,539.0	14,537.7	14,268.8	15,504.4
Balance (excluding privatisation receipts)	(1,385.4)	(918.4)	(528.7)	(1,128.5)	(1,600.7)	(597.6)	(859.5)
Balance as a % of GDP	(5.5)	(3.5)	(4.0)	(4.2)	(5.7)	(2.0)	(2.8)

ESA method
Revenue	11,388.4	12,090.1	12,017.8	12,067.7	15,022.0	13,162.8	14,120.6
Expenditure	12,673.1	13,080.5	13,200.0	13,232.1	13,810.3	13,882.5	14,953.1
Balance	(1,284.8)	(990.4)	(1,182.2)	(1,164.3)	1,211.7	(719.8)	(832.5)
Balance as a % of GDP	(5.1)	(3.7)	(4.6)	(4.4)	4.3	(2.5)	(2.7)

Sources: CSO and MNE

According to final data available in December 2012, the general government deficit (including local governments) amounted to HUF 1,600.7 billion (5.7% of GDP) for the year ended December 31, 2011, according to the GFS methodology. The general government surplus for the year ended December 31, 2011, according to the ESA methodology (local governments included) reached HUF 1,211.7 billion, equaling 4.3% of GDP for the year ended December 31, 2011. In the view of the European Council, the surplus in 2011 was attributable to one-off measures such as the transfer of pension assets from private pension schemes to the government and without such measures the deficit would have exceeded 3% of GDP. Accordingly, Hungary is subject to the Excessive Deficit Procedure.

The 2012 preliminary general government deficit (local governments included) is HUF 597.6 billion according to the GFS methodology. The 2012 preliminary general government deficit (local governments included) is HUF 719.8 billion (2.5% of GDP) according to the ESA methodology.

According to the latest available Convergence Programme published on April 23, 2012, the Government expected the budget deficit to GDP ratio to shrink to 2.2% in 2013, 1.9% in 2014 and 1.5% in 2015. The public debt to GDP ratio according to ESA methodology was projected to fall to 77.0% in 2013, 73.7% in 2014 and 72.7% in 2015. The Government planned to reduce the total revenue to GDP ratio from 52.9% in 2011 to 46.0% in 2012, 45.2% in 2013, 45.3% in 2014 and 44.9% in 2015, and to reduce total expenditure to GDP ratio from 48.6% in 2011 to 48.5% in 2012, 47.4% in 2013, 47.2% in 2014 and 46.4% in 2015.

On December 17, 2012, the Parliament adopted detailed rules for the method of calculating government debt and gross domestic product and the rules for implementing the government debt limitations mentioned in the Fundamental Law. In accordance with these rules, through the execution of the central budget act, the Government and all organs within the system of public finances shall take into account the value of the expected gross domestic product of the given budget year and the value of the government debt planned for the last day of that budget year when borrowing or undertaking a financial obligation. The validity of a contract under which the Government borrows or undertakes a financial obligation shall not be affected if the actual government debt index on the last day of the given budget year exceeds the respective index of the reference year due to a reason not known at the time of such borrowing or undertaking.

The following table sets out the total general government revenue, expenditure, balance and primary balance of Hungary (according to ESA methodology) calculated by the European Commission for the years indicated:

	For the year ended December 31,
	2007	2008	2009	2010	2011	2012(1)	2013(1)	2014(1)
	(% of GDP)
Total general government revenue	45.6	45.5	46.9	45.4	53.9	46.4	46.1	46.1
Total general government expenditure	50.7	49.3	51.5	49.7	49.5	48.9	49.0	49.6
General Budget Balance	(5.1)	(3.7)	(4.5)	(4.5)	4.3	(2.5)	(2.9)	(3.5)
Primary Balance	(1.0)	0.5	0.1	(0.3)	8.5	1.6	1.2	0.7

Source: European Commission, Economic Forecast, 2012 autumn

Note:—

(1)	Forecast of the European Commission.

The following tables set out the expected general government balance of the countries indicated (according to ESA methodology) estimated by the European Commission for the year indicated:

	Ireland	Spain	Greece	UK	Portugal	France
	(per cent.)
Expected general government balance as percentage of GDP for 2012(1)	(8.4)	(8.0)	(6.8)	(6.2)	(5.0)	(4.5)

Source: European Commission, Economic Forecast, 2012 autumn

Note:—

(1)	Forecast of the European Commission.

	Slovenia	EU	Poland	Lithuania	Hungary	Latvia
	(per cent.)
Expected general government balance as percentage of GDP for 2012(1)	(4.4)	(3.6)	(3.4)	(3.2)	(2.5)	(1.7)

Source: European Commission, Economic Forecast, 2012 autumn

Note:—

(1)	Forecast of the European Commission.

The following tables set out the expected general government debt of the countries indicated (according to ESA methodology) estimated by the European Commission for the year indicated:

	Greece	Italy	Portugal	Ireland	Belgium	France	UK	EU
	(per cent.)
Expected general government debt as percentage of GDP for 2012(1)	176.7	126.5	119.1	117.6	99.9	90.0	88.7	86.8

Source: European Commission, Economic Forecast, 2012 autumn

Note:—

(1)	Forecast of the European Commission.

	Spain	Germany	Hungary	Netherlands	Poland	Slovenia	Latvia	Lithuania
	(per cent.)
Expected general government debt as percentage of GDP for 2012(1)	86.1	81.7	78.4	68.8	55.5	54.0	41.9	41.6

Source: European Commission, Economic Forecast, 2012 autumn

Note:—

(1)	Forecast of the European Commission.

The following table sets out the general government debt of Hungary and the general government debt of the European Union (according to ESA methodology) calculated by the European Commission for the years indicated:

	2007	2008	2009	2010	2011	2012(1)	2013(1)	2014(1)
	(% of GDP)
Hungary	67.0	73.0	79.8	81.8	81.4	78.4	77.1	76.8
EU Average	59.0	62.2	74.6	80.2	83.0	86.8	88.5	88.6

Source: European Commission, Economic Forecast, 2012 autumn

Note:—

(1)	Forecast of the European Commission.

Central Government Budget

The following table sets out information concerning central government revenue and expenditure for the final budget for the years 2007, 2008, 2009, 2010 and 2011, and the preliminary and planned budgets for 2012 and 2013, respectively:

Central Government Revenue and Expenditure(1)

	Revenue and expenditure of the central budget For the year ended December 31,
	2007	2008	2009	2010	2011	2012	2013
	Final					Preliminary	Planned
	(HUF billion)
Revenue
Payments of Economic Units
Corporate taxes (including financial institutions)	700.3	699.9	597.2	343.9	352.0	390.0	477.2
DPTT	31.5	38.8	26.6	108.9	111.5	103.6	95.0
Gambling tax	71.5	72.7	66.7	53.4	51.6	52.4	47.0
Eco tax	19.9	25.2	23.9	23.5	23.5	24.1	26.0
Simplified business tax	152.8	166.5	169.7	181.9	172.3	146.5	108.1
Tax of small enterprises							130.2
Itemized tax of small taxpayers							74.3
Tax on public works							60.0
Other central payments	124.1	139.2	111.6	44.1	108.6	172.0	251.0
Other payments	19.3	30.1	21.7	36.3	32.0	18.0	33.5
Surtax on Financial Institutions	0.0	0.0	0.0	182.3	186.5	84.9	144.0
Surtax on Retail, Telecommunications and Energy Sectors	0.0	0.0	0.0	151.7	171.9	165.6	5.0

Total	1,119.2	1,172.4	1,017.5	1,125.8	1,209.9	1,157.2	1,451.3

Taxes on Consumption
Value added tax	1,979.4	2,114.1	2,168.5	2,313.6	2,219.5	2,747.4	2,953.2
Excises	912.0	929.7	902.4	886.6	909.6	943.1	961.1
Financial transaction tax							301.1
Public health production tax					3.3	0.0	0.0
Insurance tax							27.5
Telecom levy						12.2	44.0

Total	2,891.4	3,043.8	3,070.9	3,200.1	3,132.3	3,702.7	4,286.9

	Revenue and expenditure of the central budget For the year ended December 31,
	2007	2008	2009	2010	2011	2012	2013
	Final					Preliminary	Planned
	(HUF billion)
Payments of Households
Gross PIT revenue	1,800.0	1,998.9	1,874.2	1,767.9	1,382.8	1,498.4	1,501.6
PIT revenue of central budget(1)	1,697.3	1,884.6	1,744.4	1,632.0	1,256.4	1,385.3	1,501.6
Private persons’ special tax	20.8	27.6	25.5	6.1	0.3	0.0	0.0
Tax payments	5.6	5.8	8.3	3.0	0.2	0.2	0.2
Fees	118.8	131.0	112.2	83.5	75.3	109.6	111.0
Vehicle tax							44.1
Other Revenue					3.7	1.2	0.9

Total	1,945.3	2,163.3	2,020.2	1,860.5	1,462.3	1,609.4	1,657.8

Central Budgetary Institutions and Chapter Administered Appropriations
Revenue of the central budgetary institutions	828.8	778.2	794.2	890.6	925.7	1,364.4	1,041.9
Own revenue of chapter administered professional appropriations	150.8	144.5	227.9	165.3	353.8	140.8	22.7
EU support of chapter administered professional appropriations	287.4	329.0	602.7	814.0	890.1	1,071.6	1,424.6

Total	1,266.9	1,251.7	1,624.8	1,869.9	2,169.6	2,576.7	2,489.2

Payments of Central Budgetary Institutions	49.5	94.4	65.5	57.3	45.5	41.0	85.4
Contribution to National Social Fund						17.7	0.0
Payments of Local Governments	11.3	17.0	14.9	11.6	7.2	9.3	0.0
Payments of Extrabudgetary and Social Security Funds	135.9	143.4	146.1	8.0	0.0	0.0	10.0
Revenue of International Transactions	3.5	1.5	2.1	1.3	4.2	0.4	8.2
Payments Related to State Property	48.8	71.7	143.4	71.0	40.0	69.8	116.0
Other Revenue	20.3	47.7	39.9	125.2	39.5	25.8	6.4
Revenue Related to Debt Service	0.2	9.7	0.1	0.0	0.0	0.0	0.0
Lump Sum Cash Flow Facility from EU	0.0	51.1	28.7	-8.7	22.9	11.6	16.7
Customs and import duties	9.2	9.8	8.2	8.6	9.6	9.2	9.6

Pension Reform and Debt Reduction Fund	0.0	0.0	0.0	0.0	95.6	0.0	0.0

Total Revenue(2)	7,501.6	8,077.3	8,182.0	8,330.7	8,238.7	9,230.8	10,137.6

Interest Revenue	92.7	82.0	142.3	130.5	103.5	145.9	93.2

Total Revenue(3)	7,594.3	8,159.3	8,324.2	8,461.1	8,342.2	9,376.7	10,230.9

	Revenue and expenditure of the central budget For the year ended December 31,
	2007	2008	2009	2010	2011	2012	2013
	Final					Preliminary	Planned
	(HUF billion)
Expenditure
Subsidiaries to Economic Units	197.4	203.1	178.6	201.4	212.0	259.5	268.7
Support to the Media	52.2	51.3	53.7	45.8	53.7	61.8	68.6
Consumer Price Subsidy	111.9	107.6	107.4	107.3	108.3	96.9	93.0
Housing Grants	228.5	185.6	199.3	147.4	129.1	124.0	201.5
Family Benefits Social Subsidiaries
Family benefits	508.1	503.0	464.6	461.5	454.9	445.8	452.5
Income supplement benefits	151.7	156.6	149.9	144.1	136.6	62.7	63.7
Under-age benefits						280.0	283.4
Other specific subsidies	26.5	26.3	26.5	26.8	27.5	28.5	30.0

Total	686.3	685.9	641.0	632.4	618.9	817.0	829.6

Central Budgetary Institutions and Chapter Administered Appropriations
Expenditure of central budgetary institutions	2,382.6	2,348.9	2,239.2	2,371.7	2,521.0	2,901.1	2,968.3
Chapter administered professional appropriations	1,814.5	1,647.0	1,808.0	1,833.1	2,209.7	2,145.8	2,431.7
Central investment	37.3	0.0	0.0	0.0	0.0	0.0	0.0
Chapter balance reserve	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Total	4,234.4	3,995.8	4,047.2	4,204.8	4,730.7	5,046.9	5,400.0

Support to Political Parties and Other Civil Organizations	5.2	5.2	5.3	5.0	3.8	3.8	3.8
Transfer to Social Security Funds	777.8	835.0	913.8	1,147.5	637.8	690.9	1,066.5
Transfer to Local Governments
Direct transfer from the budget	1,251.9	1,295.3	1,178.6	1,123.5	1,203.9	1,029.6	636.4
Yielded PIT revenue	102.6	114.2	129.9	135.9	126.4	113.1	0.0

Total	1,354.5	1,409.5	1,308.5	1,259.4	1,330.3	1,142.7	636.4

Transfer to Extrabudgetary Funds	27.9	32.8	40.6	17.6	89.1	94.6	126.6
Expenditure of International Transactions	14.6	14.2	9.5	2.6	0.9	2.4	13.5
Debt Service Related Expenditure	10.3	20.6	18.4	9.9	11.8	15.8	15.1
Other Expenditure	22.5	26.1	22.6	29.4	14.7	16.2	19.9
Reserves							599.5
Extraordinary Expenditure	73.2	16.0	16.9	9.2	266.0	9.0	4.0
Government Guarantees Redeemed	10.3	17.1	20.4	33.5	29.4	40.8	30.2
Contribution to EU Budget	189.5	210.6	223.7	230.2	233.0	234.9	277.0
Expenditure Related to State Property	0.0	67.0	99.3	95.4	633.3	137.4	174.1
Interest Payments	995.7	1,133.5	1,161.8	1,136.4	1,101.1	1,202.4	1,237.2

Total Expenditure	8,992.3	9,017.0	9,068.0	9,315.1	10,204.0	9,996.8	11,065.3

Source: MNE

Notes:—

(1)	The PIT share to local governments will be reduced from 40% to 8% in 2012; base corrections between 2007 and 2011: the yearly differences have been moved from Own revenue into Subsidies. For methodological remarks on planned, expected, preliminary, fact and final budgets, see “Public Finance—Methodology” in the Annual Report.
(2)	Excluding interest revenue.
(3)	Including interest revenue.

On December 11, 2012 the Parliament approved the Budget Act for the year 2013.

Social Security and Extra-Budgetary Funds

The social security funds consist of two funds: the pension fund and the health fund. The following table sets out the revenue and expenditure for social security and certain extra-budgetary funds for the periods indicated:

Social Security and Extra-Budgetary Funds, Revenue and Expenditure(1)

	For the year ended December 31,
	2007 Final	2008 Final	2009 Final	2010 Final	2011 Final	2012 Preliminary	2013 Planned
	(HUF billion)
Social Securities Fund
Revenue	4,318.7	4,302.8	4,128.9	4,299.6	4,451.7	4,509.8	4,651.6
Expenditure	4,291.1	4,370.3	4,285.6	4,394.9	4,535.3	4,627.6	4,651.6
Surplus (deficit)	27.6	(67.5)	(156.7)	(95.4)	(83.7)	(117.8)	0.0

Extra Budgetary Funds(2)
Revenue	459.5	485.4	465.2	407.7	428.8	508.8	431.4
Expenditure	396.6	457.2	496.5	347.9	359.6	378.4	438.7
Surplus (deficit)	62.9	28.2	(31.4)	59.8	69.2	130.5	(7.4)

Source: MNE

Notes:—

(1)	For methodological remarks on planned, expected, preliminary, fact and final budgets, see “Public Finance —Methodology” in the Annual Report.
(2)	Currently, these funds consist of the Nuclear Fund, the National Employment Fund, the Wesselényi Miklós’ Flood and Inland Waters Compensation Fund, the Research and Development Fund, the National Cultural Fund, and the Bethlen Gábor Fund.

Local Government Finance

The following table sets out the revenue and expenditure at the local government level for all local governments for the periods indicated:

Local Government Revenue and Expenditure(1)

	For the year ended December 31,
	2007 Final	2008 Final	2009 Final	2010 Final	2011 Final	2012 Preliminary	2013 Planned
	(HUF billion)
Revenue
Own revenue(2)	1,079.1	1,210.7	1,251.8	1,234.4	1,233.9	1,169.8	1,067.0
Subsidies	1,251.9	1,295.3	1,178.5	1,123.5	1,069.2	1,029.6	636.4
Other revenue	725.8	737.5	692.0	808.6	1,026.3	624.4	619.8

Total revenue, GFS (excluding privatisation)	3,056.8	3,243.5	3,122.3	3,166.5	3,329.4	2,823.8	2,323.2

Privatisation revenue	23.9	24.7	4.1	7.0	2.6	2.6	2.7

Total revenue (including privatisation)	3,080.7	3,268.2	3,126.4	3,173.5	3,332.0	2,826.4	2,325.9

Expenditure
Wages	1,477.9	1,502.7	1,407.9	1,388.6	1,286.6	1,066.8	624.0
Investments	583.7	550.6	573.6	694.1	605.2	585.4	645.8
Other expenditure	1,073.0	1,199.3	1,227.4	1,322.8	1,296.7	1,161.7	1,071.1

Total expenditure	3,134.6	3,252.6	3,208.9	3,405.5	3,188.5	2,813.9	2,340.9

Surplus (deficit), GFS (excluding privatisation)	(77.8)	(9.1)	(86.6)	(239.0)	140.9	9.9	17.7
Surplus (deficit) (including privatisation)	(53.9)	15.6	(82.5)	(232.0)	143.5	(12.5)	(15.0)

Source: MNE

Notes:—

(1)	For methodological remarks on planned, expected, preliminary, fact and final budgets, see “Public Finance—Methodology” in the Annual Report.
(2)	GFS excludes privatisation revenue.

Taxation

Hungary entered into a double taxation treaty with each of Denmark, the United Kingdom and Mexico in 2011, and also with each of Georgia and Qatar in 2012.

Personal Income Tax

The rate of personal income tax is 16% as of January 1, 2011. However, a tax base supplement (super-grossing) had applied to annual income of above HUF 2 million 424 thousand. As of January 1, 2013, such tax base supplement has been abolished, and as a result the proportionate, 16% flat-rate personal income taxation has been fully introduced. Parallel to abolishing the personal income tax base supplement, the cap on the amount of pension contribution payable by private individuals has also been removed. See “—Recent Developments in Fiscal Policy” regarding the elimination of regressive tax rates for social security contributions.

Surtax on Financial Institutions

In 2013, the tax base and rate will vary according to the type of institution as follows:

Type of Institution	Tax Base and Rate
Credit Institutions	0.15% of the adjusted balance sheet total up to HUF 50 billion and 0.53% of the amount in excess of such threshold
Insurance companies	As of January 1, 2013, surtax has been abolished(1)
Financial enterprises	6.5% of the aggregated sum of interest income and fees and commission income
Investment companies	5.6% of the adjusted net income
Stock exchanges	5.6% of the adjusted net income
Commodity exchange service providers	5.6% of the adjusted net income
Venture capital fund managers	5.6% of the adjusted net income
Investment fund managers	0.028% of the sum of the net value of managed funds and other managed portfolio assets

Note:—

(1)	See “—Uniform Insurance Tax.”

The rate of surtax on credit institutions, which is payable in addition to the surtax on financial institutions as described above, is 30% of pretax profit. However, the payable amount of tax can be reduced, inter alia, by certain loss items arising from the fixed rate repayment schedule.

Financial transaction duty

After several amendments adopted by the Parliament, the Act on Financial Transaction Duty went into effect as of January 1, 2013 as follows.

The rate of duty is 0.2% of the transferred amount and 0.3% in case of cash withdrawals. The duty is payable by the entity providing the relevant payment service. The payable amount of the duty is capped at 6,000 HUF per transaction. This cap is not applicable when the taxpayer is the Settlement Center of Hungarian Post or the Hungarian Treasury, except that the duty payable with respect to each transaction at the Treasury involving the sale of government securities is also capped at 6,000 HUF. In accordance with the recommendation of the European Commission, the transactions of National Bank of Hungary are not subject to this duty.

Certain Treasury transactions are not subject to the duty (such as payments related to social security contribution funds, payments and transfers related to EU subsidies and initiated from accounts held at the Treasury, transactions involving accounts of the National Tax and Customs Administration held at the Treasury, etc.). Certain intra-group financing related and investment service provision related payment transactions are also exempt.

Uniform Insurance Tax

The Act on Uniform Insurance Tax went into effect on January 1, 2013. The tax base is the insurance fee. The rate of the tax is 15% in case of all-risk vehicle insurance fee and 10% in case of property and accident insurance fee. The amount of the tax shall be calculated, declared and paid by the insurance companies monthly.

Public utility tax

As of January 1, 2013, a new type of tax has been introduced on public utilities, such as cables (electricity, phone, television, internet) and pipelines (gas, water, conduit) laid above or underneath municipal areas. The entity owning the cable or pipeline pays this tax, except in the case that the owner is the state or a local government, in which case the tax shall be paid by the service provider. The tax base of this tax is the total length of cables and pipelines, and the payable tax is 125 HUF per each meter of cable or pipeline.

In the case of telecommunication cables, a three-tier graduated tax relief is applicable, as follows:

up to 170,000 meters	20% of the standard tax is payable
between 170,000 and 250,000 meters	40% of the standard tax is payable
between 250,000 and 300,000 meters	80% of the standard tax is payable

Low Tax-Bracket Enterprises and Small Enterprises Tax

As of January 1, 2013, new types of tax were introduced as part of the Job Protection Action Plan as options for low tax-bracket enterprises and small enterprises. One of these new options for these small enterprises is a tax of 16% of a tax base including a cash flow based profit plus wages and salaries. Businesses opting for such tax shall be exempt from certain taxes applicable on wages and salaries. Low tax-bracket enterprises choosing the monthly payable flat rate tax shall be exempted from the payment of the main central taxes, such as corporate and dividend tax, personal income tax and social contributions.

Recent Developments in Fiscal Policy

On October 1, 2012, the Government announced that the Government plans to recommend the prohibition of slot machines. The expected loss of budget revenue from gaming of approximately HUF 20-30 billion would be covered by the planned taxation of on-line gambling.

On October 5, 2012, György Matolcsy, Minister for National Economy, announced a HUF 397 billion deficit reduction plan. According to the announcement, the expected growth rate for the year 2013 has been lowered from 1.6% to 1% and the planned deficit-to-GDP ratio in 2013 has been increased from 2.2% to 2.7%. The following table sets out the planned measures and their budgetary impact for the year 2013:

Measure	Gross effect (HUF billion)
1. Increasing the EU co-financing rate of projects	55
2. Reduction of bureaucracy	30
3. More efficient wage controls in the public sector	73
4. Improved targeting of social benefits	8
5. Elimination of the regressive rates for social security contributions	51
6. Financial transaction tax	60
a. Increased payment obligation of the State Treasury	30
b. 0.3% financial transaction levy on cash withdrawal	30
7. Combating tax avoidance, substantive improvement of the efficiency of tax collection and different rules for the small business tax	120
a. Combating tax avoidance: expansion of reverse charge value-added tax (VAT) to swine trade	10
b. Combating tax avoidance: connecting cash registers to the tax authority	95
c. Different regulation of the small business tax	15

Total	397

Source: MNE

In addition, on October 5, 2012, the Government announced a freeze on expenditure in the amount of HUF 133 billion to ensure it meets the deficit target for 2012.

On October 17, 2012 György Matolcsy, Minister for National Economy, announced a HUF 367 billion deficit reduction plan in order to avoid any new steps in the Excessive Deficit Procedure against Hungary. The European Commission indicated in its October letter that it can accept only two-thirds of the previously announced fiscal adjustment measures and thus forecasts the budget deficit next year to come within the range of 3.7% and 3.9% of gross domestic product. Failure to keep the deficit below 3% would imply moving to the next stage of the Excessive Deficit Procedure and the freezing of funding to Hungary from the European Union’s Cohesion Fund. The announced measures include doubling the financial transactions tax, adding revenue of HUF 130 billion as well as keeping the bank surtax unchanged, resulting in additional anticipated revenue of HUF 72 billion. Furthermore, changes in local business tax rules are expected to generate HUF 35 billion and the Government will introduce a utilities tax, which is planned to generate HUF 30 billion more in budget revenue. The health care contribution levied on in-kind (non-monetary) benefits provided by employers will increase from 10% to 27% resulting in additional planned revenue in the amount of HUF 40 billion and improvement in the efficiency of tax collection will result in additional planned revenue in the amount of HUF 60 billion.

On October 19, 2012, the European Commission launched an infringement procedure against the sectoral tax on telecommunications firms in Hungary.

On October 27, 2012, Viktor Orbán, the Prime Minister, announced that the central government will partially assume the debt of local governments. The measure will affect the debt of 1,956 local governments totalling HUF 612.1 billion. In case the population of the township is fewer than 5,000 people, 100% of the debt will be assumed, which will account for HUF 97.3 billion. Where the population of the township exceeds 5,000 people, the ratio of the debt assumed will depend on the per capita local business tax revenue of that local government. If this revenue exceeds the average per capita local business tax revenue, 40% of the debt will be assumed. If the per capita local business tax revenue is between 75% and 100% of the average per capita local business tax revenue, 50% of the debt will be assumed. If the per capita local business tax revenue is between 50% and 75% of the average per capita local business tax revenue, 60% of the debt will be assumed. If the per capita local business tax revenue is below 50% of the average per capita local business tax revenue, 70% of the debt will be assumed. The following table sets out the affected amount of debt and the expected effect of the measure on the central government according to GFS methodology:

	Number of townships	Per capita local business tax compared to the average	Amount of debt (HUF billion)(2)
Fewer than 5,000 people	1,673	100%	97.3
More than 5,000 people:
Above 100%(1)	134	40%	244.7
75%-100%(1)	54	50%	145.1
50%-75%(1)	57	60%	79.4
Below 50%(1)	38	70%	45.6

Total	1,956		612.1

Source: MNE

Notes:—

(1)	Percentage of average per capita local business tax revenue.
(2)	Amount of debt affected by the measure announced on October 27, 2012, as described above.

According to ESA methodology the measure has no effect on the debt and the deficit of the general government because according to ESA methodology the debt and the deficit of the local governments are included in the general government debt and deficit data.

On October 27, 2012, the European Commission published the 2012 autumn Economic Forecast. According to the projection of the European Commission the deficit-to-GDP ratio of Hungary according to ESA methodology (including local governments) will amount to 2.5% in 2012, 2.9% in 2013 and 3.5% in 2014. Real economic growth will reach 0.3% in 2013 and 1.3% in 2014. The general government debt to GDP ratio (including local governments) will decrease from 81.4% by the end of 2011 to 78.4% by the end of 2012, 77.1% by the end of 2013 and 76.8% by the end of 2014.

On November 16, 2012, the Government announced a HUF 90 billion deficit reduction plan in order to close the gap of 0.2% between Hungary’s 2.7% 2013 general government deficit (including local governments) according to ESA methodology to GDP ratio target and the European Commission’s 2.9% projection. According to the plan the Government will include the following additional measures in the 2013 budget proposal:

1)	raising the rate of income tax for energy providers from 11% (as planned originally) to 31%, projected to generate additional budget revenue of HUF 40 billion.

2)	extending the scope of the on-line gambling tax, projected to generate additional budget revenue of HUF 10 billion.

3)	increasing the dividend payment obligations of Szerencsejáték Zrt. (the state-owned gambling company), projected to generate additional budget revenue of HUF 10 billion.

Furthermore, on November 16, 2012, the Government announced that the transitional taxes and extra taxes (such as Surtax on Retail, Telecommunications and Energy Sectors) will be abolished; however, the Surtax on Financial Institutions will be fixed as a permanent tax, with the tax burden for the year 2013 equaling the tax burden of 2012.

On December 17, 2012, the MNE announced that the Government of Hungary decided to revise the conditions for eligibility of social benefit to support home ownership of families announced on October 12, 2011. According to the decision:

1)	the interest rate subsidy will be constant and will not decrease annually.

2)	the maximum amount of subsidised loans will be increased from HUF 10 million to HUF 15 million for purchases of new construction real estate and from HUF 6 million to HUF 10 million in case of purchases of existing real estate.

3)	the maximum value of real estate eligible for subsidised loans will be increased from HUF 15 million to HUF 20 million in case of purchases of existing construction real estate.

4)	extensions of existing real estate will also be eligible for subsidised loans with a maximum of HUF 10 million cap on the amount of loan. The loan will be capped and not the value of the real estate.

5)	application deadline for constructions reinforcing the state of debtors with overdue home loans will be extended to December 31, 2013.

The measures will become effective retroactively, so that those who previously applied for the subsidy will be eligible to benefit.

On December 19, 2012 the Government entered into an arrangement with the labour unions concerning the increase of the minimum wage. According to the agreement, the minimum wage will increase from HUF 93 to HUF 98 for non-skilled employees and from HUF 108 thousand to HUF 114 thousand for skilled employees. In case of eleven subsectors (manufacture of food products, manufacture of textiles, manufacture of wearing apparel, manufacture of leather and related products, manufacture of wood, manufacture of furniture, construction of buildings, specialized construction activities, retail trade, accommodation and food service activities), the state will cover the costs of the minimum wage increase (including additional contributions). The measure will affect approximately 256 thousand people and will result in additional general government budget expenditure in the amount of HUF 10 billion.

On December 19, 2012, the Parliament approved an amendment extending the deadline for borrowers to take advantage of the bail-out with respect to foreign currency denominated mortgages of mortgage debtors indebted in foreign currency. The amendment provides that debtors with less than 90 days’ delinquency are entitled to apply to enter the fixed-rate repayment schedule until March 29, 2013 instead of the original deadline of December 31, 2012. The contract setting out the terms of the mortgage loan granted by the mortgage bank to finance the difference between the actual and the fixed exchange rate will be subject to re-negotiation subject to parameters under the law; the re-negotiation will not affect the state guarantee of the original loan.

On December 22, 2012, the Ministry for National Development issued a decree implementing the decision of the Government dated December 12, 2012 to decrease residential gas, electricity and public heating price levels by 10%. The decree entered into force on December 26, 2012.

As of December 28, 2012, the Parliament has amended the Act of Entry and Residence of Nationals from Third Countries and provided an authorization for Hungary to issue the so-called zero-coupon “Residence Bonds” with a face value of €250,000 to eligible companies chosen by Hungary, which may in turn issue securities which can be acquired and held for a minimum of five years by applicants in order to accelerate Hungarian residence permit applications. However, this program has not started yet.

On January 24, 2013, the European Commission launched an infringement procedure against the telecom tax imposed on calls via mobile phone and messages by sending a letter of formal notice to Hungary.

In January 2013, the MNE provided an estimate of the expected budgetary effects of the previously announced deficit reduction measures in light of the information available as of January 2013. The following table sets forth the expected effects of the measures.

	Year ended December 31,
	2012	2013
	(in HUF billion)
Employment, Social transfers and Labour Market	185.0	220.0
Pension System Reform	32.9	48.9
Public Transport	26.0	36.0
Higher Education	12.0	38.0
Reform of drug subsidies	86.5	93.0
State and Municipal Funding(1)	109.9	325.1
Contributions to the Fund established to reduce public debt(2)	116.0	221.0
Additional revenue side measures of Széll Kálmán Plan 2.0	22.8	398.5
Total (HUF billion)	591.1	1,380.5

Source: MNE

Notes:—

(1)	Limit on local governments’ borrowing, rationalization of local and central administration, reduction in the size of the black economy, cut in public employment.
(2)	Electronic toll system, delay in some corporate income tax cuts.

On February 7, 2013, the Ministry for National Economy published the preliminary general government deficit (excluding local governments) for the first month of 2013, in accordance with GFS methodology. The deficit reached HUF 2.5 billion.

On February 8, 2013, the Ministry of National Development submitted a bill on an amendment to Act No. CCIV of 2012 on the central budget of Hungary for the year 2013. According to such bill, the Hungarian state would guarantee the payment obligations owed by MVM Magyar Villamos Müvek Zrt. to E.ON SE under a contract for the sale of shares in each of E.ON Földgáz Trade Földgázkereskedö Zrt. and E.ON Földgáz Storage Földgáztároló Zrt., up to a maximum amount of €875 million. The Hungarian state would also guarantee the purchase of certain stocks related to the activities of these companies up to a maximum amount of HUF 90 billion.

Public Debt

The following table sets out certain statistics regarding Hungarian public debt as of the dates and GDP data for the periods indicated:

	As of and for the year ended December 31,(1)
	2008	2009	2010	2011	2012(2)
	(HUF billion, except for percentages)
Internal Public Debt	11,250.6	10,476.2	10,978.2	10,362.2	12,042.4
% of Nominal GDP	42.4%	40.9%	41.3%	37.2%	41.5%
External Public Debt	6,774.8	8,468.5	8,842.8	10,170.4	8,326.6
% of Nominal GDP	25.5%	33.0%	33.2%	36.5%	28.7%
Other Liabilities(3)	78.5	20.1	220.0	422.9	351.1
Total Public Debt	18,103.9	18,964.9	20,041.0	20,955.5	20,720.1
% of Nominal GDP	68.2%	74.0%	75.3%	75.1%	71.3%
Nominal GDP	26,543	25,626	26,607	27,886	29,041

Source: GDMA

Notes:—

(1)	This table shows the public debt of Hungary from the perspective of the economic obligations of the central government. Financial derivatives and mark-to-market deposits from 2005 are included. In this table, external debt refers to government obligations denominated in foreign currency, while internal debt refers to obligations denominated in local currency.
(2)	Preliminary data as of and for the year ended December 31, 2012; GDP for the year ended December 31, 2012 is estimated.

The central government debt according to GFS methodology totaled HUF 20,720.1 billion at the end of December 2012, showing a decrease of 1.1% in nominal terms compared to HUF 20,955.5 billion at the end of 2011. The government gross debt to GDP ratio according to GFS methodology at the end of December 2012 was 71.3%, as compared to 75.1% as of the end of 2011.

GDMA is responsible for managing the debt of the central government and social securities funds, but GDMA is not responsible for managing the debt of local governments. According to data compiled by NBH the total debt of central government, social securities funds and local governments amounted to HUF 24,890.7 billion, of which debt of local governments amounted to HUF 1,338.2 billion (equaling 5.4% of the total debt) as of September 30, 2012.

GDMA had set up benchmarks to maintain the optimal cost-risk characteristics of public debt. The 90-day moving average values of those benchmarks are targeted as follows:

(i)	The share of foreign currency denominated debt within the total debt should not exceed 45%.

(ii)	The share of fixed-rate HUF-denominated debt should be between 61% and 83% of the total HUF-denominated debt and the share of floating-rate HUF-denominated debt should be between 17% and 39% of the total HUF-denominated debt, each calculated using three-month average values.

(iii)	The share of fixed-rate foreign currency denominated debt should be between 63% and 68% of the total foreign currency denominated debt and the share of fixed-rate foreign currency denominated debt should be between 32% and 37% of the total foreign currency denominated debt, each calculated using three-month average values.

(iv)	The duration of the HUF-denominated debt should be between 2 and 3 years, calculated using three-month average values.

According to the borrowing plan for 2013, GDMA plans to issue HUF denominated securities in the amount of HUF 4,394 billion in addition to issuing foreign currency denominated securities in the amount of HUF 1,502 billion. As a result, GDMA plans to issue securities in the amount of HUF 5,896 billion, and the share of foreign currency denominated issuance will be 25%. Gross redemptions will amount to HUF 5,117 billion, of which HUF 3,662 billion is denominated in HUF, and HUF 1,455 billion is denominated in foreign currency. The net borrowing requirement amounts to HUF 619 billion. The following table sets out the planned composition by tenor of the planned Hungarian government bond issuances for the year 2013:

Share
(per cent.)
3-year	40.8%
5-year (floating)	3.9%
5-year (fixed)	24.5%
10-year	24.8%
15-year	5.9%

Source: GDMA

GDMA may rely on several liquidity reserves including the balance of the Single Treasury Account, the foreign exchange denominated deposits at the central bank (amounting to approximately EUR 1.5 billion), stand-by facilities and the remaining balance of the Pension Reform and Debt Reduction Fund.

The following table sets out the amount offered and bid during the auctions held in 2012 by the GDMA, the amount of bids accepted on the auctions and the amount of bids accepted in case of non-competitive sales:

Auction results in 2012
(HUF billion)
Amount offered	1,154
Amount bid	2,864
Bids accepted	1,348
Non-competitive sales	237
Total amount accepted	1,585

Source: GDMA

For the year 2012, total redemption of external public debt amounted to HUF 1,414.4 billion (equalling approximately € 4.9 billion). Of the HUF 1,414.4 billion, HUF 232.7 billion (equalling approximately € 0.8 billion) was refinanced by issuing external public debt. The remaining amount of HUF 1,181.7 billion (equalling approximately € 4.1 billion) was refinanced by issuing internal public debt. During the year 2012 total amount accepted on auctions exceeded the amount offered significantly. For the year 2012 net government securities issuance in domestic market amounted to HUF 1,704 billion. During the year 2012 turnover on the secondary market amounted to HUF 58.1 trillion (approximately USD 554 billion).

The following table sets out the share of investor types holding forint-denominated Hungarian government securities as of dates indicated:

	As of December 31,					As of November 30, 2012
	2007	2008	2009	2010	2011
Non-residents	30%	22%	20%	23%	35%	39%
Households	8%	9%	7%	7%	7%	9%
Credit institutions and money market funds	26%	32%	34%	32%	32%	30%
Other investment funds and financial institutions	6%	5%	5%	5%	5%	5%
Insurance companies and pension funds	26%	24%	28%	29%	16%	14%
Other	4%	8%	6%	5%	4%	3%

Source: NBH

The following table sets out the amount of HUF-denominated government bonds issued by Hungary during the periods indicated:

	Year ended December 31,
	2007	2008	2009	2010	2011	2012
	(€ billion)
Hungarian government bond issuance	9.1	5.1	3.4	6.0	5.9	5.5

Source: GDMA

The following table sets out the maturity profile of the debt of the central government of Hungary for the years indicated as of December 31, 2012(1):

	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
	(€ billion)
HUF loans	0.0	0.3	0.2	0.1	0.0	0.0	0.1	0.2	0.0	0.4	0.1
HUF bonds	3.8	4.7	5.9	2.8	5.8	0.0	2.0	1.8	0.0	1.8	1.0
T-bills	6.5	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Retail paper	2.4	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
FX loans	0.1	0.6	0.2	0.7	0.6	0.3	0.1	0.1	0.3	0.1	0.0
IMF/EC loans	3.6	2.3	0.0	1.5	0.0	0.0	0.0	0.0	0.0	0.0	0.0
FX bonds	1.4	2.7	1.5	1.8	1.9	1.5	1.0	2.4	2.1	0.0	0.0
Other	1.2	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Source: GDMA

Note:—

(1)	Preliminary data.

The following table sets out the amount of HUF-denominated Hungarian government securities owned by non-residents for the periods indicated and the average term-to-maturity of the HUF-denominated Hungarian government securities owned by non-residents as of the dates indicated:

	As of December 31,
	2007	2008	2009	2010	2011	2012
Non-resident holdings (HUF billion)	3,241.3	2,458.9	2,155.5	2,532.7	3,796.8	5,008.5
Average term-to-maturity (years)	4.3	4.3	4.6	4.7	4.1	3.9

Source: GDMA

Non-resident holdings amounted to HUF 5,008.5 billion as at the end of the year 2012 equaling 45% of marketable HUF-denominated securities.

The following table sets out the five-year CDS spreads of Hungary, the EMBI+ Sovereign spread and the yield of the USD-denominated government bond issued by Hungary maturing on January 29, 2020 as of the dates indicated:

	As of December 31,
	2010	2011	2012
	(basis points)
5-year CDS spread of Hungary	375	609	270
EMBI+ Sovereign spread	248	377	248
USD denominated bond yield	349	587	319

Source: Bloomberg

The following table sets out the benchmark yields of Hungarian government securities as of the dates indicated:

	As of December 31,
	2007	2008	2009	2010	2011	2012
	(per cent.)
3 months	7.45	9.03	6.07	5.70	7.55	5.33
6 months	7.46	8.96	6.08	6.13	7.60	5.28
12 months	7.47	8.95	6.05	6.32	7.95	5.40
3 years	7.52	9.57	7.41	7.75	9.06	5.61
5 years	7.38	9.43	7.59	7.88	9.64	5.89
10 years	7.08	8.28	7.99	7.97	9.75	6.11

Source: GDMA

Rating events

On November 23, 2012, Standard & Poor’s lowered its long-term foreign- and local-currency sovereign credit ratings on Hungary to “BB” from “BB+”. The outlook was revised to “stable”. The foreign and local currency short-term ratings were affirmed at “B”.

On December 20, 2012, Fitch revised the outlook on Hungary’s ratings to “stable” from “negative”. The agency also affirmed Hungary’s long-term foreign and local currency ratings at “BB+” and “BBB-”, respectively.

External Public Debt

In January 2007, Hungary issued a €1.0 billion bond due in 2017. In October 2007, Hungary issued JPY 25 billion Samurai bonds due in 2017. In May 2008, Hungary issued a two-tranche bond totaling CHF 350 million maturing in 2013 and in 2016. In June 2008, Hungary issued a €1.5 billion bond due in 2018. In July 2009, Hungary issued a €1.0 billion bond due in 2014. In January 2010, Hungary issued a USD 2.0 billion bond due in 2020. On March 29, 2011, Hungary issued two tranches of bonds, one tranche maturing in 2021 in the amount of USD 3.0 billion and the other tranche maturing in 2041 in the amount of USD 0.75 billion. Hungary reopened the tranche maturing in 2041 on April 6, 2011 with an increase of USD 0.5 billion. In May 2011, Hungary issued a €1.0 billion bond due in 2019.

Hungary has historically relied on the sovereign debt market as part of its funding strategy. If that market becomes difficult to access, or in case of unfavourable price movements, Hungary may find it difficult to finance itself on favourable terms.

The following table sets out the total foreign-currency debt issuance by Hungary for the years indicated:

	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013(1)
	(€ million)
Foreign-currency debt issuance	2,000	3,190	3,987	2,576	1,155	1,721	1,000	1,512	3,807	0	4,000

Source: GDMA

Note:—

(1)	Planned amount.

External Public Debt Service and Schedule of Payments

Neither Hungary nor the NBH has ever defaulted on the payment of the principal of, or premium or interest on, any debt obligation issued by it.

The following table sets out the schedule of payments on external public debt as of September 30, 2012:

Schedule of Payments on External Public Debt as of September 30, 2012(1)

Date of Maturity	Total	Central Bank and General Government	Central Bank	General Government	Forint Denominated Bonds	Other Monetary Institutions and Other Sectors	Other Monetary Institutions	Other Sectors
	(€ million)
Fourth quarter 2012	3,385	2,184	190	1,994	234	1,200	632	568
2012	3,385	2,184	190	1,994	234	1,200	632	568
First quarter 2013	3,552	2,946	190	2,757	506	606	352	254
Second quarter 2013	2,303	1,287	190	1,097	0	1,017	674	342
Third quarter 2013	2,213	1,187	190	997	0	1,026	879	147
Fourth quarter 2013	3,500	1,666	258	1,408	411	1,834	1,582	252
2013	11,569	7,086	828	6,258	917	4,483	3,487	995
2014	15,123	9,137	376	8,761	2,791	5,986	3,989	1,997
2015	7,717	3,678	56	3,622	2,115	4,039	1,931	2,108
2016	9,438	5,472	0	5,472	1,542	3,966	1,461	2,506
2017	8,295	5,516	0	5,516	3,281	2,779	956	1,822
2018	3,051	1,870	0	1,870	0	1,182	685	496
2019	2,845	2,113	0	2,113	924	732	424	308
2020	4,750	3,923	0	3,923	1,047	827	601	226
2021	4,285	2,864	0	2,864	0	1,421	1,127	294
2022	1,989	1,690	0	1,690	1,202	299	110	189
After	6,276	3,437	0	3,437	572	2,839	1,026	1,814

Total	78,722	48,969	1,451	47,519	14,624	29,753	16,430	13,323

Source: NBH

Note:—

(1)	Excluding: Direct investment, other capital.

Government Obligations to the NBH

The following table sets out the Government’s obligations to the NBH, including those due to net foreign currency losses, as of the dates indicated:

	As of December 31,					As of August 31, 2012
	2007	2008	2009	2010	2011
	(HUF billion)
Short-term	146.7	360.0	279.0	249.5	168.5	142.2
Long-term	0.0	0.0	0.0	0.0	0.0	0.0

Total	146.7	360.0	279.0	249.5	168.5	142.2

Source: NBH

Gross External Debt

The following table sets out the distribution and maturity of gross external debt of Hungary as of September 30, 2012:

Gross External Debt(1)

	September 30, 2012
	Amount of Debt	% Medium and Long- term
	(€ million)	(%)
Obligor
National Bank of Hungary(2)	2,356.0	61.6
Hungary(2)	52,454.2	90.6
Private sector(2),(3)	72,824.3	80.7

Total(2),(3)	127,634.6	84.4

Financial derivative liabilities	4,400.2
Entire economy (including financial derivative liabilities)	132,034.8

Source: NBH

Notes:—

(1)	In this table, external debt refers to obligations owed to non-resident entities.
(2)	External debt as defined in External Debt Statistics: Guide for Compilers and Users (IMF 2003). Financial derivatives are not included.
(3)	Direct investment debt liabilities included.

Selected Annual Balance of Payments (“BOP”) and International Investment Position (“IIP”) Figures and Debt Service Indicators of Hungary (BOP Basis)(1)

	As of December 31,
	2007	2008	2009	2010	2011
	(per cent. unless otherwise indicated)
Debt Indicators(1)
Gross debt Indicators(1)
Gross external debt (excl. FDI other loans)/GDP	88.0	93.9	113.9	111.0	102.7
Of which:
General government and central bank	34.8	37.4	51.5	53.8	54.3
Gross external debt denominated in foreign currencies (excl. FDI other loans)/GDP	58.9	78.5	97.7	93.4	81.7
Of which:
General government and central bank	19.5	26.9	39.6	40.8	38.2
Gross external debt (incl. FDI other loans)/GDP	104.6	116.9	150.1	143.1	132.1
Net debt Indicators(1)
Net external debt (excl. FDI other loans)/GDP	44.5	50.9	56.1	52.9	44.6
Of which:
General government and central bank	17.3	13.5	16.1	17.1	15.2
Net external debt denominated in foreign currencies (excl. FDI other loans)/GDP	28.2	37.8	42.8	38.4	27.3
Of which:
General government and central bank	2.3	3.4	5.1	5.2	(0.1)
Net external debt (incl. FDI other loans)/GDP	50.4	54.5	64.5	59.4	46.4
Debt Service Indicators
Total debt service denominated in foreign currencies (TDS) (excl. FDI other loans(2)/GDP	10.1	14.0	21.3	19.5	22.5
Total debt service denominated in foreign currencies (TDS) (excl. FDI other loans(2)/XGS	12.5	17.3	27.5	22.5	24.7
Gross interest expenditure (excl. FDI other loans) GDP	3.3	4.2	4.0	3.4	3.9
Net interest expenditure (excl. FDI other loans) GDP	1.8	2.7	2.5	2.1	2.5
Memorandum
GDP (Euro million)	99,438.2	105,644.1	91,335.0	96,609.3	99,876.0
Exports of goods and services (XGS) (Euro million)	80,394.6	85,914.9	70,667.4	83,619.6	90,819.8
Net external financing capacity/GDP	(6.6)	(6.4)	1.0	2.8	3.3
International reserves (Euro million)	16,385.5	24,040.1	30,676.4	33,674.5	37,774.5

Source: NBH

Notes:—

(1)	External debt as defined in External Debt Statistics: Guide for Compilers and Users: equity and financial derivative instruments are excluded.
(2)	(TDS) Medium-term credit amortization and gross interest expenditure.

Relations with Multilateral Financial Institutions

Council of Europe Development Bank (“CEB”)

Hungary joined the CEB in 1998. According to the CEB’s social mandate, the focus of the CEB’s projected activity in Hungary is mainly the co-financing of EU-supported investments in 2007-2013 and projects in the field of environmental protection, strengthening social integration and developing human capital. Since Hungary’s accession the CEB has provided €1.94 billion (57.25% of which was allocated to the public sector). In 2012 the CEB disbursed an amount of €160.42 million of which €115.42 million were allocated to the public sector.

European Investment Bank (“EIB”)

Since 1990, the EIB has been financing different government and non-government projects in Hungary. In the past five years, the EIB financed projects by granting loans totaling more than €8 billion.

The EIB finances primarily infrastructure, environmental protection, healthcare and education projects. In 2011, four new loan facility agreements were signed for an aggregate principal amount of up to €735 million. In 2012, five new loan facility agreements were signed for an aggregate principal amount of up to €1.1 billion.

The IMF and the EU

An IMF mission visited Budapest from July 17-25, 2012, in order to start discussions on an IMF/EU-supported programme following a request by the Hungarian authorities. There were no further talks between Hungary and the IMF through the date of this Prospectus Supplement.

The following table sets out the draw-down (positive) and the redemption (negative) profile of the IMF/EU financial assistance programme for the years indicated:

	2008	2009	2010	2011	2012	2013	2014	2015	2016
	(€ million)
Draw-down (positive) / Redemption (negative)	6.911	5,891	0	(2,000)	(3,338)	(3,651)	(2,312)	0	(1,500)

Source: NBH

USE OF PROCEEDS

Hungary will use the net proceeds from the sale of the Notes for general funding purposes. Hungary estimates the net proceeds will be approximately $            , after deducting its estimated expenses of $            .

DESCRIPTION OF THE NOTES

This Prospectus Supplement describes the terms of the Notes in greater detail than the accompanying Prospectus and may provide information that differs from the accompanying Prospectus. If the information in this Prospectus Supplement differs from the accompanying Prospectus, you should rely on the information in this Prospectus Supplement.

General

The Notes are to be issued pursuant to a Fiscal Agency Agreement (the “Fiscal Agency Agreement”) dated as of January 29, 2010 among Hungary, Citibank, N.A., as fiscal agent (the “Fiscal Agent”), and as paying agent (the “Paying Agent” and, together with the Fiscal Agent, the “Agents”). The following statements and the statements under “Description of the Debt Securities” in the accompanying Prospectus briefly summarize some of the terms of the Notes and the Fiscal Agency Agreement. Such statements are qualified in their entirety by reference to the Fiscal Agency Agreement and to the form of Global Note, described below, to be filed by Hungary with the Commission.

The Notes, issued in an aggregate principal amount of US$            , bear interest at the rate of     % per annum and mature on                     . Interest on the Notes is payable semi-annually on                      and                      of each year, commencing                     , 2013, to the persons in whose names the Notes are registered at the close of business on the fifteenth day (whether or not a business day) preceding such payment date. If a payment date falls on a day which is not a business day, payment will be made on the next succeeding business day. Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

The Notes constitute direct, unconditional, general and unsecured obligations of Hungary and will rank at least equally in right of payment with all present and future unsecured and unsubordinated general obligations of Hungary on or after the date the debt securities are issued, except for such obligations as may be preferred by mandatory provisions of applicable law. The full faith and credit of Hungary has been pledged for the due and punctual payment of all principal and interest on the Notes. Hungary will give no preference to one obligation over another on the basis of priority of issue date or currency of payment.

The Notes are collective action securities and contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Hungary’s outstanding securities governed by New York law. These provisions are described in the section “Description of the Debt Securities” in the accompanying Prospectus. Under these provisions Hungary may amend payment and other key provisions of the Notes, including the principal amount and interest rate, with the approval of less than all the holders of the Notes.

The Notes are not redeemable prior to maturity and are not entitled to the benefit of any sinking fund. At maturity, the Notes will be redeemed at par. Nevertheless, Hungary may at any time repurchase the Notes at any price in the open market or otherwise. Hungary may hold or resell the Notes it purchases or may surrender them to the Fiscal Agent for cancellation.

Further Issues

Hungary may, without the consent of the holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes even if further such additional Notes have original issue discount for U.S. federal income tax purposes and even if doing so may adversely affect the value of the original Notes. Any additional Notes, together with the Notes, will constitute a single series of notes under the Fiscal Agency Agreement.

Other Terms

For other terms of the Notes, including the negative pledge covenant and events of default, see “Description of the Debt Securities” in the accompanying Prospectus.

Fiscal Agent

The Fiscal Agency Agreement will govern the duties of the Agents. Hungary may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the Agents.

The Fiscal Agent is an agent of Hungary, not a trustee for the holders of the Notes, and does not have the responsibility or duty to act for the holders as would a trustee.

Form, Denomination and Registration

The statements set forth in this Prospectus Supplement in this subsection and in the subsections entitled “—Payment” and “—Global Clearance and Settlement” include summaries of certain rules and procedures of The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”) that affect transfers of interests in the Notes.

The Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) which will be deposited with, or on behalf of, DTC (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee. Beneficial interests in the Global Notes, which will be in minimum denominations of US$2,000 and integral multiples thereof, will be represented in, and transfer of such beneficial interests will be effected through, book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository (“participants”). Investors may elect to hold interests in the Global Notes through the Depository or its participants, including Euroclear or Clearstream, if they are participants of such systems, or indirectly through organizations which are participants in such systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries (“U.S. Depositaries”), which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depository. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee. Except under circumstances described below, the Notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Notes.

So long as the Depository or its nominee is the registered owner of the Global Notes, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the Fiscal Agency Agreement. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have Notes represented by the Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Agency Agreement.

The Depository advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depository. Access to the Depository’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

According to the Depository, the foregoing information with respect to the Depository has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by Euroclear.

Euroclear also advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream.

Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC or each of Euroclear and Clearstream notifies Hungary that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Exchange Act, and in each case a successor clearing system is not appointed by Hungary within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, Hungary will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation.

Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Payments

Principal and interest payments on Notes registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Notes. The principal of and interest on the Notes will be payable in U.S. dollars or in such other coin or currency of the Unites States of America as of the time of payment is legal tender for the payment therein of public and private debts. None of Hungary, the Fiscal Agent, the Paying Agent or any paying agent or registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Hungary expects that the Depository for the Notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depository or its nominee. Hungary also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Global Clearance and Settlement

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository’s Same-Day Funds Settlement System. Secondary market trading between Euroclear Participants and/or Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Euroclear or Clearstream Participants, on the other, will be effected in the Depository in accordance with the Depository rules on behalf of the relevant European international clearing system in the U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Notes received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits or any transactions in such Notes settled during such proceeding will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Euroclear or Clearstream as a result of sales of Notes by or through a Euroclear Participant or a Clearstream Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in the Depository.

Although the Depository, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depository, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Replacement of the Notes

Should any definitive Note be mutilated, lost, stolen or destroyed, it may be replaced on such terms as to evidence and indemnity as Hungary may require. Mutilated Notes must be surrendered before replacement therefor will be issued. Application for replacement may be made only by the registered holder of the Notes and shall be made at the specified office of the Fiscal Agent set out at the end of this document.

Notices

All notices regarding the Notes will be published in a daily newspaper of general circulation in London for so long as the Notes are listed on the London Stock Exchange and the rules of the London Stock Exchange so require. If at any time publication in any such newspaper is not practicable, notices will be valid if published in such English language newspaper with general circulation in the respective market regions as we shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

TAXATION

The following describes certain anticipated tax consequences resulting from the ownership of the Notes. This summary does not cover all the possible tax consequences relating to the ownership of the Notes and is not intended as tax advice to any person. This description is based on laws, regulations and interpretations as now in effect and available as of the date of this Prospectus Supplement. The laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of issuance of the Notes.

Hungarian Taxation

The following is a general discussion of certain Hungarian tax consequences of the acquisition, ownership and disposition of the Notes by the holders. It does not purport to be a comprehensive description of all tax considerations, and, in particular, does not consider any specific facts or circumstances that may apply to a particular holder. This summary is based on the laws of Hungary currently in force and as applied on the date of this Prospectus Supplement which are subject to change, possibly with retroactive effect.

Prospective holders are advised to consult their own tax advisers as to the tax consequences of the acquisition, ownership and disposition of the Notes, including the effect of any state or local taxes, under the tax laws of Hungary and each country of which they are residents.

Non-Hungarian Tax Residents

Holders other than individuals. Non-Hungarian tax resident holders other than individuals are not subject to tax in Hungary with respect to any income resulting from the acquisition, ownership and disposition of the Notes.

Individual holders. Individual non-Hungarian tax resident holders are subject to tax in Hungary only with respect to their Hungarian source income. Interest paid by Hungary with respect to the Notes is regarded as Hungarian source income and is subject to 16% withholding tax as interest paid in respect of a debt security offered to the public. Recipients who are tax residents of member states of the European Union are exempt from withholding tax, disbursers of the interest (proceed), however, are required to provide information to the authorities on the beneficial owner and the interest paid. Also, any applicable tax treaty may exempt a recipient from the withholding tax or may reduce the applicable withholding tax rate. Individuals exempt from withholding tax or claiming the application of a reduced withholding tax rate shall be required to furnish the disburser with the prescribed tax residency certificate and a certificate of beneficial ownership. If more tax is withheld than prescribed by the law, the recipient may apply for a refund at the Hungarian tax authority. The tax authority shall also require a certificate of tax residence and beneficial ownership. If the interest is paid by a payer not qualifying as a disburser, recipients who are not tax exempt have to file a tax return and pay the tax by May 20th of the year following the year of the receipt of the interest.

Transfer Tax

Other than receipt by way of contract on inheritance, the sale or other disposition of the Notes, as well as the purchase or receipt of the Notes, are not subject to transfer taxes or stamp duties in Hungary. The receipt of the Notes may only subject holders to Hungarian transfer tax when the Notes are transferred gratuitously (by way of gift or otherwise for no consideration) and are delivered within Hungary. Effective from January 1, 2009, inheritance of debt securities issued by Hungary is exempt from inheritance tax.

Hungarian Tax Residents

Non-individual Hungarian tax residents are corporate and non-corporate organizations incorporated (established) under Hungarian laws or those having their place of management in Hungary. Individual Hungarian tax residents are persons: (i) who are citizens of Hungary, (ii) whose stay in Hungary exceeds 183 days within a calendar year, (iii) who have a home permanently available solely in Hungary, or (iv) whose centre of vital interests is in Hungary, if they do not have a permanent home in Hungary or have such place both in Hungary and in other jurisdictions.

Interest and capital gains earned with respect to the Notes are subject to Hungarian corporate and personal income tax in general.

United States Federal Income Tax Considerations

United States Treasury Circular 230 Notice

Any U.S. federal taxation discussion in this Prospectus Supplement was not intended or written to be used, and cannot be used, by any taxpayer for purposes of avoiding U.S. federal tax penalties that may be imposed on the taxpayer. Any such tax discussion was written to support the promotion or marketing of the Notes to be issued or sold pursuant to this Prospectus Supplement. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Generally

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and retirement of Notes by a U.S. Holder (as defined below). This summary only applies to Notes held as capital assets and does not address, except as set forth below, aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	investors liable for the alternative minimum tax;

•	individual retirement accounts and other tax-deferred accounts;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies;

•

or to holders that will hold a Note as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or that have a functional currency other than the USD.

Moreover, this summary does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the acquisition, ownership or retirement of Notes and does not address the U.S. federal income tax treatment of holders that do not acquire Notes as part of the initial distribution at their initial issue. Each prospective purchaser should consult its tax advisor with respect to the U.S. federal, state, and local, as well as non-U.S., tax consequences of acquiring, holding and disposing of Notes.

This summary is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, as well as on the income tax treaty between the United States and Hungary (the “Treaty”), each as available and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations which could affect the tax consequences described herein.

For purposes of this description, a U.S. holder of Notes (a “U.S. Holder”) is a beneficial owner of Notes who for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or partnership organized in or under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) that validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Notes, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership.

The summary of U.S. federal income tax consequences set out below is for general information only. All prospective investors should consult their own tax advisers as to the particular tax consequences to them of owning the Notes, including their eligibility for the benefits of the Treaty, the applicability and effect of state, local, foreign and other tax laws and possible changes in tax law.

Interest

If you are a U.S. Holder, interest paid to you on a Note, including any additional amounts, will be includible in your gross income as ordinary interest income in accordance with your usual method of tax accounting. In addition, interest on the Notes will be treated as foreign source income for your U.S. federal income tax purposes.

Effect of Hungarian Withholding Taxes

As discussed in “Hungarian Taxation,” under current law, payments of interest on the Notes to foreign investors are subject to Hungarian withholding taxes. For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of Hungarian taxes withheld by Hungary with respect to a Note, and as then having paid over the withheld taxes to the Hungarian taxing authorities. As a result of this rule, the amount of interest income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of interest may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from Hungary with respect to the payment.

A U.S. Holder will generally be entitled, subject to certain limitations, to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for Hungarian income taxes withheld by Hungary. U.S. Holders that are eligible for benefits under the Treaty will not be entitled to a foreign tax credit for the amount of any Hungarian taxes withheld in excess of the zero withholding rate provided for under the Treaty, or with respect to which the holder is entitled to obtain a refund from the Hungarian taxing authorities. For purposes of the foreign tax credit limitation, foreign source income is classified in one of two “baskets”, and the credit for foreign taxes on income in any basket is limited to U.S. federal income tax allocable to that income. Interest generally will constitute foreign source income in the “passive income” basket. Prospective investors should consult their tax advisers concerning the foreign tax credit implications of the payment of these Hungarian taxes.

Sale, Exchange, or Retirement of Notes

If you are a U.S. Holder, upon the sale, exchange or retirement of a Note you will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement, other than accrued but unpaid interest which will be taxable as such, and your adjusted tax basis in the Note. Your adjusted tax basis in a Note generally will equal the cost of the Note to you. Any such gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to the gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if your holding period for the Notes exceeds one year. Any gain or loss realized on the sale, exchange or retirement of a Note generally will be treated as U.S. source gain or loss, as the case may be. The deductibility of capital losses is subject to limitations.

Information with Respect to Foreign Financial Assets

Individuals who own “specified foreign financial assets” with an aggregate value in excess of US$50,000 at the end of the taxable year or US$75,000 at any time during the taxable year generally will be required to file information reports with respect to such assets with their U.S. federal income tax returns. The thresholds are higher for individuals living outside of the United States and married couples filing jointly. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by certain financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties (this would likely include the Notes) and (iii) interests in non-U.S. entities.

Fungible Issue

Hungary may, without the consent of the holders of outstanding Notes, issue additional Notes with identical terms. These additional Notes, even if they are treated for non-tax purposes as part of the same series as the original Notes, in some cases may be treated as a separate series for U.S. federal income tax purposes. In such a case, the additional Notes may be considered to have been issued with original issue discount (“OID”) even if the original Notes had no OID. These differences may affect the market value of the original Notes if the additional Notes are not otherwise distinguishable from the original Notes.

U.S. Backup Withholding Tax and Information Reporting

We will report payments of principal and interest on, and the proceeds of sale or other disposition of, Notes held by U.S. Holder by a U.S. paying agent or other intermediaries with certain connections to the United States to the U.S. Internal Revenue Service (the “IRS”) as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide a valid taxpayer identification number or, if required, certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain U.S. Holders (including, among others, corporations that, if required, certify exempt status) are not subject to backup withholding. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of a Note generally will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability as long as the holder provides the required information to the IRS in a timely manner.

United Kingdom Taxation

The comments below are of a general nature based on current United Kingdom law as applied in England and Wales and HM Revenue & Customs practice (which may not be binding on HM Revenue & Customs) and are not intended to be exhaustive. They assume that Hungary does not act through a permanent establishment in the United Kingdom in relation to the Notes. Any holders of Notes who are in doubt as to their own tax position should consult their professional advisers.

Interest on the Notes

On the basis that interest on the Notes is not expected to have a United Kingdom source, there will be no United Kingdom withholding tax.

Persons in the United Kingdom (i) paying interest to or receiving interest on behalf of another person who is an individual, or (ii) paying amounts due on redemption of any Notes which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 to or receiving such amounts on behalf of another person who is an individual, may be required to provide certain information to HM Revenue & Customs regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries. However, in relation to amounts payable on the redemption of such Notes HM Revenue & Customs published practice indicates that HM Revenue & Customs will not exercise its power to obtain information where such amounts are paid or received on or before April 5, 2013.

EU Directive on the Taxation of Savings Income

The EU has adopted a Directive regarding the taxation of savings income. The Directive requires member states to provide to the tax authorities of other member states details of payments of interest and other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual or certain other persons or certain limited types of entities in such other member state, except that Austria, Belgium and Luxembourg may instead impose a withholding system for a transitional period (subject to a procedure whereby, on meeting certain conditions, the beneficial owner of the interest or other income may request that no tax be withheld) unless during such period they elect otherwise. Belgium has changed to the provision of information system (rather than a withholding system) from January 1, 2010.

A number of non-EU countries, and certain dependent or associated territories of certain member states, have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident or, certain limited types of entity established in a member state. In addition, the member states have entered into provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a member state to, or collected by such a person for, an individual resident or certain limited types of entity established in one of those territories.

On 13 November 2008 the European Commission published a proposal for amendments to the Directive, which included a number of suggested changes which, if implemented, would broaden the scope of the requirements described above. The European Parliament approved an amended version of this proposal on 24 April 2009. Investors who are in any doubt as to their position should consult their professional advisers.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives BNP Paribas, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., and Goldman Sachs International have severally agreed to purchase from Hungary the following respective principal amounts of Notes listed opposite their name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus Supplement:

Underwriters	Principal Amount of Notes
BNP Paribas	$
Citigroup Global Markets Inc.	$
Deutsche Bank Securities Inc.	$
Goldman Sachs International	$

Total	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Notes offered by this Prospectus Supplement if any of these Notes are purchased. If any underwriter defaults, the underwriting agreement provides that the commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Hungary has been advised by the representatives of the underwriters that the underwriters propose to offer the Notes to the public at the public offering price set forth on the cover of this Prospectus Supplement. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. In certain jurisdictions the underwriters may elect to effect sales of the Notes through their respective affiliates.

Hungary estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $        .

Hungary has agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

In connection with the offering, the underwriters (or affiliates of the underwriters) may purchase and sell the Notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions in accordance with Regulation M under the Exchange Act.

Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing Notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the Notes in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of the Notes made by (or on behalf of) the underwriters in the open market for the purpose of pegging, fixing or maintaining the price of the Notes.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased Notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the Notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters are relying on an exemption obtained from the Commission from Rule 101 of Regulation M under the Exchange Act with respect to the trading activities of the underwriters and certain of their affiliates in connection with the offering.

The underwriters or their affiliates have performed commercial banking, investment banking and advisory services for Hungary from time to time for which they have received customary fees and reimbursement of expenses. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for Hungary in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

Delivery of the Notes to the underwriters will be made against payment therefore on or about the closing date specified on the cover page of this Supplemental Prospectus, which will be the fifth business day following the date of pricing of the Notes (this settlement cycle is referred to as “T+5”) but may be longer. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the settlement is longer than T+5, purchasers who wish to trade the Notes on the date of pricing or the succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Notice to Investors

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

The Notes described in this Prospectus Supplement have not been and will not be offered or sold to the public in the Republic of France, and no offering or marketing materials relating to the notes described in this Prospectus Supplement must be made available or distributed in any way that would constitute, directly or indirectly, an offer to the public in the Republic of France.

The Notes described in this Prospectus Supplement may only be offered or sold in the Republic of France pursuant to article L.411-2-II of the French Code monétaire et financier to (i) providers of third party portfolio management investment services (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers), (ii) qualified investors (investisseurs qualifiés) acting for their own account and/or (iii) a limited group of investors (cercle restreint d’investisseurs) acting for their own account, all as defined in and in accordance with articles L.411-1, L.411-2 and D.411-1 and D.411-4 of the French Code monétaire et financier.

Prospective investors are informed that:

(1)	this Prospectus Supplement has not been submitted for clearance to the French financial market authority (Autorité des marchés financiers);

(2)	individuals or entities referred to in article L. 411-2-II-2 of the French Code monétaire et financier may participate in the offering for their own account, as provided under articles D.411-1, D.411-2, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; and

(3)	the direct and indirect distribution or sale to the public of the notes described in this Prospectus Supplement acquired by them may only be made in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hungary

This Prospectus Supplement and the accompanying Prospectus has not been and will not be submitted to the Hungarian Financial Supervisory Authority and the Notes will not be offered in Hungary in a public offer or a private placement as defined in the Act No. CXX of 2001 on the Capital Markets. Each underwriter confirms its awareness of the above and represents that it has not offered or sold and undertakes that it will not offer or sell the Notes in Hungary in a public offer or a private placement and will not offer the Notes for sale to the general public in Hungary.

Notice to Prospective Investors in Hong Kong

No advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Italy

The offering of the Notes has not been registered with the Italian Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation. Each underwriter has represented and agreed that any offer, sale or delivery of the Notes or distribution of copies of this Prospectus Supplement and the accompanying Prospectus or any other document relating to the Notes in Italy will be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

Any such offer, sale or delivery of the Notes or distribution of copies of this Prospectus Supplement and the accompanying Prospectus or any other document relating to the Notes in Italy must be:

(i)	made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998, CONSOB Regulation No. 16190 of 29 October 2007 and Legislative Decree No. 385 of 1 September 1993 (in each case as amended from time to time); and

(ii)	in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or any other Italian authority.

Notice to Prospective Investors in Japan

The notes offered in this Prospectus Supplement have not been registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This Prospectus Supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus Supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law; or

•	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in the Republic of China

The Notes offered in this Prospectus Supplement have not been and will not be registered with the Financial Supervisory Commission, and will not be offered, sold or delivered at any time, directly or indirectly, in the Republic of China or to, or for the account or benefit of, any resident of the Republic of China. No person or entity in the Republic of China has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes.

Notice to Prospective Investors in Korea

The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. The Notes have not been offered, sold or delivered and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and the regulations thereunder), or to any other person for reoffering, resale or re-delivery, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations.

Notice to Prospective Investors in Australia

No offering circular, prospectus or other disclosure document (as defined in the Corporations Act 2001 of Australia (Cth) (the “Corporations Act”)) in relation to the Notes has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or with ASX Limited.

Each underwriter has represented, warranted and agreed (and each further underwriter appointed with respect to the Notes will be required to represent, warrant and agree) that it:

(a) has not (directly or indirectly) offered, and will not offer for issue or sale and has not invited, and will not invite applications for issue, or offers to purchase Notes in, to or from Australia, including an offer or invitation which is received by a person in Australia; and

(b) has not distributed or published, and will not distribute or publish, any offering memorandum, advertisement or other offering material relating to the Notes in Australia,

unless,

(i) the aggregate consideration payable by each offeree or invitee for the Notes is a minimum amount of A$500,000 (or the equivalent in another currency) disregarding amounts, if any, lent by the offeror or inviter or its associates (within the meaning of those expressions in Part 6D.2 of the Corporations Act), or the offer or invitation is otherwise an offer or invitation such that by virtue of section 708 of the Corporations Act no disclosure is required to be made to investors in accordance with Part 6D.2 of the Corporations Act and is not made to a retail client (as defined in section 761G and section 761GA of the Corporations Act); and

(ii) the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives and does not require any document to be lodged with ASIC under Division 5 of Part 6D.2 or under Part 7 of the Corporations Act.

Notice to Prospective Investors in Brazil

The Notes have not been, and will not be, registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários). Any public offering or distribution of the notes in Brazil, as defined under Brazilian laws and regulations, requires prior registration under Law No. 6,385, of December 7, 1976, as amended, and Instruction No. 400, issued by the CVM on December 29, 2003, as amended. Documents relating to an offering of the Notes by this Prospectus Supplement, as well as information contained therein, may not be distributed to the public in Brazil, nor be used in connection with any offer for subscription or sale of the Notes to the public in Brazil. The Notes may not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Notice to Prospective Investors in the United Arab Emirates (excluding the Dubai International Financial Centre)

Each underwriter has represented and agreed, and each further underwriter appointed under the Notes will be required to represent and agree, that the Notes to be issued have not been and will not be offered, sold or publicly promoted or advertised by it in the United Arab Emirates other than in compliance with any laws applicable in the United Arab Emirates governing the issue, offering and sale of securities.

Notice to Prospective Investors in the Dubai International Financial Centre

Each underwriter has represented and agreed, and each further underwriter appointed under the Notes will be required to represent and agree, that it has not offered and will not offer the Notes to be issued to any person in the Dubai International Financial Centre unless such offer is:

(a) an “Exempt Offer” in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”); and

(b) made only to persons who meet the Professional Client criteria set out in Rule 2.3.2 of the DFSA Conduct of Business Module.

Notice to Prospective Investors in Qatar (excluding the Qatar Financial Centre)

Each of the underwriters has represented and agreed, and each further underwriter appointed under the Notes will be required to represent and agree, that it has not offered, delivered or sold, and will not offer, deliver or sell at any time, directly or indirectly, any Notes in the State of Qatar, except (a) in compliance with all applicable laws and regulations of the State of Qatar and (b) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the State of Qatar.

Notice to Prospective Investors in Lebanon

The securities described in this Prospectus Supplement have not been, and are not being, publicly offered, sold, promoted or advertised in Lebanon other than in compliance with the laws and regulations of Lebanon governing the issue, offering and sale of securities, and such securities may only be promoted in Lebanon by duly licensed and authorized Lebanese banks or financial institutions or brokerage institutions.

Furthermore, this Prospectus Supplement does not constitute a public offer of securities in Lebanon and is not intended to be a public offer.

The underwriters shall not be held liable for any breach of compliance with Lebanese laws and regulations.

The investor’s only reference with respect to the offering of the securities shall be the underwriters.

LEGAL MATTERS

Certain legal matters with respect to the Notes will be passed upon on behalf of Hungary by Dr. Zsolt Szita Law Office, Hungarian counsel of the Government Debt Management Agency Pte Ltd., and by Linklaters LLP, United States counsel for Hungary. Certain legal matters will be passed upon for the underwriters by Clifford Chance US LLP, United States counsel for the underwriters and by Lakatos, Köves and Partners, Hungarian counsel for the underwriters.

All statements in this Prospectus Supplement and the accompanying Prospectus with respect to matters of the law of Hungary have been passed upon by Dr. Zsolt Szita Law Office, Hungarian counsel of the Government Debt Management Agency Pte Ltd. In rendering their opinions, Linklaters LLP will rely as to all matters of the law of Hungary upon the opinion of Dr. Zsolt Szita Law Office, and Clifford Chance US LLP will rely as to all matters of the law of Hungary upon the opinions of Dr. Zsolt Szita Law Office and Lakatos, Köves and Partners.

GENERAL INFORMATION

Listing and Clearance

Application will be made to list and trade the Notes on the London Stock Exchange.

The Notes have been accepted for clearance and settlement through DTC, Euroclear and Clearstream (CUSIP number             , ISIN number             , Common Code             ). The address of DTC is 55 Water Street, New York, NY 10041-0099, United States of America. The address of Euroclear is 1 Boulevard du Roi Albert II, B—1210 Brussels. The address of Clearstream is 42 Avenue JF Kennedy L-1855 Luxembourg.

Authorization

The issue and sale of the Notes have been authorized by the Minister for National Economy of Hungary on January 30, 2013 pursuant to the authority conferred upon him by (i) Hungary Act No. CCIV of 2012 on the central budget of Hungary for the year 2013, (ii) Hungary Act No. CXCIV of 2011 on Economic Stability of Hungary and (iii) Hungary Act No. CXCV of 2011 on Public Finances.

Information included in this Prospectus Supplement that is identified as being derived from a publication of, or supplied by, Hungary or the Hungarian government or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the Hungarian government.

Paying Agent

Citibank, N.A. has been appointed by Hungary as the Paying Agent with respect to the Notes. The Notes will be issued under the Fiscal Agency Agreement, dated January 29, 2010, among Hungary, Citibank, N.A., as the Fiscal Agent, and Citibank, N.A., as the Paying Agent.

Documents

Copies of this Prospectus Supplement, the accompanying Prospectus and the Fiscal Agency Agreement, so long as any of the Notes are outstanding, will be made available during normal business hours at the specified office of the Fiscal Agent set out at the end of this document.

Where You Can Find More Information

Hungary has filed its annual report for 2011 on Form 18-K, as amended by Amendment No. 1 thereto, filed on Form 18-K/A, with the SEC electronically. Hungary’s SEC filings are available to the public on the SEC’s website at http://www.sec.gov.

Such annual report on Form 18-K, together with its exhibits and amendments (if any) filed with the SEC before the end of the offering of the Notes, is considered part of and incorporated by reference in this Prospectus Supplement.

PROSPECTUS

Republic of Hungary

Debt Securities

We may offer up to U.S.$5,000,000,000 of our debt securities for sale from time to time based on information contained in this prospectus and various prospectus supplements. The securities will be direct, unconditional, unsecured and general obligations of the Republic of Hungary. The securities will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Republic of Hungary and will be backed by the full faith and credit of the Republic of Hungary.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement, including any information incorporated herein or therein by reference, carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this Prospectus is February 17, 2011

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that the Republic of Hungary (the “Republic”) filed with the Securities and Exchange Commission (the “SEC”) under a “shelf” registration process. Under this shelf process, the Republic may sell, from time to time, any of the debt securities described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of U.S.$5,000,000,000. This prospectus provides you with basic information about the Republic and a general description of the debt securities the Republic may offer. Each time the Republic sells debt securities under this shelf process, it will provide a prospectus supplement that will contain updated information about the Republic, if necessary, and specific information about the terms of that offering. Before you invest, you should read both this prospectus and any prospectus supplement, including any information incorporated herein or therein by reference. References herein to the prospectus are also to the prospectus supplement.

Any information in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement include or may include forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933. All statements other than statements of historical facts included in this prospectus or in a prospectus supplement regarding (among other things) the Republic’s economy, fiscal condition, politics, debt or prospects, may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” “could,” “should,” “would” or similar terminology. Such statements include, but are not limited to, statements in this prospectus which refer to:

•	expected budget for any future fiscal year of the Republic;

•	estimated future budget deficits;

•	future deregulation of prices;

•	future privatizations and revenues from them;

•	future development of the current account deficit;

•	future GDP growth or contraction, as applicable;

•	future development and sustainability of health care and pension systems;

•	the Convergence Programme, future participation of Hungary in ERM II, and the future introduction of the Euro as the official Hungarian currency; and

•	expected future payments on public debt.

By their nature, forward-looking statements involve risk and uncertainty, and other factors described in the context of such forward-looking statements could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although the Republic believes that expectations reflected in its forward-looking statements are reasonable at this time, there can be no assurance that such expectations will prove to have been correct.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Republic files Annual Reports on Form 18-K with the SEC on a voluntary basis. The Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2009 (File Number 033-49294-01) filed with the SEC on November 30, 2010 and Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2008 (File Number 033-49294-01), also filed with the SEC on November 30, 2010, are hereby incorporated by reference into this prospectus and any accompanying prospectus supplement. Each Annual Report on Form 18-K (including all exhibits to the Annual Report) and any amendments to the Form 18-K on Form 18-K/A (including all exhibits) filed with the SEC by the Republic on or subsequent to the date of this prospectus and prior to the termination of any offering of the debt securities will be deemed to be incorporated by reference into this prospectus and into any accompanying prospectus supplement and to be a part of this prospectus and of any prospectus supplement from the date of the filing of the Form 18-K or Form 18-K/A and will supersede and replace any prior Form 18-K. As used in this prospectus, the term “Annual Report” will refer to any Form 18-K incorporated in this prospectus not superseded or replaced by operation of the preceding sentence.

Any statement in this prospectus or contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus or any accompanying prospectus supplement to the extent that a statement contained in the accompanying prospectus supplement or in any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded by a document incorporated by reference into this prospectus, to constitute a part of this prospectus or any accompanying prospectus supplement.

Any person receiving a copy of this prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to documents incorporated by reference into this prospectus (other than exhibits expressly incorporated by reference into those documents). Requests for documents incorporated by reference into this prospectus should be directed to the Consulate General of the Republic of Hungary in New York at 223 East 52nd Street, New York, NY 10022.

DATA DISSEMINATION

The Republic is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For the Republic, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated no later than 12 months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/sddscountrycategorylist/?strcode=HUN. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

WHERE YOU CAN FIND MORE INFORMATION

The Republic files an annual report on Form 18-K with the SEC. The annual report includes financial, statistical and other information concerning the Republic. You can inspect and copy this report at the Office of Investor Education and Advocacy maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s Office of Investor Education and Advocacy. You can also obtain copies of the annual report at prescribed rates from the SEC’s Office of Investor Education and Advocacy. All filings made after November 4, 2002 are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website at www.sec.gov.

ENFORCEMENT OF JUDGMENTS

It may be difficult for investors to obtain or enforce judgments against the Republic. The Republic is a foreign sovereign. Foreign sovereigns are generally immune from lawsuits and from the enforcement of judgments under U.S. law. Foreign sovereigns may waive this immunity and limited exceptions to this rule are spelled out in the U.S. Foreign Sovereign Immunities Act of 1976.

The Republic will be submitting to the jurisdiction of courts present in New York City for lawsuits brought by investors on the debt securities. Thus, the Republic will specifically agree that these courts have the authority to try a case against it for these specific actions.

In addition, the Republic will waive its right to claim immunity for any lawsuits brought by investors in courts present in New York City or in any appropriate court in Hungary. This waiver of immunity will be limited. Such a waiver will constitute only a limited and specific waiver for the purposes of the debt securities and under no circumstances shall it be interpreted as a general waiver by the Republic or a waiver with respect to proceedings unrelated to the debt securities. Further, the Republic will not agree to waive its right to immunity with regard to:

•	actions brought against the Republic under U.S. federal securities laws or any state securities laws;

•	present or future “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed in 1961;

•	“consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963;

•	any other property or assets used solely or mainly for official state purposes in the Republic or elsewhere; and/or

•	military property or military assets or property or assets of the Republic related thereto.

Thus, the Republic may assert immunity to such actions. Investors may have a difficult time making any claims based upon such securities laws or enforcing judgments against the property described above.

In accordance with Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 relating to contractual obligations (“Rome I”) (which is directly applicable to the Republic), in the case of contractual obligations in civil and commercial matters which fall under the scope of Rome I, Hungarian law recognizes that contracting parties may freely agree on a choice of foreign law whether or not it is the law of a Member State of the EU. In the case of contractual obligations which fall beyond the scope of Rome I, under Law-Decree No. 13 of 1979 on International Private Law of the Republic of Hungary, the parties may freely agree on a choice of a non-Hungarian jurisdiction and of foreign law in commercial matters provided that there is a substantial foreign element in their legal relationship. The agreed upon courts have exclusive jurisdiction, unless otherwise provided by the parties.

In accordance with Regulation (EC) No 864/2007 of the European Parliament and of the Council of 11 July 2007 relating to non-contractual obligations (“Rome II”) (which is directly applicable to the Republic), in the case of non-contractual obligations which fall under the scope of Rome II, Hungarian law also recognizes that contracting parties may freely agree on a choice of foreign law to govern non-contractual obligations arising out of or in connection with certain contractual obligations.

The Republic and the United States are not parties to any treaty regarding the enforcement of judgments. Under Hungarian law, a judgment of a court established in a country other than the Republic of Hungary may be enforced in the Hungarian courts, if: (i) the jurisdiction of the foreign court is legitimate under the rules of jurisdiction of Hungarian law; (ii) the decision is final under the foreign law under which it was made; (iii) there is reciprocity between Hungary and the state of the foreign court; and that (a) such judgment does not contravene the basic principles of public policy in the Republic of Hungary; (b) the losing party or its representative had proper or timely notice of the proceedings; (c) the proceedings in which the judgment was made did not seriously breach general principles of Hungarian procedural rules; (d) litigation between the same parties involving the same dispute was not commenced in Hungary prior to the initiation of the foreign litigation; and (e) Hungarian courts have not already determined the matter (res judicata). However, Hungarian courts must recognize and enforce judgments of a foreign court chosen by the parties in a commercial matter (in Hungarian: vagyonjogi határozat) even if there is no reciprocity between Hungary and the state of the foreign court, provided that the choice of forum by the parties is valid under the above-mentioned decree.

Following the Republic’s accession to the EU on May 1, 2004, Council Regulation 2001/44/EC on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters applies to judgments and their enforcement by and of courts in the Member States of the EU.

Hungary is a party to the New York Convention on the Recognition and the Enforcement of Foreign Arbitral Awards, dated June 10, 1958, and therefore the recognition and enforcement of the arbitration awards obtained in a country being a party to such treaty may be possible in Hungary, provided that such forum has been chosen and the provisions therein are not contrary to Hungarian public policy. However, unless otherwise provided in the applicable prospectus supplement for a given issue, the Republic has not agreed to arbitrate claims brought by investors relating to the debt securities.

Due to the above rules on enforcement, even if a U.S. court were to rule in an investor’s favor, such an investor may have in certain cases a difficult time collecting such amount in Hungary, the location of most of the Republic’s assets.

USE OF PROCEEDS

Unless otherwise indicated in the relevant prospectus supplement, the net proceeds from each sale of debt securities will be used for general financing purposes. The Republic may also issue securities in exchange for any of its outstanding securities.

DESCRIPTION OF THE DEBT SECURITIES

This is a brief summary of the terms and conditions of the debt securities and the related fiscal agency agreement. Copies of the debt securities and the fiscal agency agreement forms, which may differ from one series of debt securities to another, will be filed as exhibits to the registration statement that includes this prospectus. You should not assume this summary is complete and should rely primarily on the information found in the exhibits. Each time the Republic sells securities, the Republic will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any subsequent prospectus supplement, you should rely on the updated information in the prospectus supplement.

General

The Republic will issue the debt securities under a fiscal agency agreement between the Republic and a selected fiscal agent.

The Republic may issue the debt securities in one series or more, as it may authorize from time to time. The prospectus supplement for each such series will contain the following information:

•	designation, aggregate principal amount, any limitation on the aggregate principal amount, currency of denomination and payment, and authorized denominations;

•	price of the securities, expressed as a percentage of the principal amount at which the debt securities will be issued;

•	level and method of determining any interest rate(s);

•	any dates of interest rate payments and dates from which interest will accrue;

•	any index, price or formula used to set the amount of any payment of principal, premium or interest;

•	places where the principal, any premium and any interest will be payable;

•	the record dates, if any, for the determination of holders of debt securities to whom any interest or principal is payable;

•	any optional or mandatory redemption terms, or repurchase or sinking fund provisions;

•

whether the debt securities will be in bearer form and include any interest coupons, or in registered form, or both bearer and registered form, as well as restrictions on the exchange of one form for another and on the offer, sale and delivery of debt securities in bearer form; and

•	other specific information as needed.

Any debt securities offered by the Republic that are exchangeable for other debt securities or for shares, bonds or other obligations or securities of the Republic or any other person or body corporate formed or to be formed by the Republic will be described in the prospectus supplement relating to such debt securities.

The prospectus supplement for a given issue of debt securities will also provide information on the principal United States federal income and other tax consequences, if any, applicable to such debt securities.

If applicable, the prospectus supplement may also describe any Republic income tax consequences and special considerations applicable to that particular series of debt securities.

The Republic may issue the debt securities as discounted securities which either bear no interest or bear interest at a rate below market rates at the time of issue. These discounted debt securities may be sold at a substantial discount below the stated principal amount.

Status of the Debt Securities

The debt securities will be direct, unconditional, unsecured and general obligations of the Republic. Except as explained under the heading “Negative Pledge” below, the debt securities will rank at least equally in right of payment with all other unsecured and unsubordinated obligations of the Republic on or after the date the debt securities are issued, except for such obligations as may be preferred by mandatory provisions of applicable law. As of the date of this prospectus, there are no such provisions under Hungarian law providing for the preference of any such obligation. The debt securities will be backed by the full faith and credit of the Republic. The Republic will give no preference to one obligation over another on the basis of priority of issue date or currency of payment.

Payment

Unless otherwise specified in the applicable prospectus supplement, principal at maturity of a debt security will be payable at the office of the fiscal agent upon surrender of the debt security, and interest will be paid by check mailed to the registered holders of the debt securities. A registered holder of a debt security of a series, the aggregate principal amount of which equals or exceeds $1,000,000, may elect in writing to have interest paid to it by wire transfer in same-day funds to a bank account maintained by the holder in the United States. Notwithstanding anything above to the contrary, if the debt securities are to be issued in the form of global securities (as discussed below) payment of the principal of and interest on any such global debt securities will be made in accordance with the regular procedures established by the depository for those global debt securities.

If any date on which principal or interest or additional amounts is due to be paid is not a business day for the fiscal agent, the Republic may pay such principal or interest on the next succeeding business day and no interest shall accrue for such intervening period, provided however that if that next succeeding business day falls in the next calendar month, such payment of principal or interest will be payable on the first preceding business day. For this purpose, business day means a day on which commercial banks and foreign exchange markets are open for business and settle payments both in London and New York.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to the Republic, as provided and in the manner set forth in the debt securities. After the return of these moneys to the Republic, the holders of these debt securities may look only to the Republic for any payment.

Claims for payment of the principal amount of the debt securities shall become void ten years after such principal amount became due and payable. Claims for payment of interest on the debt securities shall become void five years after the relevant interest payment date on which the interest became due and payable.

Negative Pledge

As long as any debt security remains outstanding, the Republic will not allow any Security Interest to be established on any of the Republic’s or the National Bank of Hungary’s (“NBH”) assets or revenues, present or future, in order to secure (i) any Public External Indebtedness of the Republic having an original maturity of at least one year, or (ii) any Public External Indebtedness of the NBH having an original maturity of at least one year and incurred on or prior to December 31, 1998, unless the debt securities are secured equally and ratably to this external indebtedness.

For these purposes:

“External Indebtedness” means any obligation in respect of existing or future Indebtedness denominated or payable, or at the option of the holder thereof payable, in a currency other than the lawful currency of the Republic of Hungary. If at any time the lawful currency of the Republic of Hungary becomes the Euro, then External Indebtedness shall also include Indebtedness expressed in or payable or optionally payable in Euro, if (i) such Indebtedness was issued after the date on which the Euro became the lawful currency of the Republic of Hungary, and (ii) more than 50% of the aggregate principal amount of such Indebtedness was initially placed outside the Republic of Hungary.

“Public External Indebtedness” means External Indebtedness which: (i) is in the form of, or represented by, bonds, notes or other similar securities, and (ii) is, or may be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.

“Indebtedness” means any indebtedness of any Person (whether incurred as principal or surety) for money borrowed.

“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organization, state or agency of a state or other entity, whether or not having separate legal personality.

“Security Interest” means any lien, pledge, hypothecation, mortgage, security interest, charge or other encumbrance or arrangement which has a similar legal and economic effect, and, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction.

Governing Law

The debt securities will be governed by the laws of the State of New York, without regard to the conflicts of law principles of the State of New York (other than Section 5-1401 of the General Obligation Law of the State of New York), except for the Republic’s authorization and execution procedures and any other matters that must be governed by the laws of the Republic. The Republic will submit to the jurisdiction of any state or federal court in New York City for lawsuits brought by investors on the debt securities. Investors may also bring actions against the Republic in the appropriate Hungarian courts. The Republic will appoint the Consulate General of the Republic of Hungary in New York at 223 East 52nd Street, New York, New York, 10022, as its authorized agent to receive any process that may be served in an action brought by an investor.

Fiscal Agent

The fiscal agency agreement will govern the duties of the fiscal agent appointed by the Republic for each series of debt securities. The fiscal agent chosen for each series may not always be the same agent. The Republic may also maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

Please note that the fiscal agent is an agent of the Republic, not a trustee for the holders of the debt securities, and does not have the responsibility or duty to act for the holders as a trustee.

Payment of Additional Amounts

All payments made in respect of a debt security, including payments of principal and interest, to a holder of a debt security that is not a resident of the Republic, will be made by the Republic without withholding or deducting for or on account of present or future taxes, duties, levies or other governmental charges of whatever nature imposed or levied by the Republic or any political subdivision or taxing authority within the Republic (“Taxes”). In the event the Republic is required by law to deduct or withhold any such Taxes from payments, the Republic will pay such additional amounts as may be necessary so that the net amount received is equal to the amount provided for in the debt security to be paid in the absence of such deduction or withholding. A holder will not be paid any additional amounts, however, if the Tax is:

•

a Tax that would not have been imposed but for the holder’s present or former connection (or a connection of the holder’s fiduciary, shareholder or other related party) with the Republic, including being or having been a citizen or resident of the Republic or being or having been engaged in a trade or business or present in the Republic or having, or having had, a permanent establishment in the Republic;

•

imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC on taxation of savings income in the form on interest payments or any other Directive implementing the conclusions of the EU Council of Finance Ministers meeting of November 26 and 27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

•	imposed because the holder presents a debt security for payment more than thirty (30) days after the date on which the payment became due and payable;

•	an estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

•	a tax, assessment or other governmental charge which is payable other than by withholding;

•

a Tax that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the holder’s nationality, residence or identity (or the nationality, residence or identity of the beneficial owner of the debt security), if the holder’s compliance is required by the laws of the Republic or of any political subdivision or taxing authority of the Republic to avoid or reduce such tax;

•	required to be withheld by any paying agent from a payment on the debt security if such payment can be made without such withholding by another paying agent; or

•	imposed as a result of any combination of the items listed above.

Furthermore, no additional amounts will be paid with respect to any debt security to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that the settlor with respect to such fiduciary, partner or beneficial owner, as the case may be, would not have been entitled to payment of such additional amounts if they held the debt security themselves.

Events of Default and Acceleration; Collective Action Securities

The debt securities that the Republic will issue will be collective action securities. Collective action securities contain provisions regarding acceleration and future modification to their terms that may differ from those applicable to the Republic’s outstanding securities that are not designated as collective action securities, as follows:

Event of Default; Event of Acceleration. For each series of debt securities:

•	an “event of default” means any of the following:

•	non-payment—the Republic fails to pay the principal of or interest on any debt security in the series for more than 30 days after payment is due; or

•

breach of other obligations—the Republic does not perform any of its other covenants under any debt security in the series for more than 60 days after the holder of the debt security has given written notice of the breach to the Republic at the fiscal agent’s corporate trust office;

•	an “event of acceleration” means any of the following:

•

failure to take action—any action, condition or any other thing which at any time is required to be taken, fulfilled or done in order: (A) to enable the Republic lawfully to enter into, exercise its rights and perform and comply with its obligations under and in respect of that series of debt securities, (B) to ensure that those obligations are legal, valid, binding and enforceable and (C) subject to their official translation into the Hungarian language, to make the debt securities admissible in evidence in the courts of the Republic of Hungary, is not taken, fulfilled or done within 30 days of receipt by the Republic of written notice thereof; or

•

invalidity—it becomes illegal for the Republic to perform any of its obligations under the debt securities or if these obligations become invalid and not remedied by the Republic within 30 days’ written notice thereof.

If an event of default or an event of acceleration occurs, all of the debt securities in the given series may, by written notice addressed and delivered by the holders of at least 25% of the aggregate principal amount of the outstanding debt securities in that series to the Republic at the office of the fiscal agent, be declared to be immediately due and payable, unless prior to such date the Republic shall have remedied the event of default or event of acceleration for all the debt securities in that series.

If the fiscal agent receives notice in writing from holders of at least 50% in aggregate principal amount of the outstanding debt securities in the given series and/or a resolution is passed at a meeting of the holders of the debt securities in that series, duly convened and held in accordance with the fiscal agency agreement, to the effect that the event(s) of default and/or event(s) of acceleration giving rise to a declaration of acceleration made pursuant to the conditions above is or are cured or is or are waived by them following any such declaration and that such holders request the fiscal agent to rescind the relevant declaration, the fiscal agent shall, by notice in writing to the Republic and the holders, rescind the relevant declaration whereupon it shall be rescinded and shall have no further effect.

For these purposes, “outstanding debt securities” in a given series does not include those debt securities in that series (if any) which are for the time being held by any person (including but not limited to the Republic) for the benefit of the Republic or by any public body owned or controlled, directly or indirectly, by the Republic.

The Republic is not obliged to provide investors with periodic evidence that there are no defaults and/or events of acceleration. Please also note that the fiscal agency agreement does not provide for the holders to be notified of the existence of an event of default or an event of acceleration or for any right to examine the debt securities register.

Meeting of Holders of Debt Securities; Modification. The fiscal agency agreement contains provisions for convening meetings of holders of debt securities in a given series to consider matters relating to the debt securities in that series, including, without limitation, the modification of any provision of the terms of the debt securities in that series. Any such modification may be made if, having been approved in writing by the Republic, it is sanctioned by an Extraordinary Resolution. Such a meeting may be convened by the Republic and shall be convened by the fiscal agent upon the request in writing of holders holding not less than 10% of the aggregate principal amount of the outstanding debt securities in the given series. The quorum at any meeting of holders convened to vote on an Extraordinary Resolution will be two or more persons holding or representing not less than 50% of the aggregate principal amount of the outstanding debt securities in the given series or, at any adjourned meeting of holders, two or more persons being or representing holders, whatever the aggregate principal amount of the outstanding debt securities held or represented; provided, however, that any proposals relating to a Reserved Matter may only be sanctioned by an Extraordinary Resolution passed at a meeting of holders at which two or more persons holding or representing not less than 75% of the aggregate principal amount of the outstanding debt securities in that series or, at any adjourned meeting, 25% of the aggregate principal amount of the outstanding debt securities in the given series form a quorum. Any Extraordinary Resolution duly passed at any such meeting shall be binding on all the holders, whether present or not.

If a resolution is brought in writing, such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more holders.

To participate in a meeting of holders of debt securities, a holder of debt securities must obtain a proxy or voting certificate from the fiscal agent, as described in the fiscal agency agreement.

For these purposes:

“Extraordinary Resolution” means:

•	in relation to any Reserved Matter:

•

a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority consisting of not less than 75% of the aggregate principal amount of all outstanding debt securities in the given series; or

•	a resolution in writing signed by or on behalf of holders of not less than 75% of the aggregate principal amount of all outstanding debt securities in the given series; and

•	in relation to any other matter:

•

a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority consisting of not less than 66.67% of the aggregate principal amount of the outstanding debt securities in the given series which are represented at that meeting; or

•	a resolution in writing signed by or on behalf of holders of not less than 66.67% of the aggregate principal amount of all outstanding debt securities in the given series.

“Reserved Matter” means any proposal to:

•

change any date, or the method of determining the date, fixed for payment of principal or interest in respect of the debt securities in the given series, to reduce the amount of principal or interest payable on any date in respect of the debt securities in that series or to alter the method of calculating the amount of any payment in respect of the debt securities in that series on redemption or maturity or the date for any such payment;

•

effect the exchange or substitution of the debt securities in the given series for, or the conversion of the debt securities in that series into, shares, bonds or other obligations or securities of the Republic or any other person or body corporate formed or to be formed;

•	reduce or cancel the principal amount of the debt securities in the given series;

•	vary the currency or place of payment in which any payment in respect of the debt securities in the given series is to be made;

•	amend the status of debt securities in the given series;

•	amend the obligation of the Republic to pay additional amounts;

•	amend the events of default or the events of acceleration;

•

amend the law governing the debt securities in the given series, the courts to the jurisdiction to which the Republic has submitted in the debt securities in that series, the Republic’s obligation to maintain an agent for service of process in the United States or the Republic’s waiver of immunity, in respect of actions or proceedings brought by any holder of the debt securities in that series;

•

modify the provisions contained in the fiscal agency agreement concerning the quorum required at any meeting of the holders of the debt securities in the given series or any adjournment thereof or concerning the majority required to pass an Extraordinary Resolution or the percentage of votes required for the taking of any action;

•	change the definition of “Extraordinary Resolution” or “outstanding” in the conditions of the debt securities in the given series and/or fiscal agency agreement;

•

instruct any holder or committee appointed on behalf of all holders of the debt securities in the given series to withdraw, settle or compromise any proceeding or claim being asserted pursuant to the relevant condition of the debt securities in that series;

•	confer upon any committee appointed any powers or discretions which the holders of the debt securities in the given series could themselves exercise by Extraordinary Resolution; or

•	amend the definition of Reserved Matter.

For these purposes, “outstanding debt securities” in a given series does not include those debt securities in that series (if any) which are for the time being held by any person (including but not limited to the Republic) for the benefit of the Republic or by any public body owned or controlled, directly or indirectly, by the Republic.

The Republic and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, amend the fiscal agency agreement for the purposes of:

•	curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the fiscal agency agreement; or

•

amending the fiscal agency agreement in any manner as the Republic or the fiscal agent may deem necessary or desirable, which is not inconsistent with the debt securities of that series and, as solely determined by the Republic, does not adversely affect the interests of any holder of debt securities of that series.

Representative Committee. The holders of the debt securities in a series may, by a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority of at least 50% in aggregate principal amount of the debt securities in that series then outstanding, or by notice in writing to the fiscal agent signed by or on behalf of the holders of at least 50% in aggregate principal amount of the debt securities in that series then outstanding, appoint any persons as a committee to represent the interests of the holders if any of the following events shall have occurred:

•	an event of default or an event of acceleration;

•

any event or circumstance which would, with the giving of notice, lapse of time, the issuing of a certificate and/or fulfillment of any other requirement provided for become an event of default or an event of acceleration; or

•

any public announcement by the Republic, to the effect that the Republic is seeking or intends to seek a restructuring of that series of debt securities (whether by amendment, exchange offer or otherwise).

Such committee in its discretion may, among other things, (i) engage legal advisers and financial advisers to assist it in representing the interests of the holders, (ii) adopt such rules as it considers appropriate regarding its proceedings and (iii) enter into discussions with the Republic and/or other creditors of the Republic.

Further Issues of Debt Securities of a Series

The Republic may from time to time, without the consent of holders of the debt securities of any series, create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series even if such additional debt securities have original issue discount for U.S. federal income tax purposes and even if doing so may adversely affect the value of the debt securities of that series. Such additional debt securities, together with the debt securities of that series, will constitute a single series of debt securities under the fiscal agency agreement.

Global Securities

If specified in a prospectus supplement, the Republic will issue the debt securities as one or more fully registered global securities to be deposited with or on behalf of The Depository Trust Company, New York, New York (“DTC”), its nominee and/or one or more depositories named in the prospectus supplement, such as the Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”).

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System, a “clearing corporation” as defined by the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities of its participants and facilitates clearance and settlement of securities transactions through electronic book-entry changes in its participants’ accounts. This eliminates the need to exchange certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC are on file with the SEC and the DTC agrees and represents to its participants that it will administer its book-entry system accordingly.

The issuance of global securities by the Republic means the Republic will not issue certificates to each holder. A global security will be registered in the name of the related depository or its nominee, who will keep computerized records of its participants (such as the holder’s broker) whose clients have purchased the debt securities. The participant will keep a record of its clients who purchased the debt securities. Except as explained below or in an applicable prospectus supplement, a global security may be transferred only in whole and only to the appropriate depository or its nominee.

While the relevant prospectus supplement will describe the specific terms of the depository arrangement for any portion of a series of debt securities represented by a global security, the Republic anticipates that the following provisions will apply to all depository arrangements.

After a global security is issued, the Republic expects that the depository or nominee will credit on its electronic system the principal amounts of the debt securities represented by the global security to the accounts of its “participants,” i.e., institutions that have accounts with the depository or nominee. Only participants or persons that may hold interests through participants may own beneficial interests in a global security. These beneficial interests will be shown on, and transfers of global securities will be made only through the records maintained by the depository and its participants. Please note that laws in certain states require that purchasers must acquire securities in physical form (i.e., certificates). Such limitations may prevent certain investors from owning, transferring or pledging a beneficial interest in a global security.

The Republic will provide the fiscal agent with payment of principal, any premium or interest due on the debt securities on an interest payment date or at maturity on that day. As soon as possible thereafter, the fiscal agent will make such payments to the depository or nominee that is the registered owner of the global security representing the particular debt securities according to arrangements made between the fiscal agent and the depository. The Republic will treat the depository or its nominee as the owner for all purposes. Therefore, neither the Republic nor the fiscal agent will have any direct responsibility or liability for payments made on account of beneficial ownership interests of a global security or for maintaining or reviewing the related records.

After receiving payment of any principal or interest, the depository will credit the accounts of the participants on the payment dates according to their respective holdings of beneficial interests in the global securities as shown in the relevant records. Payments by participants to owners of beneficial interests in the global securities will be governed by the customary practices between the participants and owners of beneficial interests in “street name.” However, payments will be the responsibility of the participants and not of the depository or the Republic.

As long as a depository or nominee is the registered owner of a global security, it will continue to be considered the sole owner and holder of the debt securities represented by the global security. Except for cases outlined in this section or in a prospectus supplement, owners of beneficial interests in a global security:

•	may not have the debt securities represented by the global security registered in their names;

•	will not receive or be entitled to receive debt securities in certificate form through exchange or some other manner; and

•	will not be considered the owners or holders of any debt securities represented by a given global security.

Accordingly, investors owning a beneficial interest in a global security must rely on participants of the depository to exercise any of their rights under the debt securities. Participants must in turn rely upon the procedures of the depository. Under current industry practice, if the owner of a beneficial interest desired to take any action that the depository or its nominee would have the right to take as the holder of the global security, the depository would authorize the participant to take such an action and the participants would then authorize beneficial owners to do the same or would otherwise follow the instructions of the owner of the beneficial interest.

Unless stated otherwise in a prospectus supplement, no global security may be transferred, except in whole and not in part, and only by the related depository to a nominee of such depository or by a nominee of such depository to such depository or any other nominee of such depository

Notwithstanding the foregoing, under the following conditions, debt securities represented by a global security may be exchanged for debt securities in certificate form in denominations specified in the applicable prospectus supplement:

•

if the depository or each of Euroclear and Clearstream, Luxembourg notifies the Republic that it is unwilling or unable to continue as depository or if the depository ceases to be a clearing agency registered under applicable law and a replacement depository is not appointed;

•	the Republic decides not to have all of the debt securities of the series represented by the global security;

•	if there is a continuing actual or potential event of default that would allow the holders of the related debt securities to declare their principal and interest immediately due and payable; or

•	in such other events as may be specified in a prospectus supplement.

Any debt security that is exchangeable under the above conditions may be exchanged for debt securities in certificate form registered in the names specified by the depository. Debt securities that have been exchanged may be presented for registration of transfer or exchange at the office of the fiscal agent in London or Luxembourg. Subject to the above, a global security is not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of the depository or its nominee.

PLAN OF DISTRIBUTION

This summary plan of distribution will be supplemented by a description of the particular offering and its terms and conditions in a prospectus supplement issued for each series of the debt securities. Each such prospectus supplement will include the following information:

•	names and addresses of any underwriters or agents;

•	price of the debt securities;

•	net proceeds received by the Republic from the sale of the debt securities;

•	discounts or other compensation to the underwriters;

•	discounts or concessions made to dealers;

•	security exchanges on which the debt securities may be listed.

The Republic may sell the debt securities:

•	through underwriters or dealers;

•	directly to one or more institutional purchasers; or

•	through agents.

By Underwriters

If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price or at varying prices set at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by the managing underwriters or directly from syndicate members or designated dealers. Unless the applicable prospectus supplement states otherwise, certain conditions must be met before the underwriters will be obliged to purchase the debt securities and, once any debt securities are purchased, the underwriters must then purchase all of the debt securities offered in the prospectus supplement. Any initial public offering price and discounts or concessions made to dealers may be changed from time to time.

Direct Sales

The Republic may sell the debt securities directly to one or more institutional investors. In this case, no underwriters or agents would be involved.

By Agents

The Republic may sell the debt securities through agents. In this case, the prospectus supplement will give the name of the agents involved in the offer and sale of the debt securities and the commission the Republic will pay for the agent’s services. Unless the prospectus supplement indicates otherwise, the agent will use its best efforts to solicit purchases during the time of its appointment.

A prospectus supplement may also indicate that the Republic will authorize agents, dealers or underwriters to solicit offers from specified institutions to purchase the debt securities. These institutions would purchase the debt securities at the public offering price given in the prospectus supplement, plus accrued interest, on the basis of delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. These contracts will be subject only to the conditions given in the prospectus supplement, which would also contain the commission payable for solicitation.

The Republic may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to any payments that the underwriters, dealers or agents may be required to make. Underwriters and agents may also engage in transactions with or perform services for the Republic in the ordinary course of their business.

Each series of the debt securities will be a new issue of the debt securities with no established trading markets. Underwriters, dealers and agents may, but need not, make a market in the debt securities and may discontinue market making at any time without notice. Neither the Republic nor any underwriters, dealers or agents can give any assurance as to the liquidity of the trading market for the debt securities.

VALIDITY OF THE SECURITIES

Certain legal matters with respect to the debt securities to be offered will be passed upon on behalf of the Republic by the special Hungarian counsel for the Republic to be named in a relevant prospectus supplement, and by the special United States counsel for the Republic to be named in a relevant prospectus supplement, and, if sold to or through underwriters, will be passed upon for such underwriters by their United States counsel to be named in the prospectus or prospectus supplements thereto. All statements in this prospectus with respect to matters of the law of Hungary have been passed upon by Dr. Zsolt Szita Law Office, Hungarian counsel to the Government Debt Management Agency Private Company Limited by Shares. In rendering its opinion, United States counsel will rely as to all matters of the law of Hungary upon the opinion of Dr. Zsolt Szita Law Office.

AUTHORIZED AGENT IN THE UNITED STATES

The authorized agent of the Republic in the United States is the Consulate General of the Republic of Hungary in New York at 223 East 52nd Street, New York, NY 10022.

OFFICIAL STATEMENTS AND DOCUMENTS

The information set forth herein and in the documents incorporated by reference relating to the Republic has been reviewed by Dr. György Matolcsy in his official capacity as the Minister of National Economy, being the Minister responsible for Public Finances, and is included herein on his authority.

The information for which the NBH has been cited as the source was provided by the NBH. The information for which the Ministry of National Economy is cited as the source was provided by the Ministry of National Economy of the Republic. The information for which the Government Debt Management Agency Private Company Limited by Shares is cited as the source was provided by the Government Debt Management Agency Private Company Limited by Shares.

You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date on the front of this Prospectus Supplement or the accompanying Prospectus.

ISSUER

HUNGARY

Principal Office of Authorized Agent in the United States

Consulate General of Hungary

223 East 52nd Street

New York, NY 10022

United States of America

FISCAL AGENT, PAYING AGENT, TRANSFER AGENT AND REGISTRAR

Citibank, N.A.

Citigroup Centre, 21st Floor

Canada Square

Canary Wharf

London E14 5LB

LEGAL ADVISERS TO HUNGARY

As to United States Law Linklaters LLP 1345 Avenue of the Americas New York, NY 10105 United States of America	As to Hungarian law Dr. Zsolt Szita Law Office H-1015 Budapest Toldy F. u. 17 Hungary

LEGAL ADVISERS TO THE UNDERWRITERS

As to United States Law Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 United States of America	As to Hungarian law Lakatos, Köves and Partners 1075 Budapest Madách Imre út 14. Hungary

HUNGARY

US$

    % NOTES DUE

PROSPECTUS SUPPLEMENT

BNP PARIBAS	Citigroup	Deutsche Bank Securities	Goldman Sachs International

                    , 2013